Exhibit 4.1

LAYNE CHRISTENSEN COMPANY

AS ISSUER

AND EACH OF THE GUARANTORS PARTY HERETO

8.00% SENIOR SECURED SECOND LIEN CONVERTIBLE NOTES

INDENTURE

DATED AS OF MARCH 2, 2015

U.S. BANK NATIONAL ASSOCIATION

AS TRUSTEE AND COLLATERAL AGENT

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Section 15.15	Legal Holidays	142
Section 15.16	Benefits of Indenture	142
Section 15.17	U.S.A. Patriot Act	142
Section 15.18	Tax Withholding	142

Form of Note	A-1
Form of Transfer Certificate	B-1
Form of Restricted Stock Legend	C-1
Form of Notation of Guarantee	D-1
Form of Supplemental Indenture	E-1
Form of Equipment Utilization Agreement	F-1
Schedule of Existing Indebtedness	Schedule I
Schedule of Existing Investments	Schedule II
Schedule of Existing Liens	Schedule III
Schedule of Immaterial Subsidiaries	Schedule IV

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INDENTURE, dated as of March 2, among Layne Christensen Company, a Delaware corporation (“Company”), the Guarantors (as defined below) party hereto and U.S. Bank National Association, a federal savings bank, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”).

WHEREAS, the Company has duly authorized the creation of an issue of ninety-nine million eight hundred ninety-eight thousand dollars ($99,898,000) aggregate principal amount of the Company’s 8.00% Senior Secured Second Lien Convertible Notes; and

WHEREAS, the Company and each of the Guarantors has duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, each party agrees as follows for the benefit of each of the other parties hereto and for the equal and ratable benefit of the Holders (as defined below) of the Company’s 8.00% Senior Secured Second Lien Convertible Notes:

Article 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming, a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or any beneficial interest therein, the rules and procedures of the Depositary for such Note, in each case to the extent applicable to such transfer or transaction and as in effect from time to time.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Article 5 and not by Section 4.15; and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of the Company’s Subsidiaries (other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Company or one of its Restricted Subsidiaries).

Notwithstanding anything to the contrary in the preceding paragraph, none of the following items will be deemed to be an Asset Sale (other than to the extent such Asset Sale includes Equity Interests of a Guarantor (or any debt security that is convertible into, or exchangeable for, Equity Interest of a Guarantor) not received by the Company or another Guarantor):

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.5 million;

(2) a transfer of assets (including, without limitation, Equity Interests) constituting Collateral between or among the Company and the Guarantors;

(3) a transfer of assets that are not Collateral between or among the Company and its Restricted Subsidiaries;

(4) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(5) any sale or other disposition of damaged, worn-out or obsolete assets or assets otherwise unsuitable or no longer required for use in the ordinary course of the business of the Company and its Restricted Subsidiaries (including the abandonment or other disposition of property that is, in the reasonable judgment of the Company, no longer profitable, economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries, taken as whole);

(6) a Restricted Payment that does not violate Section 4.12, or a Permitted Investment;

(7) the licensing or sublicensing of intellectual property or other general intangibles on customary terms in the ordinary course of business and the abandonment of intellectual property which is no longer used or useful in or material to the businesses of the Company and its Restricted Subsidiaries;

(8) the sale, lease, sublease, license, sublicense, consignment, conveyance or other disposition of products, services, inventory and other assets in the ordinary course of business, including leases with respect to facilities that are temporarily not in use or pending their disposition;

(9) a disposition of leasehold improvements or leased assets in connection with the termination of any operating lease;

(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements or the sale or other disposition of Hedging Obligations or other financial instruments in the ordinary course of business;

(11) any foreclosure or any similar action with respect to the property or other assets of the Company or any Restricted Subsidiary;

(12) the sublease or assignment to third parties of leased facilities in the ordinary course of business;

(13) a Casualty or Condemnation Event whose proceeds are subject to Section 4.15;

(14) the creation of or realization on a Lien to the extent that the granting of such Lien was not in violation of Section 4.17;

(15) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims;

(16) the sale or other disposition of cash or Cash Equivalents; and

(17) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986 or any successor provision, or any similar provision of any foreign country, any exchange of like property (excluding any boot thereon) for use in a Permitted Business, provided that the aggregate Fair Market Value of the property or assets (including cash and Cash Equivalents) received by the Company and its Restricted Subsidiaries in such exchange is at least equal to the aggregate Fair Market Value of the property or assets disposed of by the Company or such Restricted Subsidiaries in such exchange.

Notwithstanding anything to the contrary in the preceding paragraph, the Company may voluntarily treat any transaction otherwise exempt from the definition of “Asset Sale” pursuant to clauses (1) through (17) above as an “Asset Sale” by designating such transaction as an Asset Sale for purposes of this Indenture in an Officers’ Certificate delivered to the Trustee.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with U.S. GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Attributable Debt represented thereby will be the amount of liability in respect thereof determined in accordance with the definition of “Capital Lease Obligation.”

“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. federal, state or non-U.S. law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular person or group, such person or group will be deemed to have beneficial ownership of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time. The terms “Beneficially Own” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it.

“Board Resolution” means a copy of one or more resolutions certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Bonded Contract” means, with respect to the Company or any Subsidiary of the Company, any construction contract of the Company or such Subsidiary with respect to which (i) a surety bond is required to be issued in connection with such construction contract and (ii) a Surety has issued such Surety Bond for the benefit or account of the Company or such Subsidiary.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York or the place of payment is authorized or required by law or executive order to close or be closed.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with U.S. GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease on or prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means, for any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of, or interests in (however designated), the equity of such Person, but excluding any debt securities convertible into such equity.

“Cash Equivalents” means:

(1) any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof with a final maturity not exceeding five years from the date of acquisition;

(2) deposits, certificates of deposit or acceptances of any financial institution that is a member of the Federal Reserve System and whose unsecured long term debt is rated at least “A” by Standard & Poor’s Ratings, a division of McGraw Hill Financial, Inc. (“S&P”), or at least “A2” by Moody’s Investors Service, Inc. (“Moody’s”) or any respective successor agency;

(3) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of the Company) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and rated at least “A-1” by S&P and at least “P-1” by Moody’s or any respective successor agency;

(4) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States maturing within 365 days from the date of acquisition;

(5) readily marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 365 days from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s or any respective successor agency;

(6) demand deposits, savings deposits, time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) with maturities of not more than 365 days from the date of acquisition;

(7) money market funds which invest substantially all of their assets in securities described in the preceding clauses (1) through (6); and

(8) in the case of a Foreign Subsidiary, instruments equivalent to those referred to in clauses (1) through (7) above denominated in a foreign currency, which are (i) substantially equivalent in tenor, (ii) issued by, or entered into with, foreign persons with credit quality generally accepted by businesses in the jurisdictions in which such Foreign Subsidiary operates and (iii) customarily used by businesses for short-term cash management purposes in any jurisdiction outside of the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary.

“Casualty or Condemnation Event” means any taking under power of eminent domain or similar proceeding and any insured loss, in each case, relating to property or other assets that constituted Collateral owned by the Company or a Guarantor.

“Close of Business” means 5:00 p.m., New York City time.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any of the Security Documents.

“Collateral Agent” means the party serving in such capacity under this Indenture until a successor replaces it pursuant to the applicable provisions of this Indenture and, thereafter, means such successor.

“Commercial Motor Vehicles” has the meaning set forth in the Security Agreement.

“Common Stock” means the shares of the common stock of the Company, par value $0.01 per share, or any other shares of Capital Stock of the Company into which such shares of common stock will be reclassified or changed.

“Company” means the party named as such in the first paragraph of this Indenture until a successor or assignee replaces it pursuant to the applicable provisions hereof and, thereafter, means the successor or assignee.

“Company Order” means a written request or order signed in the name of the Company by any Officer.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries and all franchise taxes for such period, to the extent that such amounts were deducted in computing such Consolidated Net Income; plus

(2) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of intangibles, deferred financing fees, debt incurrence costs, commissions, fees and expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period), depletion and other non-cash expenses or charges (including any write-offs of debt issuance or deferred financing costs or fees and impairment charges and the impact on depreciation and amortization of purchase accounting, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

(4) the amount of net loss resulting from the payment of any premiums, fees or similar amounts that are required to be paid under the terms of the instrument(s) governing any Indebtedness upon the repayment, prepayment or other extinguishment of such Indebtedness in accordance with the terms of such Indebtedness; plus

(5) (i) unusual or nonrecurring charges, expenses or other items and (ii) charges, expenses or other items in connection with any restructuring, acquisition (including integration costs), disposition, equity issuance or debt incurrence, in all cases whether or not consummated and to the extent deducted in computing such Consolidated Net Income (for the avoidance of doubt, for purposes of this clause (5), charges, expenses or other items shall be deemed to be “unusual” or “non-recurring” if similar charges, expenses or other items have not been incurred in the current fiscal year or the preceding two fiscal and are not reasonably likely to recur within any of the next two fiscal years); plus

(6) any impairment charges or asset write-offs, in each case pursuant to U.S. GAAP, and the amortization of intangibles arising pursuant to U.S. GAAP; minus

(7) non-cash items increasing such Consolidated Net Income for such period (other than the accrual of revenue in the ordinary course of business or any other such non-cash item to the extent that it represents a reduction in an accrual of or reserve for cash charges or expenses in any future period), in each case, on a consolidated basis and determined in accordance with U.S. GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) from continuing operations of such Person and its Restricted Subsidiaries for such period, on a consolidated basis determined in accordance with U.S. GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1) all extraordinary gains and losses and all gains and losses realized in connection with any asset disposition or the disposition of securities or the early extinguishment of Indebtedness or Hedging Obligations, together with any related provision for taxes on any such gain, will be excluded;

(2) the net income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person (and the net loss of any such Person shall be included only to the extent that such loss is funded in cash by the specified Person or a Restricted Subsidiary thereof);

(3) solely for the purpose of determining the amount available for Restricted Payments under Section 4.12(a), the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions paid in cash (or to the extent converted to cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(4) the cumulative effect of a change in accounting principles, together with any related provision for taxes, will be excluded;

(5) notwithstanding anything to the contrary in clause (2) above, the net income of any Unrestricted Subsidiary will be excluded except for the amount of dividends or other distributions paid in cash by the Unrestricted Subsidiary to such Person or one of its Restricted Subsidiaries;

(6) any non-cash costs or expenses resulting from stock option plans, employee benefit plans, compensation charges or post-employment benefit plans, or grants or awards of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights will be excluded;

(7) any gain or loss for such period from currency translation gains or losses or net gains or losses related to currency re-measurements of Indebtedness will be excluded;

(8) any unrealized net after-tax income (loss) from Hedging Obligations or cash management obligations and the application of Accounting Standards Codification Topic 815 “Derivatives and Hedging” or from other derivative instruments in the ordinary course will be excluded;

(9) any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded; and

(10) earn outs, contingent consideration or deferred purchase obligations in connection with the acquisition of a Permitted Business or assets used in a Permitted Business will be excluded.

“Consolidated Total Assets” means, at any date, with respect to any Person, the total assets of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Conversion Price” means, at any time, (i) $1,000 divided by (ii) the Conversion Rate in effect at such time.

“Conversion Rate” means, initially, 85.4701 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment as provided herein.

“Conversion Rate Cap” means a number of shares of Common Stock per $1,000 principal amount of Notes equal to a fraction, rounded down to the nearest 1/10,000th of a share, (i) whose numerator is $1,000 and (ii) whose denominator is the Last Reported Sale Price per share of Common Stock on February 4, 2015; provided, however, that the Conversion Rate Cap shall be subject to adjustment in the same manner, at the same time and for the same events for which the Conversion Rate must be adjusted as set forth in Section 10.05 hereof.

“Corporate Trust Office” means the corporate trust office of the Trustee at which the trust created by this Indenture will be administered, which office, as of the Issue Date, is located at U.S. Bank National Association, 333 Commerce Street, Suite 800 Nashville, TN 37201, Attention: Global Corporate Trust Services, and may later be located at such other address as the Trustee, upon delivering notice to the Holders, the Paying Agent, the Conversion Agent, the Registrar and the Company, designates.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Daily VWAP” means, for any Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “LAYN <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Notes” means Notes that are in registered definitive form.

“Depositary” means DTC; provided that the Company may at any time, upon delivering notice to the Holders, the Company, the Trustee, the Registrar, the Paying Agent and the Conversion Agent, appoint a successor Depositary.

“Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate delivered to the Trustee, setting forth the basis of such valuation.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the earlier of (x) the date that is 91 days after the date on which the Notes mature and (y) the date that is 91 days after the date no Notes remain outstanding; provided that only the portion of the Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Restricted Subsidiaries or by any such plan to such employees, such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability. Notwithstanding anything to the contrary in the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Fundamental Change or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.12. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company or any and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory repurchase or redemption provisions of, such Disqualified Stock exclusive of accrued dividends (other than the accretion, accumulation or payment-in-kind of dividends).

“DTC” means The Depository Trust Company.

“Effectively Discharged” (or “Effectively Discharge” or “Effective Discharge”) means, with respect to the Existing Convertible Notes, that (i) the Company shall have irrevocably deposited with the Existing Convertible Notes Trustee, for the benefit of the holders of the Existing Convertible Notes, cash in an amount equal to the sum of all remaining interest and principal payments due on the Existing Convertible Notes (together with the “Conversion Consideration” (as defined in the Existing Convertible Notes Indenture) due in respect of each conversion of Existing Convertible Notes that has not been fully settled as of the time of such deposit) and shall have irrevocably directed the Trustee to make such payments to the holders of the Existing Convertible Notes as the same becomes due in accordance with the Existing Convertible Notes Indenture (provided, however, that such deposit may be subject to arrangements whereby any cash amounts not necessary to pay amounts due on the Existing Convertible Notes as they become due may be returned to the Company after none the Existing Convertible Notes remain outstanding); (ii) the Company shall have paid all other amounts due under the Existing Convertible Notes Indenture; (iii) the Company shall have irrevocably elected, pursuant to Section 9.01(i) of the Existing Convertible Notes Indenture, that the “Settlement Method” applicable to all subsequent conversions of the Existing Convertible Notes shall be either “Physical Settlement” or “Combination Settlement” with a “Specified Dollar Amount” (as such terms are defined in the Existing Convertible Notes Indenture) of no more than $1,000 per $1,000 principal amount of Existing Convertible Notes; and (iv) the Company shall delivered to the Trustee an Officers’ Certificate to the effect that clauses (i) through (iii) above have been satisfied and an Opinion of Counsel to the effect that the conditions precedent to the Existing Convertible Notes being Effectively Discharged have been satisfied.

“Equipment Utilization Agreement” means any Equipment Utilization Agreement substantially in the form attached hereto as Exhibit F entered into by the Collateral Agent at the request of a Surety pursuant to Section 14.11(c).

“Equity Interests” means Capital Stock; provided, however, that “Equity Interests” does not include any debt security that is convertible into, or exchangeable for, (x) Capital Stock or (b) Capital Stock and/or cash based on the value of such Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Property” has the meaning set forth in the Security Agreement.

“Excluded Real Property” means any real property owned by the Company or a Guarantor:

(1) with a Fair Market Value of less than $1.0 million;

(2) on the Issue Date and not subject to a mortgage or deed trust in favor of the collateral agent under the Senior Credit Agreement as of the Issue Date; or

(3) if the collateral agent under the Senior Credit Agreement has elected to not take a security interest in such parcel of owned real property;

provided, however, that if, after the Issue Date, the Company or any Guarantor grants a mortgage or deed of trust in favor of collateral agent under the Senior Credit Agreement on any Excluded Real Property, such real property shall cease to be Excluded Real Property for so long as such mortgage or deed of trust remains in place and the Company or any Guarantor, as applicable, shall grant a mortgage or deed of trust over such real property in favor of the Collateral Agent as if such property is subject to Section 4.20 and shall be subject to the requirements of Section 14.01(b).

“Excluded Subsidiary” shall mean (a) any U.S. Subsidiary that is not a Wholly Owned Subsidiary, (b) any Immaterial Subsidiary, (c) any direct or indirect U.S. Subsidiary of a direct or indirect Foreign Subsidiary of the Company, (d) any Unrestricted Subsidiary and (e) any Foreign Subsidiary.

“Existing Convertible Notes” means the Company’s 4.25% Convertible Notes due 2018 outstanding on the Issue Date, after giving effect to the issuance of the Notes.

“Existing Convertible Notes Indenture” means that certain indenture, dated as of November 12, 2013, between the Company and U.S. Bank National Association, as trustee, governing the Existing Convertible Notes.

“Existing Convertible Notes Trustee” means the trustee of the Existing Convertible Notes under the Existing Convertible Notes Indenture.

“Existing Indebtedness” means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Senior Credit Agreement) in existence on the Issue Date as listed on Schedule I hereto, until such amounts are repaid including, without limitation, the Existing Convertible Notes.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (unless otherwise provided in this Indenture) the Board of Directors.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its

Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than (i) ordinary working capital borrowings and (ii) Indebtedness incurred under any revolving credit facility for ordinary working capital purposes unless such Indebtedness has been permanently repaid and has not been replaced) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated after giving pro forma effect, in the good-faith judgment of the Chief Financial Officer of the Company, to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions of business entities or property and assets constituting a division or line of business that have been made by the specified Person or any of its Restricted Subsidiaries, including through Investments, mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect, in the good-faith judgment of the Chief Financial Officer of the Company, as if they had occurred on the first day of the reference period, in accordance with Regulation S-X promulgated under the Exchange Act;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with U.S. GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with U.S. GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such reference period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such reference period;

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as of the Calculation Date that exceeds 12 months);

(7) if any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect in such calculation, the interest on such Indebtedness shall be calculated based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition; and

(8) any interest expense attributable to the Existing Convertible Notes will be excluded for any reference period ending on or after the date the Existing Convertible Notes have been Effectively Discharged.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts, yield and other fees and charges (including interest) incurred in respect of letter of credit or bankers’ acceptance financings, and giving the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates, but excluding the amortization or write-off of debt issuance costs; provided that consolidated interest expense shall be calculated without giving effect to (i) the effects of Accounting Standards Codification Topic 815 “Derivatives and Hedging” and related interpretations to the extent such effects would otherwise increase or decrease consolidated interest expense for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of any Indebtedness and (ii) any original issue discount on the Notes issued on the Issue Date; plus

(2) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of the Company or preferred stock of any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or any of its Restricted Subsidiaries, and (b) a fraction, the numerator of which is one and the denominator of which is one minus the then-current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with U.S. GAAP.

“Foreign Subsidiary” means, with respect to any Person, (a) a Subsidiary of such Person that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia or (b) any direct or indirect Subsidiary of such Person that is treated as a disregarded entity for United States federal income tax purposes if substantially all of its assets consist of Equity Interests of one or more direct or indirect Subsidiaries of such Person described in clause (a) of this definition.

“Free Trade Date” means the date that is one year after the relevant Last Original Issue Date.

“Freely Tradable” means, with respect to any Notes or any shares of the Common Stock issuable upon conversion of the Notes, that such Notes or such shares of Common Stock, as the case may be, (i) are eligible to be offered, sold or otherwise transferred pursuant to Rule 144 or otherwise by a Person that is not an affiliate (as defined in Rule 144) of the Company and that has not been an affiliate (as defined in Rule 144) of the Company during the immediately preceding three-month period without any volume or manner of sale restrictions under the Securities Act and, (ii) on and after the Free Trade Date, (A) in the case of the Notes, do not bear the Restricted Notes Legend and, in the case of shares of the Common Stock, do not bear the Restricted Stock Legend, and (B) with respect to Global Notes only, are identified by an unrestricted CUSIP number in the facilities of the applicable depositary.

“Fundamental Change” means an event that will be deemed to occur if any of the following occurs:

(i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than the Company, its Restricted Subsidiaries, and the Company and its Restricted Subsidiaries’ employee benefit plans, has become the direct or indirect Beneficial Owner of shares of the Voting Stock of the Company representing more than 50% of the voting power of all of the Company’s Voting Stock;

(ii) the consummation of:

(I) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any person; or

(II) any transaction or series of related transactions in connection with which (whether by means of exchange, liquidation, consolidation, merger, combination, reclassification, recapitalization, acquisition or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, other property, assets or cash, but excluding any merger, consolidation, share exchange or acquisition of the Company with or by another person pursuant to which the persons that Beneficially Owned, directly or indirectly, the shares of the Company’s Voting Stock immediately prior to such transaction Beneficially Own, directly or indirectly, immediately after such transaction, shares of the surviving, continuing or acquiring corporation’s Voting Stock representing more than 50% of the total outstanding voting power of all outstanding classes of Voting Stock of the surviving, continuing or acquiring corporation in substantially the same proportions vis-à-vis each other as immediately prior to such transaction;

(iii) the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or

(iv) the Common Stock (or other common stock or depositary shares or receipts in respect thereof into which the Notes are then potentially convertible) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors).

A transaction or event described in clause (ii) above will not constitute a Fundamental Change, however, if 90% of the consideration received or to be received by the holders of the Common Stock, excluding cash payments for fractional shares or dissenters rights in connection with the transaction or transactions, consists of shares of common stock traded on any of The New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors) or which will be so traded or quoted when issued or exchanged in connection with such transaction or event and as a result of such transaction or event, the Notes become convertible or exchangeable solely into such consideration (excluding cash payable in lieu of any fractional share) in accordance with Section 10.08 hereof. For the purposes of this definition of “Fundamental Change”, any transaction or event that constitutes a Fundamental Change under both clause (i) and clause (ii) above will be deemed to constitute a Fundamental Change solely under clause (ii) of the definition of “Fundamental Change.”

“Global Note” means a permanent global note that is in the form of the Note attached hereto as Exhibit A and that is registered in the name of the Depositary or the nominee of the Depositary and deposited with the Depositary, the nominee of the Depositary or a custodian appointed by the Depositary or the nominee of the Depositary.

“Global Notes Legend” means the legend identified as such in Exhibit A hereto.

“guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any Restricted Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” or “Holders” means a Person or Persons in whose name a Note is registered in the Register.

“Immaterial Subsidiary” means, as of any date of determination, any Restricted Subsidiary of the Company (a) whose total assets (on a consolidated basis including its Subsidiaries) as of the last day of the most recently completed fiscal quarter prior to such date of determination for which internal financial statements are available did not exceed two (2%) percent of Consolidated Total Assets of the Company as of such date or (b) whose gross revenues (on a consolidated basis including its Subsidiaries) for the four most recently completed fiscal quarters prior to such date of determination for which internal financial statements are available did not exceed two (2%) percent of the consolidated gross revenues of the Company and its Subsidiaries for such period; provided, however, that (i) a Subsidiary of the Company that no longer meets the foregoing requirements of this definition or is otherwise required to become a Guarantor pursuant to Section 4.18 shall no longer constitute an Immaterial Subsidiary for purposes of this Indenture and (ii) notwithstanding the foregoing, the Company may elect to cause an Immaterial Subsidiary to become a Guarantor pursuant to Section 4.18, in which case such Immaterial Subsidiary shall, upon satisfaction of the provisions of such Section, no longer constitute an Immaterial Subsidiary. Notwithstanding the foregoing, (A) the total assets of all Immaterial Subsidiaries shall not exceed five (5%) percent of the Consolidated Total Assets of the Company, (B) the gross revenues of all Immaterial Subsidiaries shall not exceed five (5%) percent of the consolidated gross revenues of the Company and its Subsidiaries and (C) any Subsidiary of the Company that guarantees, is an obligor of, or provides credit support for, the Senior Lien Obligations, the Note Obligations, any Permitted Additional Pari Passu Obligations or the obligations under the Existing Convertible Notes Indenture shall be deemed not to be an Immaterial Subsidiary.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds (excluding Surety Bonds), notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, but excluding any accrued liabilities being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; or

(6) representing any Hedging Obligations,

in each case, if and to the extent any of the preceding items would appear as a liability upon a balance sheet (excluding the footnotes) of the specified Person prepared in accordance with U.S.

GAAP. In addition, the term “Indebtedness” includes, (i) to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person and (ii) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) equal to the lesser of (x) the Fair Market Value of such asset as of the date of determination and (y) the amount of such Indebtedness.

Notwithstanding anything to the contrary in the foregoing paragraph, the term “Indebtedness” will not include (a) in connection with the purchase by the Company or any of its Restricted Subsidiaries of any business, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing unless such payments are required under U.S. GAAP to appear as a liability on the balance sheet (excluding the footnotes), provided, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; (b) contingent obligations incurred in the ordinary course of business and not in respect of borrowed money; (c) deferred or prepaid revenues; (d) any Capital Stock other than Disqualified Stock; or (e) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815 “Derivatives and Hedging” and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Intercreditor Agreement” means (i) that certain intercreditor and subordination agreement, to be dated the Issue Date, among the Collateral Agent and the collateral agent under the Senior Credit Agreement and acknowledged by the Company and certain of its Subsidiaries, as amended, supplemented, restated, modified or renewed, in whole or in part from time to time, or any other successor agreement and whether among the same or any other parties or (ii) any replacement thereof entered into pursuant to Section 14.02(e).

“Investments” means, with respect to any specified Person, all direct or indirect investments by such specified Person in other Persons (including Affiliates) in the forms of loans (including guarantees of Indebtedness or other Obligations), advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees made in the ordinary course of business and (ii) extensions of credit to customers or advances, deposits or payment to or with suppliers, lessors or utilities or for workers’ compensation, in each case, that are incurred in the ordinary course of business and recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of such specified Person prepared in accordance with U.S. GAAP), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with U.S. GAAP. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third

Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person determined as provided in Section 4.12(c). Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value but after giving effect (without duplication) to all subsequent reductions in the amount of such Investment as a result of (x) the repayment or disposition thereof for cash or (y) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionately to the equity interest in such Unrestricted Subsidiary of the Company or such Restricted Subsidiary owning such Unrestricted Subsidiary at the time of such redesignation) at the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time of such redesignation, in the case of clauses (x) and (y), not to exceed the original amount, or Fair Market Value, of such Investment.

“Issue Date” means March 2, 2015.

“Last Original Issue Date” means the last date of original issuance of the Notes; provided, however, that Notes originally issued hereunder on the Issue Date (or any Notes issued in exchange therefor or in substitution thereof) shall have a separate Last Original Issue Date (determined as aforesaid) than any other Notes originally issued hereunder (or any Notes issued in exchange therefor or in substitution thereof).

“Last Reported Sale Price” of the Common Stock on any date means the closing sale or trading price per share (or, if no closing sale or trading price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on such date, the “Last Reported Sale Price” of the Common Stock will be the last quoted bid price per share for the Common Stock in the over-the-counter market on such date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” will be the average of the mid-point of the last bid and ask prices per share for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Lien” means, with respect to any property, (a) any mortgage, deed of trust, lien (statutory or other), judgment liens, pledge, encumbrance, claim, charge, assignment, hypothecation, deposit arrangement, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, servitude, right-of-way or other encumbrance on title to real property, in each of the foregoing cases whether voluntary or imposed or arising by operation of law, and any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement and any lease in the nature thereof and any option, call, trust, contractual, statutory, UCC or similar right relating to such property, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, and (d) any other arrangement having the effect of providing security.

“Legal Requirements” means, as to any Person, any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, judgment,

decree, verdict, order, consent order, consent decree, writ, declaration or injunction, policies and procedures, Order or determination of an arbitrator or a court or other governmental authority, and the interpretation or administration thereof, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, in each case whether or not having the force of law.

“Market Disruption Event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale or Casualty or Condemnation Event (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale or Casualty or Condemnation Event, including, without limitation, legal, accounting and investment banking fees and sales commissions, and any relocation expenses incurred as a result of the Asset Sale or Casualty or Condemnation Event, taxes paid or payable as a result of the Asset Sale or Casualty or Condemnation Event, in each case, after taking into account, without duplication, (1) any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien on the asset or assets that were the subject of such Asset Sale or Casualty or Condemnation Event (other than Senior Lien Obligations) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with U.S. GAAP, (2) any reserve or payment with respect to liabilities associated with such asset or assets and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (3) any cash escrows in connection with purchase price adjustments, reserves or indemnities (until released) and (4) in the case of any Asset Sale by a Restricted Subsidiary that is not a Guarantor, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Company or any Restricted Subsidiary) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Company or any Restricted Subsidiary.

“Non-Recourse Debt” means Indebtedness:

(1) as to which none of the Company and its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender, except, in each case, to the extent not prohibited by Section 4.12;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the Equity Interests or assets of the Company or any Restricted Subsidiary, except as set forth above.

“Note Documents” means, collectively, this Indenture, the Notes, the Note Guarantees, the Security Documents, the Intercreditor Agreement and all other documents and instruments executed and delivered in connection herewith, in each case as such agreements may be amended, restated, supplemented or otherwise modified from time to time.

“Note Guarantees” means the guarantees by each Guarantor of the Company’s Obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Note Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Obligations under the Notes.

“Note Obligations” means the Obligations of the Company and the other obligors (including the Guarantors) under this Indenture and the other Note Documents to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings, whether or not allowed or allowable as a claim in such proceedings) when due and payable, and all other amounts due or to become due under or in connection with the Note Documents and the performance of all other Obligations of the Company and the Guarantors under the Note Documents, according to the respective terms thereof.

“Notes” means any of the Company’s 8.00% Senior Secured Second Lien Convertible Notes issued under this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Vice Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Chief Accounting Officer, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a written certificate containing the information specified in Sections 15.03 and 15.04 hereof, signed in the name of the Company by any two Officers, and delivered to the Trustee; provided that, if such certificate is given pursuant to Section 4.05 hereof, (i) one of the Officers signing such certificate must be the Chief Financial Officer or the Chief Accounting Officer of the Company and (ii) such certificate need not contain the information specified in Sections 15.03 and 15.04 hereof.

“Open of Business” means 9:00 a.m., New York City time.

“Opinion of Counsel” means a written opinion containing the information specified in Sections 15.03 and 15.04 hereof, from legal counsel who is reasonably satisfactory to the Trustee. The counsel may be an employee of, or counsel to, the Company who is reasonably satisfactory to the Trustee.

“Order” means any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.

“Permitted Additional Pari Passu Obligations” means obligations under any Additional Notes or other Indebtedness secured by the Note Liens; provided that the amount of such obligations does not exceed an amount such that immediately after giving effect to the incurrence of such Additional Notes or other Indebtedness, as applicable, and the receipt and application of the proceeds therefrom, the Total Leverage Ratio would be less than or equal to 2.5 to 1.0; provided, further, that (i) the representative of such Permitted Additional Pari Passu Obligation executes a joinder agreement to the Security Agreement and the Intercreditor Agreement, in each case, in the form attached thereto, agreeing to be bound thereby and (ii) the Company has designated such Debt as “Permitted Additional Pari Passu Obligations” under this Indenture (pursuant to an Officers’ Certificate), the Security Agreement and the Intercreditor Agreement.

“Permitted Business” means any business conducted by the Company or any of its Restricted Subsidiaries on the Issue Date and any business that, in the good faith judgment of the Board of Directors, is similar or reasonably related, ancillary, supplemental or complementary thereto or a reasonable extension, development or expansions thereof.

“Permitted Hedging Obligations” means any Hedging Obligations that would constitute Permitted Debt pursuant to clause (8) of the definition of “Permitted Debt.”

“Permitted Investments” means:

(1) (i) any Investment in the Company or any Guarantor and (ii) any Investment by any Restricted Subsidiary of the Company that is not a Guarantor in the Company or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.15 or from a sale or other disposition of assets not constituting an Asset Sale;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7) Investments represented by Permitted Hedging Obligations;

(8) loans and advances to officers, directors or employees (a) for business-related travel expenses, moving expenses and other similar expenses, including as part of a recruitment or retention plan, in each case incurred in the ordinary course of business or consistent with past practice or to fund any such Person’s purchase of Equity Interests of the Company or any direct or indirect parent entity of the Company, (b) required by applicable employment laws and (c) otherwise in an amount not to exceed $1.0 million at any one time outstanding;

(9) any Investment of the Company or any of its Restricted Subsidiaries existing on the Issue Date as listed on Schedule II hereto, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date;

(10) guarantees of Indebtedness otherwise permitted by the terms of this Indenture;

(11) receivables owing to the Company or any of its Restricted Subsidiaries, prepaid expenses, and lease, utility, workers’ compensation and other deposits, if created, acquired or entered into in the ordinary course of business;

(12) payroll, business-related travel and similar advances to cover matters that are expected at the time of such advances to be ultimately treated as expenses for accounting purposes and that are made in the ordinary course of business;

(13) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment pursuant to joint marketing, joint development or similar arrangements with other Persons;

(14) advances, loans, rebates and extensions of credit (including the creation of receivables and endorsements for collection and deposit) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business;

(15) Investments resulting from the acquisition of a Person, otherwise permitted by this Indenture, which Investments at the time of such acquisition were held by the acquired Person and were not acquired in contemplation of the acquisition of such Person;

(16) Investments in Foreign Subsidiaries that are Restricted Subsidiaries having an aggregate Fair Market Value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed $25.0 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), in each case, net of (i) any cash return of capital on such Investments received by the Company or any Guarantor and (ii) the Fair Market Value of any return, to the Company or any Guarantor, of equipment or other asset invested or contributed pursuant to this clause (16) net of any liabilities (with the Fair Market Value of such equipment or asset being measured at the time of such return; provided that the Fair Market Value shall be no greater than the Fair Market Value of such equipment or other asset calculated at the time of such Investment for purposes of this clause (16));

(17) stock, obligations or securities received in satisfaction of judgments and any renewal or replacement thereof;

(18) repurchases of any Notes; and

(19) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) that, when taken together with all other Investments made pursuant to this clause (19), do not, at any time outstanding, exceed the greater of $10.0 million and 1.5% of Consolidated Total Assets of the Company at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), net of any cash return of capital with respect to such Investments received by the Company or any Restricted Subsidiary of the Company.

In the event that an Investment (or any portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (1) through (19) above, the Company will be permitted to classify (and may from time to time thereafter reclassify) such Investment (or any portion thereof) and will only be required to include such Investment in one of the categories of Permitted Investments described in clauses (1) through (19) above. At the time of making such Investment or upon any later reclassification, the Company may divide and classify an Investment in more than one of the categories of Permitted Investments described in clauses (1) through (19) above.

“Permitted Liens” means:

(1) Liens on the Collateral incurred to secure the Notes issued on the Issue Date (or any Notes issued in exchange therefor or in substitution thereof in the same principal amount as such Notes exchanged or substituted) and the related Note Guarantees;

(2) any Lien on Collateral (whose priority shall be governed by the Intercreditor Agreement) securing the Senior Credit Agreement so long as the aggregate principal amount outstanding under the Senior Credit Agreement does not exceed the principal amount which could be incurred under clause (1) of the definition of “Permitted Debt”; provided that neither the Company nor any Restricted Subsidiary shall grant or permit any additional Liens on any asset to secure Senior Lien Obligations unless such Company or Restricted Subsidiary concurrently grants a Lien on such asset to secure the Note Obligations;

(3) Liens in favor of the Company or the Guarantors;

(4) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or any Restricted Subsidiary of the Company (plus improvements and accessions to such property or proceeds or distributions thereof);

(5) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company (plus improvements and accessions to such property or proceeds or distributions thereof), provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(6) Liens (other than Liens imposed by the Employee Retirement Income Security Act of 1974, as amended) in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), insurance, surety, bid, performance, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (in each case, exclusive of obligations for the payment of Indebtedness); provided, that, such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP, which proceedings (or any Order entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(7) Liens to secure Indebtedness (including Capital Lease Obligations) or Attributable Debt permitted by clause (4) of the definition of “Permitted Debt” covering only the assets acquired with or financed by such Indebtedness (plus improvements and accessions to such property or proceeds or distributions thereof);

(8) Liens existing on the Issue Date (other than the Senior Liens) listed on Schedule III hereto;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, which proceedings (or Order entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien; provided that any reserve or other appropriate provision as is required in conformity with U.S. GAAP has been made therefor;

(10) any state of facts an accurate survey would disclose, prescriptive easements or adverse possession claims, minor encumbrances, easements or reservations of, or rights of others for, or pursuant to any leases, licenses, rights-of-way or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under, any property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities and other similar purposes, zoning or other restrictions as to the use of real property or minor defects in title, which were not incurred to secure payment of Indebtedness and that do not in the aggregate materially adversely affect the value or marketability of said properties or materially impair their use in the operation of the business of the owner or operator of such properties or business;

(11) Liens on the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness or other obligations of such Restricted Subsidiary permitted by Section 4.14(b)(17);

(12) Liens to secure any Permitted Refinancing Indebtedness incurred to refinance secured Indebtedness permitted to be incurred under this Indenture (other than the Senior Credit Agreement or the Notes); provided, however, that (i) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or assets or proceeds or distributions thereof) and (ii) the new Lien is of no higher priority than the original Lien;

(13) Liens or leases or licenses or sublicenses or subleases by the Company or any Restricted Subsidiary as licensor, lessor, sublicensor or sublessor of any of such Person’s property, including intellectual property, on customary terms entered into in the ordinary course of business so long as such leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Company or any Restricted Subsidiary or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(14) Liens in the ordinary course of business on specific items of inventory or other goods, and proceeds thereof, of any Person securing such Person’s obligations (exclusive of obligations for the payment of Indebtedness) in respect of bankers’ acceptances, tender, bid, judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided by the Company or any Restricted Subsidiary of the Company;

(15) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits, or casualty-liability insurance or self insurance or securing letters of credit issued in the ordinary course of business; provided, that, such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP, which proceedings (or any Order entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(16) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made in conformity with U.S. GAAP;

(17) Liens on (a) assets (other than those constituting Collateral) securing Permitted Hedging Obligations and (b) assets constituting Collateral securing Permitted Hedging Obligations that are Senior Lien Obligations;

(18) any interest or title of a lessor, licensor or sublicensor under any lease, license or sublicense of the property of the Company or any Restricted Subsidiary thereof, including intellectual property, as applicable, on customary terms entered into in the ordinary course of business;

(19) Liens in favor of any collecting or payor bank having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary thereof on deposit with or in possession of such bank;

(20) any obligations or duties affecting any of the property of the Company or any of its Restricted Subsidiaries to any municipality or public authority with respect to any franchise, grant, license, or permit that do not materially impair the use of such property for the purposes for which it is held;

(21) Liens on any property in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payment pursuant to any contract or statute, not yet due and payable;

(22) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Company or any of the Guarantors;

(23) Liens on deposit accounts incurred to secure Treasury Management Arrangements pursuant to such Treasury Management Arrangements incurred in the ordinary course of business;

(24) any netting or set-off arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of the Company or any of its Restricted Subsidiaries, including pursuant to any cash management agreement;

(25) Liens arising from UCC financing statement filings regarding operating leases entered into by the Company or any Restricted Subsidiary of the Company in the ordinary course of business or other precautionary UCC financing statement filings;

(26) Liens on any cash deposit made by the Company to the account of the Existing Convertible Notes Trustee or to the account of a trustee of other Indebtedness of the Company, for the benefit of the holders of the Existing Convertible Notes or such other Indebtedness, solely in connection with an Effective Discharge or an effective discharge of such other Indebtedness; provided that, in each case, such cash is received in a transaction pursuant to Section 4.12(b)(2) or Section 4.12(b)(6) for the purpose of such Effective Discharge or such effective discharge of such other Indebtedness;

(27) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business in accordance with past practices;

(28) Liens imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business (including customary contractual landlords’ liens under operating leases entered into in the ordinary course of business); and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, or the Loan Parties, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole, and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings timely initiated and for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(29) Liens granted to joint venture partners on Equity Interests owned by the Company or any Restricted Subsidiary in connection with the formation of a Person (other than an individual) in which the ownership interests are held in part by the Company or a Restricted Subsidiary and a non-Affiliated Person, including, without limitation, rights of first refusal and rights of first offer held by such joint venture partners in respect of transfers of Equity Interests in such joint ventures;

(30) Liens securing Permitted Additional Pari Passu Obligations; and

(31) Liens not otherwise permitted hereunder and incurred in the ordinary course of business securing Indebtedness or other obligations that (i) do not materially impair the use of such assets in the operation of the business of the Company or any Restricted Subsidiary and (ii) do not, in the aggregate, exceed $10.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge (or, in the case of the Existing Convertible Notes, Effectively Discharge) other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), provided, that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is Subordinated Indebtedness, such Permitted Refinancing Indebtedness is subordinated in right of payment on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(4) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is unsecured Indebtedness, such Permitted Refinancing Indebtedness is unsecured Indebtedness; and

(5) such Permitted Refinancing Indebtedness is not incurred by a Person other than the Company and any of the Guarantors to renew refund, refinance, replace, defease or discharge any Indebtedness of the Company or a Guarantor.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Notes Legend” means the legend identified as such set forth in Exhibit A hereto, or any other similar legend indicating the restricted status of the Notes under Rule 144.

“Restricted Stock Legend” means a legend in the form set forth in Exhibit C hereto or any other similar legend indicating the restricted status of the Common Stock under Rule 144.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary. Where such term is used without a referent Person, such term shall be deemed to mean a Subsidiary of the Company that is not an Unrestricted Subsidiary, unless the context otherwise requires.

“Rule 144” means Rule 144 under the Securities Act (or any successor provision), as it may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (or any successor provision), as it may be amended from time to time.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading; provided, however, that if the Common Stock is not so listed or admitted for trading, then “Scheduled Trading day” means a Business Day.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” has the meaning set forth in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means that certain security agreement, dated as of the Issue Date, among the Company, the Guarantors and the Collateral Agent, as amended, modified, restated, supplemented or replaced from time to time in accordance with this Indenture and the terms thereunder.

“Security Documents” means the Security Agreement and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any other Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Senior Credit Agreement” means the Credit Agreement, dated as of April 15, 2014, among the Company, as Administrative Borrower, certain subsidiaries of the Company as co-

borrowers, the guarantors party thereto, the lenders party thereto, Jefferies Finance LLC, as lead arranger and book running manager, Jefferies Finance LLC, as syndication agent, PNC Bank, National Association, as administrative agent for the lenders thereunder, PNC Bank, National Association and Wells Fargo Bank, N.A, as co-collateral agents, PNC Bank, National Association, as swingline lender, and PNC Bank, National Association, as issuing bank for the lenders thereunder, together with any amendments, supplements, modifications, extensions, renewals or restatements thereof or any other credit facilities with banks or other institutional lenders that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing credit facility or amendment, supplement, modification, renewal, or restatement, that increases the amount borrowable thereunder, alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders or investors; provided that, in the case of any agreement or instrument other than the Senior Credit Agreement in effect on the Issue Date, as amended from time to time, (i) such other agent, lender, group of lenders or investors does not include any distressed credit fund or other similar or related financing institution (each, a “Prohibited Lender”), (ii) such Senior Credit Agreement prohibits such other agent, lender, group of lenders or investors from assigning or transferring their rights under such Senior Credit Agreement to any Prohibited Lender and (iii) is designated in an Officers’ Certificate as a “Senior Credit Agreement” for purposes of this Indenture.

“Senior Facility Documents” means the agreements and other instruments governing the Senior Credit Agreement, together with any guarantees thereof and any security documents, other collateral documents and other instruments relating thereto (including documents and instruments governing Hedging Obligations required by the Senior Credit Agreement or relating to Senior Lien Obligations), to the extent such are effective at the relevant time, as each may be amended, modified, restated, supplemented, replaced or refinanced from time to time.

“Senior Liens” means all Liens in favor of the collateral agent under the Senior Credit Agreement on Collateral securing the Senior Lien Obligations.

“Senior Lien Obligations” means the Obligations of the borrowers and other obligors (including the Company and the Guarantors) under the Senior Credit Agreement or any of the other Senior Facility Documents, to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings, whether or not allowed or allowable as a claim in such proceedings) when due and payable, and all other amounts due or to become due under or in connection with the Senior Facility Documents and the performance of all other Obligations of the obligors thereunder to the lenders and agents under the Senior Facility Documents, according to the respective terms thereof.

“Significant Subsidiary” means any Subsidiary that is a “significant subsidiary” of the Company within the meaning of Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal, as applicable, was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof; provided, however, that, with respect to Section 4.12(a)(3), the Stated Maturity of any Existing Indebtedness shall be the Stated Maturity as of the Issue Date or a later date to the extent the documents governing such Indebtedness shall have been amended or modified to provide for such later date.

“Stock Price” means, for any Make-Whole Fundamental Change, (i) if the holders of the Common Stock receive only cash in consideration for their shares of Common Stock in such Make-Whole Fundamental Change and such Make-Whole Fundamental Change is of the type described in clause (ii) of the definition of “Fundamental Change,” the amount of cash paid per share of the Common Stock in such Make-Whole Fundamental Change, and (ii) otherwise, the average of the Last Reported Sales Price of the Common Stock over the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Make-Whole Fundamental Change Effective Date for such Make-Whole Fundamental Change.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) to the extent such partnership is included in the consolidated financial statements of such Person.

“Surety” means any nationally recognized insurance or surety company or other financial institution that issues a Surety Bond for the benefit or account of the Company or any Subsidiary of the Company.

“Surety Bond” means any surety, bid or performance bond or other similar instrument of suretyship.

“Surety Priority Collateral” means, with respect to a Surety Bond, accounts receivable of the Company or a Subsidiary of the Company generated by the Bonded Contract to which such Surety Bond relates and inventory purchased by the Company or any of its Subsidiaries specifically for incorporation into the construction project that is the subject of such Bonded Contract, and, in each case, which secure the obligations of the Company or such Subsidiary to the Surety issuing such Surety Bond.

“TIA” means the Trust Indenture Act of 1939 as in effect on the Issue Date; provided, however, that if the TIA is amended after such date, TIA means, to the extent required by any such amendment, the TIA as so amended.

“Total Leverage Ratio” means with respect to any specified Person on any date of determination, the ratio of (x) the aggregate amount of all Indebtedness of such Person, as of the last date of the most recent fiscal quarter referred to in clause (y) below, determined on a consolidated basis to (y) the aggregate amount of Consolidated Cash Flow of such Person for the four most recently completed fiscal quarters prior to such date of determination for which internal financial statements are available, in each case with such pro forma adjustments to Indebtedness and Consolidated Cash Flow as are consistent with the pro forma adjustment provisions of the Fixed Charge Coverage Ratio.

“Trading Day” means a day on which (i) trading in the Common Stock (or other security for which a closing sale price must be determined) generally occurs on The NASDAQ Global Select Market or, if the Common Stock (or such other security) is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed or, if the Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock (or such other security) is then listed or admitted for trading; (ii) there is no Market Disruption Event; and (iii) a closing price for the Common Stock (or such other security) is available on such securities exchange; provided, however, that if the Common Stock (or such other security) is not so listed or traded, then “Trading Day” means a Business Day; provided, further, that, notwithstanding the foregoing, solely for purposes of determining the Conversion Consideration due upon any conversion of a Note, (x) “Trading Day” means a day on which (A) there is no Market Disruption Event and (B) trading in the Common Stock generally occurs on The NASDAQ Global Select Market or, if the Common Stock is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading, and (y) if the Common Stock is not so listed or admitted for trading, “Trading Day” means a Business Day.

“Transfer” means, with respect to any Restricted Note or share of Common Stock that bears, or is required to bear, the Restricted Stock Legend, any sale, pledge, transfer, loan, hypothecation or other disposition of such Restricted Note or share of Common Stock, as the case may be.

“Transfer Agent” means, initially, Computershare Trust Company, N.A., in its capacity as the transfer agent for the Common Stock, and any successor entity acting in such capacity.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including, without limitation, deposit accounts, overdraft, overnight draft, credit cards, debit cards, p-cards (including purchasing cards, employee credit card programs and commercial cards), funds transfer, automated clearinghouse, direct debit, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services, netting services, cash pooling arrangements, credit and debit card acceptance or merchant services and other treasury or cash management services.

“Trust Officer” means any officer within the corporate trust department of the Trustee (or any successor group of the Trustee) with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter hereunder, any other officer of the Trustee to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Trustee” means the party named as the “Trustee” in the first paragraph of this Indenture until a successor replaces it pursuant to the applicable provisions of this Indenture and, thereafter, means such successor. The foregoing sentence will likewise apply to any such subsequent successor or successors.

“UCC” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or any such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has a direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise provided credit support for any Indebtedness of the Company or any of the Company’s Restricted Subsidiaries.

“U.S. GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States in effect on the date of this Indenture.

“U.S. Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than a Foreign Subsidiary.

“Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes will have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then-outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are at the time owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

“Wholly Owned Subsidiary” of any specified Person means, (a) any corporation one hundred percent of whose capital stock (other than directors’ qualifying shares and other nominal shares required to be held by local nationals, in each case to the extent required under applicable Legal Requirements) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a one hundred percent Equity Interest (other than directors’ qualifying shares and other nominal shares required to be held by local nationals, in each case to the extent required under applicable Legal Requirements) at such time.

Section 1.02 Other Definitions.

Term Section:	Defined in:
“Act”	1.05
“Additional Interest”	4.04(a)
“Additional Notes”	2.01(a)
“Additional Shares”	10.07(a)
“Affiliate Transaction”	4.16(a)
“Agent Members”	2.02(c)
“Aggregate Payments”	12.02
“Applicable Premium”	11.02(d)
“Averaging Period”	10.05(e)
“Bonded Contract Default”	14.11(a)
“Calculation Date”	1.01
“Clause A Distribution”	10.05(c)(ii)(A)
“Clause B Distribution”	10.05(c)(ii)(B)
“Clause C Distribution”	10.05(c)(ii)
“Contributing Guarantors”	12.02
“Conversion Agent”	2.06(a)
“Conversion Consideration”	10.03(a)(i)
“Conversion Date”	10.02(a)
“Conversion Notice”	10.02(a)
“Defaulted Amount”	2.04(d)
“Default Interest”	2.04(d)
“Effective Date”	10.05(m)(i)(II)
“Event of Default”	6.01(a)
“Ex-Dividend Date”	10.05(m)(i)(III)
“Excess Proceeds”	4.15(c)
“Expiration Time”	10.05(e)
“Fair Share”	12.02
“Fair Share Contribution Amount”	12.02
“Fundamental Change Notice”	3.02(a)
“Fundamental Change Notice Date”	3.02(a)
“Fundamental Change Offer”	3.01(a)
“Fundamental Change Repurchase Date”	3.01(c)
“Fundamental Change Repurchase Notice”	3.03(a)(1)
“Fundamental Change Repurchase Price”	3.01(b)
“Funding Guarantor”	12.02
“incur”	4.14(a)
“Interest Payment Date”	2.04(a)
“Liquidity Proceeds”	4.15(c)
“Make-Whole Fundamental Change”	10.07(a)
“Make-Whole Fundamental Change Effective Date”	10.07(b)

Term Section:	Defined in:
“Maturity Date”	2.04(a)
“Merger Event”	10.08(a)
“Merger Successor Corporation”	10.08(a)
“Moody’s”	1.01
“Mortgage Deliverables”	14.01(b)
“Multi-Clause Distribution”	10.05(c)
“Net Proceeds Offer”	4.15(c)
“Net Proceeds Offer Price”	4.15(c)
“Offer Period”	4.15(f)
“Open Redemption Period”	11.02(f)
“Ownership Limit”	10.11
“Paying Agent”	2.06(a)
“Permitted Debt”	4.14(b)
“Prohibited Lender”	1.01
“Redemption”	11.02(a)
“Redemption Date”	11.02(c)
“Redemption Notice”	11.03
“Redemption Notice Date”	11.03
“Redemption Price”	11.02(b)
“Reference Property”	10.08(a)
“Reference Property Unit”	10.08(a)
“Register”	2.06(a)
“Registrar”	2.06(a)
“Regular Record Date”	2.04(a)
“Reorganization Event”	5.01
“Reorganization Successor Corporation”	5.01(a)(ii)
“Restricted Note”	2.10(a)
“Restricted Payments”	4.12(a)
“S&P”	1.01
“Special Regular Record Date”	2.04(d)(i)
“Spin-Off”	10.05(c)(ii)
“Subordinated Indebtedness”	4.12(a)(3)
“Temporary Notes”	2.12
“Treasury Rate”	11.02(e)
“Valuation Period”	10.05(c)

Section 1.03 Rules of Construction. Unless the context requires otherwise:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it and will be construed in accordance with U.S. GAAP;

(3) “or” is not exclusive;

(4) “including” means including, without limitation;

(5) words in the singular include the plural, and words in the plural include the singular;

(6) all references to $, dollars, cash payments or money refer to United States currency; and

(7) all references to interest on the Notes (a) will include any Additional Interest payable pursuant to Section 4.04 hereof, (b) but, for the avoidance of doubt, will not include any Default Interest payable on a Defaulted Amount pursuant to the terms of Section 2.04 hereof.

Section 1.04 References to Subordination. For the avoidance of doubt, for all purposes under this Indenture, including, without limitation, Section 4.12 and Section 4.14, this Indenture shall not treat Indebtedness as being (x) contractually subordinated or junior or (y) subordinated or junior in right of payment, in each case, to any other Indebtedness merely because such Indebtedness is (i) unsecured, (ii) secured by Liens of a junior priority on the same collateral to those securing such other Indebtedness or (iii) secured by different collateral.

Section 1.05 Acts of Holders. Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action will become effective when such instrument or instruments are delivered to the Trustee and to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent will be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.05.

The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit will also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note will bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee, the Company, the Paying Agent, the Conversion Agent or the Registrar in reliance thereon, whether or not notation of such action is made upon such Note.

If the Company will solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, by or pursuant to a Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Company will have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the Close of Business on such record date will be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and, for that purpose, the outstanding Notes will be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date will be deemed effective unless it will become effective pursuant to the provisions of this Indenture not later than six months after the record date.

Article 2

THE NOTES

Section 2.01 Designation, Amount and Issuance of Notes.

(a) The Notes will be designated as “8.00% Senior Secured Second Lien Convertible Notes.” The initial aggregate principal amount of Notes to be issued, authenticated and delivered on the Issue Date under this Indenture is ninety-nine million eight hundred ninety-eight thousand dollars ($99,898,000). From time to time, the Company may issue and execute, and the Trustee may authenticate, Notes delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.09, 2.11, 2.12, 3.06 and 10.02 hereof. In addition, the Company may issue an unlimited aggregate principal amount of additional Notes (“Additional Notes”) in accordance with clause (b) of this Section 2.01, so long as the incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Sections 4.14 and 4.17.

(b) Without the consent of any Holder, and notwithstanding anything to the contrary in Sections 2.01(a) or 2.05 hereof, the Company may increase the aggregate principal amount of the Notes issued under this Indenture by reopening this Indenture and issuing Additional Notes, so long as the incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Sections 4.14 and 4.17, with the same terms as the initial Notes (except, to the extent applicable, with respect to the date as of which interest shall begin to accrue on such Additional Notes and as to the Last Original Issue Date with respect to such Additional Notes as provided in the proviso to the definition thereof), which Notes will, subject to the foregoing, be considered to be part of the same series of Notes as those initially issued hereunder; provided, however, that if any such Additional Notes are not fungible with other Notes issued hereunder for federal income tax purposes, then such Additional Notes shall have a separate CUSIP number. Prior to issuing any such Additional Notes, the Company will deliver to the Trustee a Company Order, an Officers’ Certificate and an Opinion of Counsel, which Officers’ Certificate and Opinion of Counsel will address any matters required to be addressed under Section 15.04 hereof.

Section 2.02 Form of Notes.

(a) General. The Notes will be substantially in the form of Exhibit A hereto, but may include any notations, legends or endorsements required by any applicable law (or regulation promulgated thereunder), stock exchange rule or usage, or any insertions, omissions or other variations otherwise permitted or required by this Indenture. Whenever any such notation, legend or endorsement, or any such insertion, omission or other variation is applicable to a Note, the Company will provide such notation, legend or endorsement, or such insertion, omission or other variation to the Trustee in writing.

Each Note will bear a Trustee’s certificate of authentication substantially in the form set forth in Exhibit A hereto.

Notes that are Global Notes will bear the Global Notes Legend and the “Schedule of Increases and Decreases of Global Note” attached thereto.

Notes that are Restricted Notes will bear the Restricted Notes Legend.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company, the Guarantors, the Trustee and the Collateral Agent, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent that any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture will govern and control.

(b) Initial and Subsequent Notes. The Notes initially will be issued in global form, registered in the name of Cede & Co., as the nominee of the Depositary, and deposited with the Trustee, at its Corporate Trust Office, as custodian for the Depositary. Except to the extent provided in Section 2.09(c) hereof, all Notes will be represented by one or more Global Notes.

(c) Global Notes. Each Global Note will represent the aggregate principal amount of then outstanding Notes endorsed thereon and provide that it represents such aggregate principal amount of then outstanding Notes, which aggregate principal amount may, from time to time, be reduced or increased to reflect transfers, exchanges, conversions, redemptions or repurchases by the Company.

Only the Trustee, or the custodian holding such Global Note for the Depositary, at the direction of the Trustee, may endorse a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of then outstanding Notes represented thereby, and whenever the Holder of a Global Note delivers instructions to the Trustee to increase or decrease the aggregate principal amount of then outstanding Notes represented by a Global Note in accordance with Section 2.09 hereof, the Trustee, or the custodian holding such Global Note for the Depositary, at the direction of the Trustee, will endorse such Global Note to reflect such increase or decrease in the aggregate principal amount of then outstanding Notes represented thereby. None of the Trustee, the Collateral Agent, the Company, the Guarantors or any agent of the Trustee, the Collateral Agent, the Company or the Guarantors will have any responsibility or bear any liability for any aspect of the records relating to, or payments made on account of, the ownership of any beneficial interest in a Global Note or with respect to maintaining, supervising or reviewing any records relating to such beneficial interest.

Neither any member of, or participant in, the Depositary (collectively, the “Agent Members”) nor any other Person on whose behalf an Agent Member may act will have any rights under this Indenture with respect to any Global Note or under such Global Note, and the Company, the Guarantors, the Trustee, the Collateral Agent and any agent of the Company, the Guarantors, the Trustee or the Collateral Agent, may, for all purposes, treat the Depositary, or its nominee, if any, as the absolute owner and Holder of such Global Note.

The Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that such Holder is entitled to take under this Indenture or the Notes with respect to such Global Note, and, notwithstanding the foregoing, nothing herein will prevent the Company, the Guarantors, the Trustee, the Collateral Agent, the Paying Agent or any agent of the Company, the Guarantors, the Trustee, the Collateral Agent or the Paying Agent from giving effect to any written certification, proxy or other authorization furnished by such Holder or impair, as between the Depositary, its Agent Members and any other Person on whose behalf an Agent Member may act, the operation of their respective customary practices governing the exercise of the rights of a Holder of any interest in any Global Note.

Section 2.03 Denomination of Notes. The Notes will be issuable in registered form without coupons in minimum denominations of $2,000 principal amount and in integral multiples of $1,000 in excess thereof.

Section 2.04 Payments.

(a)	General.

(i) Payment at Maturity. Unless earlier paid or deemed paid pursuant to any of Sections 3.05, 4.15, 10.03 or 11.06 hereof, the Notes will mature on May 1, 2019; provided, however, that, unless all of the then-outstanding Existing Convertible Notes (or any Permitted Refinancing Indebtedness in respect thereof) shall have been redeemed, repurchased, otherwise retired, discharged in accordance with their terms or converted into Common Stock, or shall have been Effectively Discharged (in the case of the Existing Convertible Notes), in each case on or prior to August 15, 2018 or the scheduled maturity date of the Existing Convertible Notes (or any Permitted Refinancing Indebtedness incurred in respect thereof) is extended to a date that is after October 15, 2019, the Notes will mature on August 15, 2018 (the “Maturity Date”), and, on the Maturity Date, the Company will pay each Holder of Notes $1,000 in cash for each $1,000 principal amount of Notes held, together with accrued and unpaid interest to, but not including, the Maturity Date on such Notes. The Company shall make, or cause to be made, any filings with or other submissions to the Depositary that are necessary or that the Company deems advisable in order to give effect to the actual Maturity Date, including, without limitation, any notice specifying an acceleration of payment on the Notes. On or prior to August 15, 2018, the Company shall deliver to the Trustee written notice specifying whether the Maturity Date is August 15, 2018 or May 1, 2019. In the absence of such written notice, the Trustee shall conclusively assume that the Maturity Date is August 15, 2018.

(ii) Payment of Interest. Each Note will accrue interest at a rate equal to 8.00% per annum from the most recent date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, February 26, 2015 (or such other date provided for in Section 2.01(b) with respect to Additional Notes issued in accordance with such Section) until, subject to the provisions of clause (d) of this Section 2.04, the date the principal amount of such Note is paid or deemed paid, as the case may be, pursuant to clause (i) of this Section 2.04(a) or any of Sections 3.05, 4.15, 10.03 or 11.06 hereof.

Interest will be payable semi-annually in arrears on May 1 and November 1 of each year (each, an “Interest Payment Date”), beginning May 1, 2015 (or such other date provided for in Section 2.01(b) with respect to Additional Notes issued in accordance with such Section), to the Holder of each such Note as of the Close of Business on the April 15 and October 15, as the case may be, immediately preceding the applicable Interest Payment Date (each such date, a “Regular Record Date”), regardless of whether such Note is converted, repurchased or redeemed after such Regular Record Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(iii) Method of Payment. The Company will pay the principal of, the Fundamental Change Repurchase Price, the Net Proceeds Offer Price or the Redemption Price for, and the interest on, any Global Note to the Depositary by wire transfer of immediately available funds on the relevant payment date.

The Company will pay the principal of, the Fundamental Change Repurchase Price, the Net Proceeds Offer Price or Redemption Price for, and any interest due on the Maturity Date on, any Definitive Note in cash to the applicable Holder of such Note at the office of the Paying Agent on the relevant payment date.

The Company will pay interest due, on an Interest Payment Date, on any Definitive Note (except interest due on the Maturity Date) to the applicable Holder of such Note (i) if such Holder holds $5,000,000 or less aggregate principal amount of Notes, by check mailed to such Holder’s registered address, and (ii) if such Holder holds more than $5,000,000 aggregate principal amount of Notes, (A) by check mailed to such Holder’s registered address or (B) if such Holder delivers, not later than the Regular Record Date relating to such Interest Payment Date, a written request to the Registrar that the Company make such payments by wire transfer to an account of such Holder within the United States, by wire transfer of immediately available funds to such account, which request shall remain in effect until such Holder notifies, in writing, the Registrar to the contrary.

(b) Interest Rights Preserved. Subject to the provisions of Section 2.04(d) hereof, and, to the extent applicable, Sections 2.09 and 2.11 hereof, each Note delivered under this Indenture upon registration of transfer of, or in exchange for, or in lieu of, any other Note will carry any rights to the payment and accrual of interest that were carried by the relevant surrendered Note, Notes, or portion(s) thereof.

(c) Additional Interest. Pursuant to Section 4.04 hereof, in certain circumstances, Additional Interest will accrue on the Notes. Unless the context requires otherwise, all references in this Indenture to interest on the Notes will include such Additional Interest, but will not include any Default Interest payable pursuant to Section 2.04(d) hereof.

(d) Defaulted Amounts. Whenever any amount payable on a Note (including, the principal of, the Fundamental Change Repurchase Price, the Net Proceeds Offer Price or Redemption Price for, and interest on, such Note) has become due and payable, but the Company fails to punctually pay or duly provide for such amount (any such amount, a “Defaulted Amount”), such Defaulted Amount will forthwith cease to be payable to the Holder of such Note on the relevant payment date by virtue of its having been due such payment on such payment date, but will instead, to the extent permitted under applicable law, accrue interest (including post-petition interest in any proceeding under Bankruptcy Law) (“Default Interest”) at a rate equal to 9.00% per annum from, and including, such payment date and to, but excluding, the date on which such Defaulted Amount is paid by the Company in accordance with either clause (i) or (ii) below.

(i) The Company may elect to pay any Defaulted Amount and Default Interest on such Defaulted Amount to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the Close of Business on a special record date for the payment of such Defaulted Amount and Default Interest (a “Special Regular Record Date”) fixed in accordance with the following procedures:

(A) At least 30 days before the date on which the Company proposes to pay such Defaulted Amounts and Default Interest thereon, the Company will deliver to the Trustee written notice of (I) the proposed payment date for such Defaulted Amounts and Default Interest thereon and (II) the aggregate amount of such Defaulted Amounts and Default Interest thereon.

(B) Simultaneously with delivering such notice to the Trustee, the Company will either (I) deposit with the Trustee an amount of money, in immediately available funds, equal to the aggregate amount of such Defaulted Amounts and Default Interest thereon, or (II) take other actions that the Trustee deems reasonably satisfactory to ensure that an amount of money, in immediately available funds, equal to the aggregate of such Defaulted Amounts and Default Interest thereon will be deposited with the Trustee by 10:00 a.m., New York City time, on the proposed payment date, and in either case, upon receipt of such money, the Trustee will hold such money in trust for the benefit of the Persons entitled to such Defaulted Amounts and Default Interest pursuant to this Section 2.04(d)(i).

(C) Upon (i) receipt of such notice and (ii) the Company’s depositing such money or taking such other actions reasonably satisfactory to the Trustee, the Company will promptly fix a Special Regular Record Date for the payment of such Defaulted Amounts and Default Interest thereon, which Special Regular Record Date will be not more than 15 calendar days and not less than 10 calendar days prior to the proposed payment date, and notify the Trustee of the Special Regular Record Date. The Trustee will then, in the name and at the expense of the Company, deliver notice to each Holder specifying such Special Regular Record Date and the date on which such Defaulted Amounts and Default Interest thereon will be paid by the Company.

(D) After such notice has been delivered by the Trustee, such Defaulted Amounts and Default Interest thereon will be paid to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the Close of Business on the Special Regular Record Date specified in such notice and such Defaulted Amounts and Default Interest thereon will no longer be payable pursuant to the following clause (ii) of this Section 2.04(d)(i).

(ii) The Company may pay any Defaulted Amounts and Default Interest on such Defaulted Amounts in any other lawful manner that is not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes are then listed (or, if applicable, have been approved for listing) or designated for issuance, and upon such notice as may be required by such exchange or automated quotation system, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment will be deemed practicable by the Trustee.

Section 2.05 Execution and Authentication.

(a) In General. A Note will be valid only if executed by the Company and authenticated by the Trustee.

(b) Execution. A Note will be deemed to have been executed by the Company when an Officer signs such Note on behalf of the Company. The Officer’s signature may be manual or facsimile, and the validity of such Officer’s signature will not turn on whether such signatory remains an Officer at the time the Trustee authenticates such Note.

(c) Authentication. A Note will be deemed authenticated when an authorized signatory of the Trustee manually signs the certificate of authentication on such Note. An authorized signatory of the Trustee will manually sign the certificate of authentication on a Note only if (i) the Company delivers such Note to the Trustee, (ii) such Note is validly executed by the Company in accordance with Section 2.05(b) hereof, and (iii) the Company delivers, before or with such Note, a Company Order setting forth (A) a request that the Trustee authenticate such Note; (B) the principal amount of such Note; (C) the name of the Holder of such Note, (D) the date on which such Note is to be authenticated; and (E) any insertions, omissions or other variations, notations, legends or endorsements permitted under Section 2.02 hereof and applicable to such Note. If the Company Order also specifies that the Trustee must deliver such Note to any Holder or the Depositary, the Trustee will promptly deliver such Note in accordance with such Company Order.

The Trustee may appoint an authenticating agent. If the Trustee appoints an authenticating agent and such authenticating agent is reasonably acceptable to the Company, such authenticating agent may authenticate a Note whenever the Trustee may authenticate such Note. For purposes of this provision, each reference in this Indenture to authentication by the Trustee will be deemed to include authentication by an authenticating agent, and an authenticating agent will have the same rights to deal with the Company as the Trustee would have if it were performing the duties that the authentication agent was validly appointed to undertake.

Section 2.06 Registrar, Paying Agent and Conversion Agent.

(a) General. The Company will maintain an office or agency in the continental United States where Notes may be presented for registration of transfer or for exchange (the “Registrar”), an office or agency where the Notes may be presented for payment, repurchase or redemption (the “Paying Agent”), an office or agency where the Notes may be presented for conversion (the “Conversion Agent”) and an office or agency where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be served.

The Registrar will keep a register for the recordation of, and will record, the names and addresses of Holders, the Notes held by each Holder and the transfer, exchange, repurchase, redemption and conversion of Notes (the “Register”). Absent manifest error, the entries in the Register will be conclusive and the parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Indenture. The Register will be in written form or in any form capable of being converted into written form within a reasonably prompt period of time.

The Company may have one or more registrars, one or more paying agents, one or more conversion agents and one or more places where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be served. Before appointing any Registrar, Paying Agent or Conversion Agent that is not otherwise a party to this Indenture, the Company will enter into an appropriate agency agreement with such Registrar, Paying Agent or Conversion Agent, as the case may be, which agency agreement will implement the provisions of this Indenture that relate to such replacement or additional registrar, paying agent or conversion agent, as the case may be. The term Registrar includes any additional registrars named pursuant to this Indenture. The term Paying Agent includes any additional paying agent named pursuant to this Indenture. The term Conversion Agent includes any additional conversion agent named pursuant to this Indenture. Upon the occurrence of any Event of Default under Section 6.01(a)(xii) or 6.01(a)(xiii) with respect to the Company, the Trustee shall be the Paying Agent.

(b) Initial Designations. The Company initially appoints the Trustee as each of the Registrar, the Paying Agent, Conversion Agent, and the Notes initially may be presented for registration of transfer or for exchange, payment, repurchase, redemption and conversion to the Trustee, in its capacity as the Registrar, Paying Agent or Conversion Agent, as the case may be, at the Corporate Trust Office. Notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be served at the Corporate Trust Office.

(c) Removal, Resignation and Replacement. The Company may remove any Registrar, Paying Agent or Conversion Agent by delivering written notice to the Trustee and to such Registrar, Paying Agent or Conversion Agent; provided, however, that no such removal will become effective unless (i) after such removal, at least one Registrar, Paying Agent and Conversion Agent will remain; (ii) a successor has accepted appointment as Registrar, Paying Agent or Conversion Agent, as the case may be, the Company and such successor have entered into an agency agreement in accordance with Section 2.06(a) hereof, and the Company has delivered written notice of such appointment and a copy of such agency agreement to the Trustee, or (iii) the Company has delivered written notice to the Trustee that the Trustee will serve as the successor Registrar, Paying Agent or Conversion Agent, as the case may be, in accordance with Section 2.06(d) hereof; and provided, further, that the right to effect any such change or removal in no way relieves the Company of its obligation to maintain a Registrar, Paying Agent and Conversion Agent in the continental United States. The Company may also change the place where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be served, or reduce the number of such places; provided, however, that the right to effect any such change or reduction in no way relieves the Company of its obligation to maintain a place in the continental United States where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be served.

In addition, the Registrar, Paying Agent or Conversion Agent may resign at any time by delivering written notice of such resignation to each of the Company and the Trustee; provided, however, that if the Trustee is serving as Registrar, Paying Agent or Conversion Agent, the Trustee may resign from such capacity only if it also resigns as Trustee in accordance with Section 7.07 hereof. If, after any such resignation, at least one Registrar, Paying Agent and Conversion Agent does not remain, the Trustee will immediately be deemed to serve such empty office or agency in accordance with Section 2.06(d) hereof.

(d) Failure to Maintain an Office or Agency. If the Company fails to maintain in the continental United States, a Registrar, Paying Agent, Conversion Agent or place where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be served, the Trustee will act as the Registrar, Paying Agent, Conversion Agent, or place, as the case may be, and the office where the Notes may be presented for registration of transfer or for exchange, presented for payment, repurchase or redemption or surrendered for conversion, or place where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be served, as the case may be, will be the Corporate Trust Office. In each such case, the Trustee will be entitled to compensation for such action pursuant to Section 7.06 hereof.

(e) Notices. Promptly upon the effectiveness of any removal or appointment of a Registrar, Paying Agent or Conversion Agent, or upon any change in the location of the office of any Registrar, Paying Agent or Conversion Agent, or of the place where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be served, the Company will deliver to each Holder notice of such removal, appointment or change in location, as the case may be, which notice will include a brief description of the removal, appointment or change in location, as the case may be, and list the name and address of each continuing (and newly appointed, if applicable) Registrar, Paying Agent and Conversion Agent and place where notices and demands to, or upon, the Company with respect to the Notes and this Indenture may be served.

Section 2.07 Money and Securities Held in Trust.

Except as otherwise provided herein, by no later than 10:00 a.m., New York City time, on each due date for a payment on any Note, the Company will deposit with the Paying Agent an amount of money in immediately available funds, if deposited on the due date sufficient to make such payment when due.

The Company will require that each Paying Agent (other than the Trustee, if the Trustee is a Paying Agent) agree in writing that it will (i) segregate all money and securities it holds for making payments with respect to the Notes; (ii) hold such money and securities in trust for the benefit of Holders; and (iii) notify the Trustee, in writing, as promptly as practicable, if the Company defaults in making any payment on the Notes.

If any such default has occurred and is continuing, the Paying Agent will, upon receiving a written request from the Trustee, forthwith pay to the Trustee all of the money and securities it holds in trust. In addition, at any time, the Company may require a Paying Agent to pay all money and securities that it holds for making payments with respect to the Notes to the Trustee and to account for any money and securities it has disbursed. After delivering all of such money and securities to the Trustee pursuant to this Section 2.07, the Paying Agent (in its capacity as such) will have no further liability for such money and securities.

Section 2.08 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee, (i) within five Business Days after each Regular Record Date, a list of the names and addresses of Holders as of such Regular Record Date, and (ii) at such other times as the Trustee may request in writing, within 30 days after receipt by the Company of such request, a list of the names and addresses of Holders as of no more than 15 days immediately prior to the date such list is furnished, in each case, in such form as the Trustee may reasonably require.

Section 2.09 Transfer and Exchange.

(a) Provisions Applicable to All Transfers and Exchanges.

(i) Subject to the restrictions set forth in this Section 2.09, Definitive Notes and beneficial interests in Global Notes may be transferred or exchanged from time to time as desired, and each such transfer or exchange will be noted by the Registrar in the Register.

(ii) All Notes issued upon any registration of transfer or exchange in accordance with this Indenture will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

(iii) No service charge will be imposed on any Holder of a Definitive Note or any owner of a beneficial interest in a Global Note for any exchange or registration of transfer, but each of the Company, the Trustee or the Registrar may require such Holder or owner of a beneficial interest to pay a sum sufficient to cover any transfer tax, assessment or other governmental charge imposed in connection with such registration of transfer or exchange.

(iv) Unless the Company specifies otherwise, none of the Company, the Trustee, the Registrar or any co-registrar will be required to exchange or register a transfer of any Note (i) surrendered for conversion, except to the extent that any portion of such Note has not been surrendered for conversion, (ii) subject to a Fundamental Change Repurchase Notice validly delivered pursuant to Section 3.03 hereof, except to the extent any portion of such Note is not subject to a Fundamental Change Repurchase Notice or the Company fails to pay the applicable Fundamental Change Repurchase Price when due, (iii) subject to a notice of a Net Proceeds Offer validly delivered pursuant to Section 4.15 hereof, except to the extent any portion of such Note is not subject to a Net Proceeds Offer or the Company fails to pay the applicable Net Proceeds Offer Price when due or (iv) after the Company has delivered a Redemption Notice pursuant to Section 11.03 hereof, except to the extent the Company fails to pay the applicable Redemption Price when due.

(v) The Trustee will have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on Transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(b) In General; Transfer and Exchange of Beneficial Interests in Global Notes. So long as the Notes are eligible for book-entry settlement with the Depositary (unless otherwise required by law and except to the extent required by Section 2.09(c) hereof):

(i) all Notes will be represented by one or more Global Notes;

(ii) every transfer and exchange of a beneficial interest in a Global Note will be effected through the Depositary in accordance with the Applicable Procedures and the provisions of this Indenture (including the restrictions on Transfer set forth in Section 2.10 hereof); and

(iii) each Global Note may be transferred only as a whole and only (A) by the Depositary to a nominee of the Depositary, (B) by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or (C) by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(c) Transfer and Exchange of Global Notes.

(i) Notwithstanding any other provision of this Indenture, each Global Note will be exchanged for Definitive Notes if the Depositary delivers notice to the Company that:

(I) the Depositary is unwilling or unable to continue to act as Depositary; or

(II) the Depositary is no longer registered as a clearing agency under the Exchange Act,

and, in each case, the Company promptly delivers a copy of such notice to the Trustee and the Company fails to appoint a successor Depositary within 90 days after receiving notice from the Depositary.

In each such case, (1) each Global Note will be deemed surrendered to the Trustee for cancellation, (2) the Trustee will promptly cancel each such Global Note in accordance with the Applicable Procedures, (3) the Company, (x) in accordance with Section 2.05 hereof, will promptly execute, for each beneficial interest in each Global Note so cancelled, an aggregate principal amount of Definitive Notes equal to the aggregate principal amount of such beneficial interest, registered in such name and authorized denominations as the Depositary specifies, and bearing such legends as such Definitive Notes are required to bear under Section 2.02 and Section 2.10 hereof, and, (y) as provided in Section 2.05(c) hereof, will promptly deliver to the Trustee such Definitive Notes and a Company Order including the information specified in Section 2.05(c) hereof with respect to such Definitive Notes, and (4) the Trustee, upon receipt of such Definitive Notes and such Company Order, in accordance with Section 2.05 hereof, will promptly authenticate, and deliver to the Holder specified in such Company Order, such Definitive Notes.

(ii) In addition:

(I) if an Event of Default has occurred and is continuing, any owner of a beneficial interest in a Global Note may exchange such beneficial interest for Definitive Notes by delivering a written request to the Company, the Registrar and the Trustee; or

(II) at any time, the Company may, in its sole discretion, at the request of the owner of a beneficial interest in a Global Note, permit the exchange of such owner’s beneficial interest, by delivering a written request to the Registrar, the Trustee and the owner of such beneficial interest.

In each case, (1) upon receipt of such request, the Registrar will promptly deliver written notice of such request to the Company and the Trustee, which notice must identify the owner of the beneficial interest to be exchanged, the aggregate principal amount of such beneficial interest and the CUSIP number of the relevant Global Note; (2) the Trustee, upon receipt of such notice, will promptly cause the aggregate principal amount of such Global Note to be reduced by the aggregate principal amount of the beneficial interest to be so exchanged in accordance with the Applicable Procedures, (3) the Company (x) in accordance with Section 2.05 hereof, will promptly execute, for such beneficial interest, a Definitive Note having aggregate principal amount equal to the aggregate principal amount of such beneficial interest, registered in the name of the owner specified in the notice delivered by the Registrar, and bearing such legends as such Definitive Note is required to bear under Sections 2.02 and 2.10 hereof, and, (y) as provided in Section 2.05(c) hereof, will promptly deliver to the Trustee such Definitive Note and a Company Order including the information specified in Section 2.05(c) hereof with respect to such Definitive Note, and (4) the Trustee, upon receipt of such Definitive Note and such Company Order, will promptly, in accordance with Section 2.05 hereof, authenticate, and deliver to the Holder specified in such Company Order, such Definitive Note. If, after such exchange, all of the beneficial interests in a Global Note have been exchanged for Definitive Notes, such Global Note will be deemed surrendered to the Trustee for cancellation, and the Trustee will cause such Global Note to be cancelled in accordance with the Applicable Procedures.

(d) Transfer and Exchange of Definitive Notes. If Definitive Notes are issued, a Holder may:

(i) transfer a Definitive Note by: (A) surrendering such Definitive Note for registration of transfer to the Registrar, together with any endorsements or instruments of transfer reasonably required by any of the Company, the Trustee and the Registrar; (B) if such Definitive Note is a Restricted Note, delivering any documentation that any of the Company, the Trustee and the Registrar require to ensure that such transfer complies with Section 2.10 hereof and any applicable securities laws; and (C) satisfying any other requirements for such transfer set forth in this Section 2.09 and Section 2.10 hereof. Upon the satisfaction of conditions (A), (B) and (C), (1) the Company, (x) in accordance with Section 2.05 hereof, will promptly execute a new Definitive Note, in the name of the designated transferee, having an aggregate principal amount equal to that of the transferred Definitive Note and bearing such legends as such Definitive Note is required to bear under Sections 2.02 and 2.10 hereof, and (y) as provided in Section 2.05(c) hereof, will promptly deliver to the Trustee such Definitive Note and a Company Order including the information specified in Section 2.05(c) with respect to such Definitive Note, and (2) the Trustee, upon receipt of such Definitive Note and such Company Order, will promptly, in accordance with Section 2.05 hereof, authenticate, and deliver to the Holder specified in such Company Order, such Definitive Note;

(ii) exchange one or more Definitive Notes for one or more other Definitive Notes of any authorized denominations, and in aggregate principal amount equal to the aggregate principal amount of the one or more Definitive Notes to be exchanged, by surrendering such one or more Definitive Notes, together with any endorsements or instruments of transfer reasonably required by any of the Company, the Trustee and the Registrar, at any office or agency maintained by the Company for such purposes pursuant to Section 2.06 hereof. Whenever a Holder so surrenders one or more Definitive Notes for exchange, (1) the Company, (x) in accordance with Section 2.05 hereof, will promptly execute one or more new Definitive Notes, each in the name of such Holder, in the authorized denomination or denominations that such Holder requested (which authorized denomination or authorized denominations, as the case may be, must, in aggregate, equal the aggregate principal amount of the one or more Definitive Notes to be exchanged), and bearing a unique registration number not contemporaneously outstanding and such legends as such Definitive Note is required to bear under Sections 2.02 and 2.10 hereof, and (y) as provided in Section 2.05(c) hereof, will promptly deliver to the Trustee each such Definitive Note and a Company Order including the information specified in Section 2.05(c) with respect to each such Definitive Note, and (2) the Trustee, upon receipt of each such Definitive Note and such Company Order, will promptly, in accordance with Section 2.05 hereof, authenticate, and deliver to the Holder specified in such Company Order, each such Definitive Note; and

(iii) if then permitted by the Applicable Procedures, transfer or exchange a Definitive Note for a beneficial interest in a Global Note by (A) surrendering such Definitive Note for registration of transfer or exchange, together with any endorsements or instruments of transfer reasonably required by any of the Company, the Trustee and the Registrar, at any office or agency maintained by the Company for such purposes pursuant to Section 2.06 hereof; (B) if such Definitive Note is a Restricted Note, delivering any documentation that any of the Company, the Trustee and the Registrar require to ensure that such transfer complies with

Section 2.10 hereof and any applicable securities laws; (C) satisfying any other requirements for such transfer set forth in this Section 2.09 and Section 2.10 hereof; and (D) providing written instructions to the Trustee to make an adjustment in its books and records with respect to the applicable Global Note to reflect an increase in the aggregate principal amount of the Notes represented by such Global Note, which instructions will contain information regarding the Depositary account to be credited with such increase. Upon the satisfaction of conditions (A), (B), (C) and (D), the Trustee (1) will promptly cancel such Definitive Note and, (2) will promptly cause the aggregate principal amount of Notes represented by such Global Note to be increased by the aggregate principal amount of such Definitive Note, and credit, or cause to be credited, the account of the Person specified in the instructions provided by the exchanging Holder in an amount equal to the aggregate principal amount of such Definitive Note, in each case, in accordance with the Applicable Procedures. If at the time of such exchange, a Depositary has been appointed but no Global Notes are then outstanding, the Company, (x) in accordance with Section 2.05 hereof, will promptly execute and deliver to the Trustee, a new Global Note registered in the name of the Depositary or a nominee of the Depositary, as the case may be, having the appropriate aggregate principal amount, and bearing such legends as such Global Note is required to bear under Sections 2.02 and 2.10 hereof, and (y) as provided in Section 2.05(c) hereof, will promptly deliver to the Trustee such Global Note and a Company Order including the information specified in Section 2.05(c) with respect to such Global Note, and (2) the Trustee, upon receipt of such Global Note and such Company Order, will promptly, in accordance with Section 2.05 hereof, authenticate, and deliver to the depositary, its nominee, or a custodian of the depositary or its nominee, as the case may be, such Global Note.

Section 2.10 Transfer Restrictions.

(a) Restricted Notes.

(i) General. Each Note (and every security issued in exchange therefor or substitution thereof, except any shares of Common Stock issued upon conversion thereof, which may bear the Restricted Stock Legend) that bears, or that is required under this Section 2.10 to bear, the Restricted Notes Legend will be deemed a “Restricted Note,” and will be subject to the restrictions on Transfer set forth in this Indenture (including in the Restricted Notes Legend) unless such restrictions on Transfer are eliminated or otherwise waived by written consent of the Company, and each Holder of a Restricted Note, by such Holder’s acceptance of such Restricted Note, will be deemed to be bound by the restrictions on Transfer applicable to such Note.

(ii) When Restrictions Apply. Except as provided elsewhere in this Indenture (including clause (iii) of this Section 2.10(a)), until the Free Trade Date of a Note, every certificate evidencing such Note (and every security issued in exchange therefor or substitution thereof, except any shares of Common Stock issued upon the conversion thereof, which may be required to bear the Restricted Stock Legend) will bear the Restricted Notes Legend unless:

(A) such Note is being Transferred to a person (other than (x) the Company or (y) an affiliate (as defined in Rule 144) of the Company) pursuant to a registration statement that was effective under the Securities Act at the time of such Transfer; or

(B) such Note is being Transferred to a person (other than (x) the Company or (y) an affiliate (as defined in Rule 144) of the Company) pursuant to an available exemption from the registration requirements of the Securities Act (including Rule 144) and, after such Transfer, such Note will no longer constitute “a restricted security” (within the meaning of Rule 144), and, in case (B), the Holder effecting such Transfer delivers to the Trustee, the Company and the Registrar any documents or evidence required pursuant to the Restricted Notes Legend or this Indenture (including, in the case of Definitive Notes, clause (iii) of this Section 2.10(a)).

(iii) Termination of Transfer Restrictions.

(I) Except as otherwise provided in this Indenture (including clause (II) of this Section 2.10(a)(iii)) or as permitted under the terms of the Restricted Notes Legend, if a Holder requests that the Company remove the Restricted Notes Legend from a Definitive Note that is a Restricted Note, the Restricted Notes Legend will not be removed from such Restricted Note unless such Holder delivers, (1) to each of the Company and the Registrar a transfer certificate in the form attached as Exhibit B hereto and, (2) to each of the Company, the Registrar and the Trustee, any evidence that each of the Company, the Registrar and the Trustee, as the case may be, reasonably require, that (x) neither the Restricted Notes Legend nor the Transfer restrictions set forth therein are required to ensure that Transfers of such Restricted Note will comply with applicable law and (y) after such Transfer, such Restricted Note will not be a “restricted security” (within the meaning of Rule 144); provided, however, that, upon provision of such required transfer certificate and evidence, the Company, the Trustee and the Registrar will permit such Restricted Note to be exchanged in accordance with Section 2.09(d)(ii) hereof for one or more new Definitive Notes that do not bear the Restricted Notes Legend. In addition, upon receipt by the Trustee and the Registrar of a Company Order specifying that a Note need not bear the Restricted Notes Legend to comply with applicable law, each of the Trustee and the Registrar will permit such Note to be exchanged in accordance with Section 2.09(d)(ii) hereof for one or more new Definitive Notes that do not bear the Restricted Notes Legend.

(II) At any time on or after the Free Trade Date with respect to a Note, if such Note is represented by one or more Global Notes that are Restricted Notes, the Company shall delegend such Note by:

(1) providing written notice to the Trustee and the Registrar that the Free Trade Date has occurred and instructing the Trustee to remove the Restricted Notes Legend from such Global Notes or to deem the Restricted Notes Legend removed;

(2) providing written notice to each owner of a beneficial interest in any of such Global Notes, which notice will state that the Restricted Notes Legend has been removed or has been deemed removed from the applicable Global Note and include the unrestricted CUSIP that will thereafter apply to such applicable Global Note;

(3) providing written notice to the Trustee and the Depositary that the CUSIP number for each such Global Note will be changed to an unrestricted CUSIP number, which unrestricted CUSIP number will be listed in such notice;

(4) complying with any Applicable Procedures for delegending; and

(5) providing written notice to the Transfer Agent that the Free Trade Date has occurred,

whereupon the Restricted Notes Legend will be deemed removed from such Global Notes.

(iv) Reinstatement of Restricted Notes Legend. If the Restricted Notes Legend is removed from the face of a Definitive Note and the Definitive Note is subsequently held by an affiliate (as defined in Rule 144) of the Company, the Restricted Notes Legend will be reinstated.

(b) Restricted Stock. If any shares of Common Stock are issued upon conversion of any Notes, and such shares of Common Stock are issued prior to the relevant Free Trade Date, then any certificate representing such shares of Common Stock will, upon such issuance, bear the Restricted Stock Legend unless:

(1) such shares of Common Stock are being issued to a person (other than (x) the Company or (y) an affiliate (as defined in Rule 144) of the Company) pursuant to a registration statement that is effective under the Securities Act at the time of such issuance;

(2) such shares of Common Stock are being issued to a person (other than (x) the Company or (y) an affiliate (as defined in Rule 144) of the Company) pursuant to an available exemption from the registration requirements of the Securities Act such that, upon issuance, such shares of Common Stock will not constitute “restricted securities” (within the meaning of Rule 144); or

(3) the Company delivers written notice to the Transfer Agent and the Registrar stating that the certificate representing such shares of Common Stock need not bear the Restricted Stock Legend to comply with applicable law.

Section 2.11 Replacement Notes.

If (a)(i) a mutilated Note is surrendered to the Registrar or (ii) the Holder of a Note claims that such Note has been lost, destroyed or stolen and provides the Company and the Trustee with (A) evidence of such loss, theft or destruction that is reasonably satisfactory to the Company and the Trustee and (B) any amount or kind of security or indemnity that either of the Company or the Trustee reasonably request to protect itself from any loss that it may suffer upon replacement of such Note, and, in either case, (b) such Holder satisfies any other reasonable requirements of the Trustee, including the payment of any tax or other governmental charge that may be imposed in connection with the replacement of such Note, then, unless the Company or the Trustee receives notice that such Note has been acquired by a bona fide purchaser, the Company will, in accordance with Section 2.05 hereof, promptly execute and deliver to the

Trustee, and the Trustee, upon receipt of a Company Order, in accordance with Section 2.05 hereof, and the documents required by Sections 15.03 and 15.04 hereof, will promptly authenticate and deliver, in the name of such Holder, a replacement Note having the same aggregate principal amount as the Note that was mutilated or claimed to be lost, destroyed or stolen, bearing any restrictive legends required by Section 2.02 or 2.10 hereof and with a certificate number not contemporaneously outstanding.

Every new Note issued pursuant to this Section 2.11 in exchange for any mutilated Note, or in lieu of any destroyed, lost or stolen Note, will constitute an original contractual obligation of the Company and any other obligor upon the Notes, regardless of whether the mutilated, destroyed, lost or stolen Note will be at any time enforceable by anyone, and will be entitled to all benefits of (and will be subject to all the limitations set forth in) this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

Section 2.12 Temporary Notes. Until Definitive Notes are ready for delivery, the Company may execute and the Trustee or an authenticating agent appointed by the Trustee will, upon written request of the Company, authenticate and deliver temporary Notes (printed or lithographed) (“Temporary Notes”). Temporary Notes will be issuable in any authorized denomination, and substantially in the form of Definitive Notes, but with such omissions, insertions and variations as may be appropriate for Temporary Notes, all as may be determined by the Company. Every such Temporary Note will be executed by the Company and authenticated by the Trustee or such authenticating agent upon the same conditions and in substantially the same manner, and with the same effect, as the Definitive Notes. Without unreasonable delay the Company will prepare, execute and deliver to the Trustee or such authenticating agent Definitive Notes (other than any Global Note) and thereupon any or all Temporary Notes (other than any Global Note) may be surrendered in exchange therefor, at each office or agency maintained by the Company pursuant to Section 2.06 hereof and the Trustee or such authenticating agent will authenticate and deliver in exchange for such Temporary Notes Definitive Notes having an aggregate principal amount equal to such Temporary Notes. Such exchange will be made by the Company at its own expense and without any charge therefor. Until so exchanged, the Temporary Notes will, in all respects, be entitled to the same benefits and subject to the same limitations under this Indenture as Definitive Notes authenticated and delivered hereunder.

Section 2.13 Cancellation. At any time, the Company may deliver Notes to the Trustee for cancellation. Whenever any Note is surrendered to the Registrar, Conversion Agent or Paying Agent for registration of transfer, exchange, conversion, repurchase, redemption or payment, the Registrar, Conversion Agent or Paying Agent, as the case may be, will promptly forward such Note to the Trustee. Upon receipt of any such Note, the Trustee, in its customary manner, will promptly cancel and dispose of such Note. The Company may not issue new Notes to replace Notes that it has repurchased, redeemed, paid or delivered to the Trustee for cancellation or that a Holder has converted pursuant to Article 10 hereof.

Section 2.14 Outstanding Notes. At any time, Notes outstanding are limited to all Notes authenticated by the Trustee except (i) those cancelled by it, (ii) those delivered to it for cancellation and (iii) those deemed not outstanding under Sections 3.05, 4.15, 10.02 and 11.06 hereof and clauses (a) and (b) of this Section 2.14.

(a) If a Note is replaced pursuant to Section 2.11 hereof, such Note will cease to be outstanding at the time of its replacement unless the Trustee and the Company receive proof satisfactory to them that such Note is held by a bona fide purchaser.

(b) In addition, if the Company, any other obligor or an Affiliate of the Company or an Affiliate of such other obligor holds a Note, such Note will be disregarded and deemed not to be outstanding for purposes of determining whether the Holders of the requisite aggregate principal amount of Notes have given or concurred in any request, demand, authorization, direction, notice, consent, waiver or other action hereunder. Subject to the foregoing, only Notes outstanding at the time of any such determination will be considered in such determination (including determinations pursuant to Article 6 and Article 9 hereof).

Section 2.15 Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name such Note is registered in the Register as the owner of such Note for the purpose of receiving the payment of the principal, Fundamental Change Repurchase Price, the Net Proceeds Offer Price or Redemption Price of, and interest, if any, on, such Note, for the purpose of conversion of such Note and for all other purposes whatsoever with respect to such Note, and none of the Company, the Trustee or any agent of the Company or the Trustee will be affected by any notice to the contrary.

Section 2.16 Repurchases. The Company may, from time to time, repurchase Notes in open market purchases or in negotiated transactions without delivering prior notice to Holders.

Section 2.17 CUSIP and ISIN Numbers.

(a) Whenever “CUSIP” and “ISIN” numbers are generally in use, the Company will use CUSIP and ISIN numbers with respect to the Notes, which CUSIP and ISIN numbers (i) for Restricted Notes, will be restricted numbers, and (ii) for Notes that are not Restricted Notes, will be unrestricted numbers. Whenever the Company uses CUSIP and ISIN numbers, the Trustee will also use CUSIP and ISIN numbers in each notice it delivers to the Holders; provided that neither the Company nor the Trustee will be responsible for any defect in any CUSIP or ISIN number that appears on any Note, check, advice of payment or notice, including any notice delivered pursuant to Section 11.03. The Company will promptly notify the Trustee in writing in the event of any change in the CUSIP or ISIN numbers.

(b) In addition, if, when any shares of Common Stock are issued upon conversion of a Note, CUSIP and ISIN numbers are generally in use, the Company will use CUSIP and ISIN numbers with respect to such shares of Common Stock, which CUSIP and ISIN numbers (i) for shares of Common Stock to which the restrictions on Transfer set forth in the Restricted Stock Legend apply, will be restricted numbers, and (ii) for shares of Common Stock to which the restrictions on Transfer set forth in the Restricted Stock Legend do not apply, will be unrestricted numbers.

(c) Whenever any of the CUSIP or ISIN numbers with respect to the Notes or the shares of Common Stock issuable upon conversion of the Notes change, cease to be used, or begin to be used, the Company will deliver prompt written notice of such change, cessation, or beginning to each of the Trustee and the Holders.

Article 3

REPURCHASE AT THE OPTION OF THE HOLDER

Section 3.01 Fundamental Change Permits Holders to Require the Company to Repurchase the Notes.

(a) General. If a Fundamental Change occurs at any time prior to the Maturity Date, each Holder will have the right to require the Company to repurchase all of its Notes or any portion of its Notes in principal amount equal to $1,000 or an integral multiple of $1,000 in excess thereof (so long as the remaining portion of any such Notes equals $2,000 or an integral multiple of $1,000 in excess thereof) on the Fundamental Change Repurchase Date for such Fundamental Change for an amount of cash equal to the Fundamental Change Repurchase Price for such Fundamental Change Repurchase Date and such Notes. Notwithstanding anything to the contrary in this Section 3.01, the Company will not be required to make an offer to repurchase the Notes pursuant to this Section 3.01 (a “Fundamental Change Offer”) upon a Fundamental Change (1) if a third party makes the Fundamental Change Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Article 3 and purchases all Notes properly tendered and not withdrawn under the Fundamental Change Offer or (2) if a Redemption Notice has been given pursuant Article 11 hereof in respect of all outstanding Notes, unless and until there is a default in payment of the applicable Redemption Price.

(b) Fundamental Change Repurchase Price. The “Fundamental Change Repurchase Price” means, for any Notes to be repurchased on any Fundamental Change Repurchase Date, a price equal to 100% of the principal amount of such Notes, plus accrued and unpaid interest, if any, on such Notes to, but excluding, such Fundamental Change Repurchase Date; provided, however, that if a Fundamental Change Repurchase Date occurs after a Regular Record Date, but on or prior to the Interest Payment Date corresponding to such Regular Record Date, the Company will pay the accrued and unpaid interest on such Notes, on such Interest Payment Date, to the Holder of such Notes as of the Close of Business on such Regular Record Date, and the Fundamental Change Repurchase Price shall not include such accrued and unpaid interest.

(c) Fundamental Change Repurchase Date. The “Fundamental Change Repurchase Date” means, for any Fundamental Change, the date specified by the Company in the Fundamental Change Notice for such Fundamental Change, which date will be not less than 20 Business Days, nor more than 35 Business Days, immediately following the Fundamental Change Notice Date for such Fundamental Change.

(d) Redemption Following Completion of Fundamental Change Offer. In the event that Holders of at least 90% of the aggregate principal amount of the outstanding Notes accept a Fundamental Change Offer and the Company purchases all of the Notes validly tendered and not validly withdrawn held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to Article 3 hereof, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Fundamental Change Repurchase Price plus, to the extent not included in the Fundamental Change Repurchase Price, accrued and unpaid interest on the Notes that remain outstanding, to the date of redemption (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

Section 3.02 Fundamental Change Notice.

(a) General. On or before the 10th calendar day immediately following the effective date of a Fundamental Change, the Company will deliver to each Holder (and to any beneficial owners of a Global Note, as required by applicable law), the Trustee and the Paying Agent written notice of such Fundamental Change and the resulting repurchase right (the “Fundamental Change Notice,” and the date of such mailing, the “Fundamental Change Notice Date”). Simultaneously with mailing any Fundamental Change Notice to the Holders, the Trustee and the Paying Agent, the Company will publish a notice containing the same information as the Fundamental Change Notice (i) in a newspaper of general circulation in The City of New York and (ii) on its website or through such other public medium as the Company may use at such time. Notwithstanding anything to the contrary contained herein, a Fundamental Change Offer may be made in advance of a Fundamental Change, conditioned upon the consummation of such Fundamental Change, if a definitive agreement is in place for the Fundamental Change at the time the Fundamental Change Offer is made.

For any Fundamental Change, the Fundamental Change Notice corresponding to such Fundamental Change will specify:

(1) briefly, the events causing such Fundamental Change;

(2) the effective date of such Fundamental Change;

(3) the last date on which a Holder may exercise its right to require the Company to repurchase its Notes as a result of such Fundamental Change under this Article 3;

(4) the procedures that a Holder must follow to require the Company to repurchase a Note;

(5) the Fundamental Change Repurchase Price for each $1,000 principal amount of Notes for such Fundamental Change;

(6) the Fundamental Change Repurchase Date for such Fundamental Change;

(7) that the Fundamental Change Repurchase Price for any Note for which a Fundamental Change Repurchase Notice has been duly tendered and not validly withdrawn will be paid promptly following the later of the Fundamental Change Repurchase Date and the time such Note is surrendered for repurchase;

(8) the name and address of the Paying Agent and of the Conversion Agent;

(9) the Conversion Rate in effect on the Fundamental Change Notice Date for such Fundamental Change and the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Fundamental Change Notice Date;

(10) any adjustments that will be made to the Conversion Rate as a result of such Fundamental Change, including any Additional Shares by which the Conversion Rate will be increased pursuant to Section 10.07 hereof for a Holder that converts a Note “in connection with” such Fundamental Change;

(11) that any Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if such Holder withdraws such Fundamental Change Repurchase Notice in accordance with the terms of this Indenture or to the extent any portion of such Notes are not subject to such Fundamental Change Repurchase Notice;

(12) the procedures for withdrawing a Fundamental Change Repurchase Notice;

(13) that if a Note or portion of a Note is subject to a validly delivered Fundamental Change Repurchase Notice, unless the Company defaults in paying the Fundamental Change Repurchase Price for such Note or portion of a Note, interest, if any, on such Note or portion of a Note will cease to accrue on and after the Fundamental Change Repurchase Date; and

(14) the CUSIP and ISIN number(s) of the Notes.

(b) Failure or Defect. Notwithstanding anything provided elsewhere in this Indenture, neither the failure of the Company to deliver a Fundamental Change Notice nor a defect in a Fundamental Change Notice delivered by the Company will limit the repurchase rights of any Holder under this Article 3 or impair or otherwise affect the validity of any proceedings relating to the repurchase of any Note pursuant to this Article 3.

Section 3.03 Fundamental Change Repurchase Notice.

(a) General. To exercise its repurchase rights under Section 3.01(a) hereof with respect to any Notes pursuant to a Fundamental Change, the Holder thereof must deliver to the Paying Agent, by the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date, subject to extension to comply with applicable law:

(1) a duly completed “Option of Holder to Elect Purchase,” substantially in the form set forth in Exhibit A hereto (a “Fundamental Change Repurchase Notice”) setting forth that such Holder is tendering such Notes for repurchase; and

(2) such Notes (A) by book-entry transfer if such Notes are Global Notes, or (B) by physical delivery, if such Notes are Definitive Notes, in each case, together with any endorsements or other documents reasonably requested by the Paying Agent, the Trustee or the Company.

(b) Contents of Fundamental Change Repurchase Notice. The Fundamental Change Repurchase Notice for any Note must state:

(i) if such Note is to be repurchased in part, the principal amount of such Note to be repurchased, which principal amount must equal $1,000 or an integral multiple of $1,000 in excess thereof (so long as the remaining portion of such Note equals $2,000 or an integral multiple of $1,000 in excess thereof);

(ii) that such Note will be repurchased by the Company pursuant to the provisions of this Article 3 hereof; and

(iii) if such Note is a Definitive Note, the certificate number of such Note.

If the Notes to be repurchased are Global Notes, the Fundamental Change Repurchase Notice for such Notes must comply with the Applicable Procedures.

(c) Notice to Company. If any Holder validly delivers to the Paying Agent a Fundamental Change Repurchase Notice with respect to a Note or any portion of a Note, the Paying Agent will promptly deliver to the Company a copy of such Fundamental Change Repurchase Notice.

(d) Effect of Improper Notice. Unless and until the Paying Agent receives a validly endorsed and delivered Fundamental Change Repurchase Notice with respect to a Note, together with such Note, in a form that conforms in all material aspects with the description contained in such Fundamental Change Repurchase Notice, the Holder submitting the Notes will not be entitled to receive the Fundamental Change Repurchase Price for such Note.

Section 3.04 Withdrawal of Fundamental Change Repurchase Notice.

(a) General. After a Holder delivers a Fundamental Change Repurchase Notice with respect to a Note, such Holder may withdraw such Fundamental Change Repurchase Notice with respect to such Note or any portion of such Note in principal amount equal to $1,000 or an integral multiple of $1,000 in excess thereof (so long as the remaining portion of such Note not subject to the Fundamental Change Repurchase Notice equals $2,000 or an integral multiple of $1,000 in excess thereof) by delivering to the Paying Agent a written notice of withdrawal prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date to the Paying Agent. Any such withdrawal notice must state:

(A) the principal amount of the Note with respect to which such notice of withdrawal pertains, which must equal $2,000 or an integral multiple of $1,000 in excess thereof;

(B) the principal amount of such Note that remains subject to the original Fundamental Change Repurchase Notice, which portion must have a principal amount equal to $1,000 or an integral multiple of $1,000 in excess thereof; and

(C) if the Notes subject to such Fundamental Change Repurchase Notice were Definitive Notes, the certificate numbers of the Notes to be withdrawn and the Notes that will remain subject to the Fundamental Change Repurchase Notice.

If the Notes to be withdrawn are Global Notes, a Holder must deliver its notice of withdrawal in compliance with the Applicable Procedures.

(b) Return of Note. Upon receipt of a validly delivered withdrawal notice, the Paying Agent will promptly (i) if such notice pertains to a Definitive Note or a portion of a Definitive Note, return such Note or portion of a Note to such Holder, in the amount specified in such withdrawal notice; and, (ii) if such notice pertains to a beneficial interest in a Global Note, in compliance with the Applicable Procedures, deem to be cancelled any instructions for book-entry transfer of such beneficial interest, in the amount specified in such withdrawal notice.

(c) Notice to Company. If any Holder validly delivers to the Paying Agent a notice of withdrawal with respect to a Note or any portion of a Note, the Paying Agent will promptly deliver to the Company a copy of such notice of withdrawal.

Section 3.05 Effect of Fundamental Change Repurchase Notice.

(a) General. If a Holder validly delivers to the Paying Agent a Fundamental Change Repurchase Notice (together with all necessary endorsements) with respect to a Note, such Holder may no longer convert such Note unless and until such Holder validly withdraws such Fundamental Change Repurchase Notice in accordance with Section 3.04 hereof.

(b) Timing of Payment. Upon the Paying Agent’s receipt of (i) a valid Fundamental Change Repurchase Notice (together with all necessary endorsements) and (ii) the Notes to which such Fundamental Change Repurchase Notice pertains, the Holder of the Notes to which such Fundamental Change Repurchase Notice pertains will be entitled, except to the extent such Holder has validly withdrawn such Fundamental Change Repurchase Notice in accordance with Section 3.04 hereof to receive the Fundamental Change Repurchase Price with respect to such Notes on the later of the following (subject to extension to comply with applicable law) (i) the Fundamental Change Repurchase Date and (ii)(A) if such Notes are Definitive Notes, the date of delivery of such Notes to the Paying Agent, duly endorsed, or (B) if such Notes are Global Notes, the date of book-entry transfer of such Notes to the Paying Agent, or, if such later date is not a Business Day, the Business Day immediately following such later date.

(c) Effect of Deposit. If, as of 10:00 a.m., New York City time, on the Fundamental Change Repurchase Date for any Fundamental Change, the Company, in accordance with Section 3.08 hereof, has deposited with the Paying Agent money sufficient to pay the Fundamental Change Repurchase Price for every Note subject to a Fundamental Change Repurchase Notice validly delivered in accordance with Section 3.03 hereof and not validly withdrawn in accordance with Section 3.04 hereof, at the Close of Business on the Fundamental Change Repurchase Date:

(1) the Notes to be repurchased will cease to be outstanding and interest will cease to accrue on such Notes (whether or not book-entry transfer of such Notes is made or whether or not such Notes are delivered to the Paying Agent), except to the extent provided in the proviso to Section 3.01(b); and

(2) all other rights of the Holders of such Notes with respect to such Notes (other than the right to receive payment of the Fundamental Change Repurchase Price upon delivery or transfer of such Notes and any Defaulted Amounts or Default Interest with respect to the Notes, and other than as provided in the proviso to Section 3.01(b)) will terminate.

Section 3.06 Notes Repurchased in Part. If any Definitive Note is to be repurchased only in part, the Holder must surrender such Note at the office of the Paying Agent (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder of such Note or such Holder’s attorney-in-fact, duly authorized in writing), whereupon the Company, in accordance with Section 2.05 hereof, will promptly execute, and, upon receipt of a Company Order and the documents required by Sections 15.03 and 15.04 hereof, the Trustee, in accordance with Section 2.05 hereof, will promptly authenticate and deliver, to the surrendering Holder, a new Note or Notes of any authorized denomination or denominations requested by such Holder in aggregate principal amount equal to the portion of the principal amount of the Note so surrendered which is not repurchased. If any Global Note is repurchased in part, the Company will instruct the Trustee to decrease the principal amount of such Global Note by the principal amount repurchased. Any Notes that are repurchased or owned by the Company, whether or not in connection with a Fundamental Change, will be submitted to the Trustee for cancellation and will be duly retired by the Company.

Section 3.07 Covenant to Comply With Securities Laws Upon Repurchase of Notes. In connection with any repurchase offer pursuant to a Fundamental Change Repurchase Notice under this Article 3, the Company will, to the extent applicable, (i) comply with Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the Notes, (ii) file the related Schedule TO (or any successor schedule, form or report) under the Exchange Act, and (iii) otherwise comply with any applicable United States federal and state securities laws so as to permit Holders to exercise their rights and obligations under Section 3.01 hereof in the time and in the manner specified in Sections 3.01 and 3.03 hereof.

Section 3.08 Deposit of Fundamental Change Repurchase Price. Prior to 10:00 a.m., New York City time, on the Fundamental Change Repurchase Date, the Company will deposit with the Trustee or with the Paying Agent (or, if the Company or a Subsidiary or an Affiliate of either of them is acting as the Paying Agent, will segregate and hold in trust as provided in Section 2.07 hereof) an amount of immediately available funds sufficient to pay the Fundamental Change Repurchase Price of all the Notes or portions thereof that the Company is required to repurchase on such Fundamental Change Repurchase Date.

Section 3.09 Covenant Not to Repurchase Notes Upon Certain Events of Default.

(a) General. Notwithstanding anything to the contrary in this Article 3, the Company will not purchase any Notes under this Article 3 if, as of the Fundamental Change Repurchase Date, the principal amount of the Notes has been accelerated, such acceleration has not been rescinded and such acceleration did not result from a Default that would be cured by the Company’s payment of the Fundamental Change Repurchase Price.

(b) Deemed Withdrawals. If, on any Fundamental Change Repurchase Date, (i) a Fundamental Change Repurchase Notice for a Note has been validly tendered in accordance with Section 3.03 hereof and has not been validly withdrawn in accordance with Section 3.04 hereof, and (ii) pursuant to this Section 3.09, the Company is not permitted to purchase Notes, the Paying Agent, upon receipt of written notice from the Company stating that the Company, pursuant to this Section 3.09, is not permitted to purchase Notes, will deem such Fundamental Change Repurchase Notice to be withdrawn.

(c) Return of Notes. If a Holder tenders a Note for purchase pursuant to this Article 3 and, on the Fundamental Change Repurchase Date, pursuant to this Section 3.09, the Company is not permitted to purchase such Note, the Paying Agent will (i) if such Note is a Definitive Note, return such Note to such Holder, and (ii) if such Note is held in book-entry form, in compliance with the Applicable Procedures, deem to be cancelled any instructions for book-entry transfer of such Note.

Article 4

COVENANTS

Section 4.01 Payment of Notes. The Company will pay or cause to be paid the principal of, Fundamental Change Repurchase Price, the Net Proceeds Offer Price or Redemption Price for, and any accrued and unpaid interest on, the Notes on the dates and in the manner required under this Indenture. Any principal of, Fundamental Change Repurchase Price, Net Proceeds Offer Price or Redemption Price for, or interest on, a Note will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds, as of 10:00 a.m. New York City time on the due date, money deposited by the Company in immediately available funds and designated for, and sufficient to pay, such principal, Fundamental Change Repurchase Price, the Net Proceeds Offer Price, Redemption Price or interest then due. To the extent lawful, the Company will also pay Default Interest (including post-petition interest in any proceeding under any Bankruptcy Law) on any Defaulted Amounts in accordance with Section 2.04 hereof.

Section 4.02 144A Information. Whenever the Company is not subject to Section 13 or Section 15(d) of the Exchange Act, if any Notes or shares of Common Stock issuable upon the conversion of the Notes constitute “restricted securities” within the meaning of Rule 144, the Company will, upon the request of a Holder or beneficial owner of the Notes, or a holder or beneficial owner of the Common Stock issuable upon the conversion of the Notes, promptly furnish or cause to be furnished to the applicable Holder, beneficial owner, or any prospective purchaser designated by the applicable Holder or beneficial owner, of the Notes, or any holder, beneficial owner, or any prospective purchaser designated by the applicable holder or beneficial owner, of the Common Stock, as the case may be, all of the information that a prospective purchaser of the Notes or the Common Stock, as the case may be, is required to receive under Rule 144A(d)(4) of the Securities Act for the Notes or shares of Common Stock, as the case may be, to be resold to such prospective purchaser pursuant the exemption from registration provided by Rule 144A.

Section 4.03 Reports.

Whether or not required by the rules and regulations of the SEC, the Company will furnish to the Trustee, no later than five (5) Business Days after the dates specified in the SEC’s rules and regulations (including any extensions provided therein) for a filer that is a “non-accelerated filer” (or any successor term that provides an entity with the greatest time period for filing periodic reports with the SEC):

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-K and 10-Q (or any successor or comparable forms) if the Company were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K (or any successor or comparable form) if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. Notwithstanding anything to the contrary above, the Company shall not be required to disclose to the Trustee (or the Holders) any materials for which it has sought and has received (or reasonably expects to receive) confidential treatment from the SEC. All reports filed with the SEC via EDGAR (or any successor system) shall be deemed to have been furnished to the Trustee in accordance with this Section 4.03.

The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports required by this Section 4.03 on its website within the time periods proscribed above.

Delivery of such quarterly and annual reports, and such other documents, information and other reports to the Trustee will be for informational purposes only, and the Trustee’s receipt of such will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officers’ Certificates).

Section 4.04 Additional Interest.

(a) General. If, at any time during the period beginning on, and including, the date that is six months after the Last Original Issue Date and ending on, but not including, the Free Trade Date, the Company fails to timely file (after giving effect to any grace period provided by Rule 12b-25) any document or report that it is required to file with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act, as applicable (other than current reports on Form 8-K), the Company will pay additional interest (the “Additional Interest”) on the principal amount of then outstanding Notes. The Additional Interest will accrue from the due date of each such missed filing until the earlier of (i) the Free Trade Date and (ii) the date such failure to file is corrected.

In addition, if either the Notes or the Common Stock issued upon the conversion of the Notes are not Freely Tradable at all times on and after the Free Trade Date (or the next succeeding Business Day if the Free Trade Date is not a Business Day), the Company will pay Additional Interest on the Notes. Such Additional Interest will accrue on each day during such period on which the Notes are not Freely Tradable. The accrual of Additional Interest will be the exclusive remedy available to Holders for the failure of the Notes or the Common Stock issued upon the conversion of the Notes to become Freely Tradable.

In each case, the Additional Interest will be payable on the same dates and in the same manner as the stated interest on the Notes and will initially accrue at the rate of 0.25% per annum on the principal amount of then outstanding Notes. If the Additional Interest accrues for more than 90 consecutive days, the rate at which the Additional Interest accrues will increase to 0.50% per annum on the principal amount of then outstanding Notes beginning on the 91st consecutive day on which it accrues and ending on the last consecutive day on which it continues to accrue.

(b) Notice to Trustee. If the Company is required to pay Additional Interest on any Note, no later than five Business Days prior to the date on which such Additional Interest is scheduled to be paid, the Company will provide to the Trustee (and if the Trustee is not the Paying Agent, to the Paying Agent) an Officers’ Certificate, which Officers’ Certificate will state (i) that the Company is obligated to pay Additional Interest pursuant to this Section 4.04, (ii) the amount of such Additional Interest that the Company is required to pay under this Section 4.04, (iii) the amount of such Additional Interest that the Company will pay, (iv) the scheduled date on which such Additional Interest will be paid to Holders and (v) a direction that the Trustee (or, if the Trustee is not the Paying Agent, the Paying Agent) pay such Additional Interest to the extent it receives funds from the Company to do so, on the scheduled payment date for such Additional Interest. The Trustee will not have any duty or responsibility to any Holder to determine whether any Additional Interest is payable, or, if any Additional Interest is payable, the amount of such Additional Interest that is payable.

Section 4.05 Compliance Certificate.

(a) Annual Compliance Certificate. Within 90 days after the end of each fiscal year of the Company, beginning with the fiscal year ending on January 31, 2015, the Company will deliver to the Trustee an Officers’ Certificate, which Officers’ Certificate will state (i) that the Officers signing such Officers’ Certificate have supervised a review of the activities of the Company and its Subsidiaries with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture during the preceding fiscal year, and (ii) to the knowledge of each of the Officers signing such Officers’ Certificate, (A) whether the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided under this Indenture) or, if one or more Defaults or Events of Default have occurred, what events triggered such Defaults or Events of Default and what actions the Company is taking or proposes to take with respect to such Defaults or Events of Default, and (B) whether any event has occurred and remains in existence by reason of which any payment of the principal of, the Fundamental Change Repurchase Price, the Net Proceeds Offer Price or the Redemption Price for, or interest on, or any delivery of any of the consideration due upon conversion of, a Note is prohibited, and, if any such event has occurred and remains in existence, a description, in reasonable detail, of such event or events and what actions the Company is taking or proposes to take with respect to such event or events.

(b) Certificate of Default or Event of Default. As soon as possible, and in any event within five Business Days after a Default occurs, the Company will deliver to the Trustee an Officers’ Certificate describing such Default, its status and a description, in reasonable detail, of what action the Company is taking or proposes to take with respect to such Default.

Section 4.06 Restriction on Purchases by the Company and by Affiliates of the Company. Neither the Company nor any of its Subsidiaries will purchase or otherwise acquire any Notes without canceling such Notes. In addition, the Company will use commercially reasonable efforts to prevent any affiliate of the Company (as defined in Rule 144) from acquiring any Note or any beneficial interest therein.

Section 4.07 Taxes. The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.08 Corporate Existence. Subject to Article 5 hereof, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect:

(a) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or such Restricted Subsidiary, as applicable; and

(b) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries;

provided, however, that the Company will not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

Section 4.09 Par Value Limitation.

The Company will not take any action that, after giving effect to any adjustment pursuant to Section 10.05 or 10.07, would result in the Conversion Price becoming less than the par value of one share of Common Stock. In addition, the Company will not adjust the Conversion Rate pursuant to Section 10.06 such that the Conversion Price would be less than the par value of one share of Common Stock.

Section 4.10 Stay, Extension and Usury Laws. The Company and each of the Guarantors covenants that, to the extent that it may lawfully do so, it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture; and each of the Company and the Guarantors, to the extent that it may lawfully do so, hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will instead suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.11 Further Instruments and Acts. Upon request of the Trustee, the Company and each of the Guarantors will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the terms of this Indenture.

Section 4.12 Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on or in respect of the Company’s or any Restricted Subsidiary’s Equity Interests (including any such payment in connection with any merger or consolidation involving such Person), except dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Company or such Restricted Subsidiary and except dividends or distributions payable solely to the Company or any of its Restricted Subsidiaries (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other Equity Interest holders on a pro rata basis with respect to the class of Equity Interests on which such dividend or distribution is made, or on a basis that results in the receipt by the Company or any of its Restricted Subsidiaries of dividends or distributions of greater value than it would receive on a pro rata basis);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness (“Subordinated Indebtedness”) of the Company or any Guarantor that is (i) Indebtedness that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries) or (ii) unsecured Indebtedness, except, in each case, payments of interest or principal at the Stated Maturity thereof, other than, in the case of any such Existing Indebtedness with a Stated Maturity prior to August 15, 2018 (which, for the avoidance of doubt, does not include the Existing Convertible Notes or any refinancings thereof), the purchase, repurchase, redemption, defeasance or other acquisition of any such Existing Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(i) no Default or Event of Default has occurred and is continuing or would occur after giving effect to such Restricted Payment;

(ii) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 4.14(a); and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2) through (5) of Section 4.12(b)), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently completed fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B) 100% of the aggregate net cash proceeds since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company or from the issue or sale of convertible or exchangeable Disqualified Stock of the Company or convertible or exchangeable debt securities of the Company, in each case that have been converted into, settled with or exchanged for Equity Interests of the Company (other than (x) Disqualified Stock or (y) Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Company); plus

(C) to the extent that any Restricted Investment that was made after the Issue Date is sold or otherwise liquidated or repaid, the amount of the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), to the extent that such return was not otherwise included in the Consolidated Net Income of the Company for such period; plus

(D) to the extent that any Unrestricted Subsidiary of the Company designated as such on or after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the Fair Market Value of Company’s Restricted Investment (without duplication of amounts that increase the amount available pursuant to clauses (16) and (19) of the definition of “Permitted Investments” and Section 4.12(b)(9)) in such Restricted Subsidiary as of the date of such redesignation; plus

(E) without duplication of any increase pursuant to Section 4.12(a) above or that increase the amount available pursuant to clauses (16) and (19) of the definition of “Permitted Investments” and Section 4.12(b)(9), cash dividends or distributions received by the Company or any Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary of the Company, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Company for such period; plus

(F) to the extent that any Restricted Investment that was made after the date of this Indenture is made in an entity that subsequently becomes a Guarantor, the lesser of the initial amount of such Restricted Investment and the Fair Market Value of the Investment of the Company in such entity at the time it becomes a Guarantor.

(b) Notwithstanding anything to the contrary therein, Section 4.12(a) will not prohibit:

(1) the payment of any dividend or distribution on account of Equity Interests or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution on account of Equity Interests or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Section 4.12;

(2) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, unsecured Indebtedness or Disqualified Stock (or Effective Discharge, in the case of the Existing Convertible Notes) of the Company or any Guarantor in exchange for, by conversion into or out of, or with the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness, which incurrence occurs substantially concurrently with such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value (or Effective Discharge, in the case of the Existing Convertible Notes);

(3) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director, employee or consultant of the Company or any Restricted Subsidiary of the Company or any permitted transferee of the foregoing pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any twelve-month period; provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company to officers, directors, employees or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to Section 4.12(a)(iii) or Section 4.12(b); plus

(b) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary of the Company after the Issue Date; and in addition, cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any current or former officer, director or employee (or any permitted transferees thereof) of the Company or any Restricted Subsidiary of the Company in connection with a repurchase of Equity Interests of the Company or any Restricted Subsidiary of the Company from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 4.12 or any other provisions of this Indenture;

(4) the purchase, redemption or other acquisition or retirement for value of Equity Interests (x) deemed to occur upon the exercise of stock options, warrants, convertible notes or similar rights to acquire Equity Interests to the extent that such Equity Interests represent all or a portion of the exercise or exchange price of those stock options, warrants, convertible notes or similar rights, or (y) made in lieu of payment of withholding taxes in connection with the vesting of Equity Interests or any exercise or exchange of stock options, warrants, convertible notes or similar rights to acquire such Equity Interests;

(5) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, unsecured Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary upon a Fundamental Change or Asset Sale to the extent required by this Indenture or other instrument pursuant to which such Indebtedness or Disqualified Stock was issued, but only if the Company or such Restricted Subsidiary has first complied with its obligation under Article 3 and Section 4.15 hereof, as applicable; provided that no Liquidity Proceeds shall be used to make a Restricted Payment pursuant to this clause (5);

(6) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds from the substantially concurrent contribution to the common equity of the Company or from the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Equity Interests for purposes of Section 4.12(a)(iii)(B) hereof (for the avoidance of doubt, this clause (6) shall permit the conversion of the Existing Convertible Notes into shares of Common Stock in accordance with the Existing Convertible Notes Indenture);

(7) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary of the Company issued on or after the date of this Indenture in accordance with the Fixed Charge Coverage Ratio test and the Total Leverage Ratio test set forth in Section 4.14(a) hereof;

(8) payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares; and

(9) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $5.0 million in the aggregate since the Issue Date, plus if any such Restricted Payment under this clause (9) was used to make an Investment, the cash return of capital with respect to such Investment (less the cost of disposition, if any).

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or the relevant Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Company or, if such Fair Market Value is in excess of $10.0 million, by the Board of Directors, whose resolution with respect thereto will be delivered to the Trustee.

(d) For purposes of determining compliance with this Section 4.12, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in Sections 4.12(b)(1) through Section 4.12(b)(9) or is entitled to be incurred as one or more categories of Permitted Investments or pursuant to Section 4.12(a), the Company will be entitled to classify such Restricted Payment or portion thereof in any manner that complies with this Section 4.12, and such Restricted Payment will be treated as having been made pursuant to only such clause or clauses, categories of Permitted Investments or Section 4.12(a).

Section 4.13 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to any of its Restricted Subsidiaries (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) make loans or advances to any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.13(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of such agreements, provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not, in the good faith judgment of the Board of Directors, materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2) this Indenture, the Notes and the Note Guarantees and the Security Documents;

(3) applicable law, rule, regulation, order, approval, license, permit or similar restriction (whether or not existing on the Issue Date);

(4) (a) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and does not in the good faith judgment of the Board of Directors materially adversely affect the ability of the Company to make scheduled payments of interest and principal on the Notes, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred; and (b) any amendment, modification, replacement or refinancing thereof, provided that after giving effect to such amendment, modification, replacement or refinancing thereof, such encumbrances or restrictions of the type set forth in clauses (1), (2) and (3) of Section 4.13(a) are not, in the good faith judgment of the Board of Directors, materially more restrictive, taken as a whole, than prior to such amendment, modification, replacement or refinancing;

(5) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6) purchase money obligations or similar obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased (plus improvements and accessions to such property, or assets or proceeds or distributions thereof) of the nature described in Section 4.13(a)(3);

(7) any agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not, in the good faith judgment of the Board of Directors, materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, extended, renewed, refunded, replaced, defeased or discharged;

(9) Liens permitted to be incurred under the provisions of the covenant described above under Section 4.17 that limit the right of the debtor to dispose of the assets subject to such Liens (plus improvements and accessions to such property, or assets or proceeds or distributions thereof);

(10) customary provisions in joint venture agreements or other similar agreements;

(11) customary provisions in Permitted Hedging Obligations;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts or other agreements entered into in the ordinary course of business;

(13) restrictions on other Indebtedness incurred in compliance with Section 4.14, provided that such restrictions will not materially affect the Company’s ability to make principal or interest payments on the Notes and are customary for instruments of such type;

(14) encumbrances on property that exist at the time such property was acquired by the Company or any Restricted Subsidiaries;

(15) encumbrances or restrictions consisting of customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(16) customary guarantees by the Company under non-Indebtedness obligations of a Subsidiary set forth in leases, licenses and other agreements entered into by the Subsidiary in the ordinary course of business; and

(17) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business, provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary.

(c) For purposes of determining compliance with this Section 4.13, the subordination of loans or advances made to the Company or a Restricted Subsidiary to other Indebtedness incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.14 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, enter into a guarantee of or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock or preferred interests; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock or preferred interests, if (i) the Fixed Charge Coverage Ratio for the Company’s most recently completed four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock or preferred interests are issued, as the case may be, would have been at least 2.5 to 1.0, and (ii) the Total Leverage Ratio would be no more than 4.0 to 1.0, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock or preferred interests had been issued, as the case may be, at the beginning of such four-quarter period.

(b) Notwithstanding anything to the contrary therein, Section 4.14(a) will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following Disqualified Stock (collectively, “Permitted Debt”):

(1) the incurrence and guarantee by the Company or any Restricted Subsidiary, of Indebtedness and letters of credit (and reimbursement obligations with respect thereto) under one or more Senior Credit Agreements (with letters of credit being deemed to have a principal amount equal to the maximum remaining potential liability of the Company or any Restricted Subsidiary thereunder) not to exceed $150.0 million, less the amount applied to permanently repay Indebtedness pursuant to Section 4.15(b);

(2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness listed on Schedule I hereto;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the Issue Date;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Attributable Debt in connection with a sale and leaseback transaction or Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing or reimbursing all or any part of the purchase price or cost of design, development, construction, installation, expansion, repair or improvement of property (either real or personal), plant or equipment or other fixed or capital assets used or useful in the business of the Company or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the purchase of Equity Interests of any Person owning such assets), which incurrence occurs within 365 days of such purchase, design, development, construction, installation, expansion, repair or improvement, in an aggregate principal amount, including, without duplication, all Permitted Refinancing Indebtedness incurred under Section 4.14(b)(5) below to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed, at one time outstanding, the greater of (i) $20 million and (ii) 3% of Consolidated Total Assets of the Company;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge (or in the case of the Existing Convertible Notes, Effectively Discharge) any Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred under Section 4.14(a) or clause (2), (3), (4), (5), (15) or (16) of this Section 4.14(b);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness (or the guarantees of any such intercompany Indebtedness) between or among the Company or any of its Restricted Subsidiaries; provided, however, that:

(A) the aggregate principal amount of intercompany Indebtedness (or the guarantees of any such intercompany Indebtedness) between or among the Company or any of its Restricted Subsidiaries must be incurred pursuant to an intercompany note (which may take the form of a grid note) that is pledged to the Collateral Agent in accordance with the terms of the Security Agreement; and

(B) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, then such Indebtedness (other than Indebtedness incurred in the ordinary course in connection with the cash or tax management operations of the Company and its Subsidiaries) must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor;

provided, further, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(B) any sale or other transfer of any such preferred stock to a Person that is not the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) Hedging Obligations that are not incurred for speculative purposes but for the purpose of (a) fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding; (b) fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (c) fixing or hedging commodity price risk, including the price or cost of raw materials, emission rights, manufactured products or related commodities, with respect to any commodity purchases or sales;

(9) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Guarantor, and the guarantee by any Restricted Subsidiary of the Company that is not a Guarantor of Indebtedness of another Restricted Subsidiary that is not a Guarantor, in each case, to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 4.14; provided that if the Indebtedness being guaranteed is subordinated in right of payment to or pari passu with the Notes, then the guarantee must be subordinated or pari passu, as applicable, in right of payment to the same extent as the Indebtedness guaranteed;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, unemployment or other insurance or self-insurance obligations, health, disability or other benefits to employees or former employees and their families, bankers’ acceptances and similar obligations in the ordinary course of business;

(11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five (5) Business Days;

(12) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from customary agreements of the Company or any such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or sale or other disposition of any business, assets or Capital Stock of the Company or any of its Restricted Subsidiaries, other than, in the case of any such disposition by the Company or any of its Restricted Subsidiaries, guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock;

(13) the incurrence of contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(14) the incurrence of Indebtedness in the ordinary course of business under any agreement between the Company or any of its Restricted Subsidiaries and any commercial bank or other financial institution relating to Treasury Management Arrangements;

(15) Acquired Debt incurred by a Person prior to the time that such Person was acquired by or merged into the Company or any of its Restricted Subsidiaries and that was not incurred in connection with, or in contemplation of, such acquisition or merger, in an aggregate amount, including, without duplication, all Permitted Refinancing Indebtedness incurred under Section 4.14(b)(5) to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed $20 million at any time outstanding;

(16) Indebtedness, Disqualified Stock or preferred stock of (i) the Company or any of its Restricted Subsidiaries incurred to finance an acquisition or (ii) Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into the Company or a Restricted Subsidiary of the Company in accordance with the terms of this Indenture; provided that after giving pro forma effect to such acquisition or merger, the Company (x) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test and the Total Leverage Ratio test set forth in Section 4.14(a) or (y) the Fixed Charge Coverage Ratio would be equal to or greater than the actual Fixed Charge Coverage Ratio of the Company for the four-quarter period immediately prior to such acquisition or merger and the Total Leverage Ratio would be equal to or less than the actual Total Leverage Ratio of the Company immediately prior to such acquisition or merger;

(17) the incurrence by any Foreign Subsidiary of Indebtedness, Disqualified Stock or preferred stock in an aggregate outstanding principal amount (or accreted value, as applicable) at any time outstanding, not to exceed the greater of $10.0 million and 1.5% of Consolidated Total Assets of the Company; and

(18) the incurrence by the Company or any of the Guarantors of additional Indebtedness or Disqualified Stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed the greater of $15.0 million and 3% of Consolidated Total Assets of the Company.

(c) Any Indebtedness incurred under a Senior Credit Agreement that is allocated to Section 4.14(b)(1) shall be deemed for purposes of this covenant to have been incurred on the date such Indebtedness was first incurred until such Indebtedness is actually repaid, other than pursuant to “cash sweep” provisions or any similar provisions under any Senior Credit Agreement that provide that such Indebtedness is deemed to be repaid daily (or otherwise periodically).

(d) For purposes of determining compliance with this Section 4.14, in the event that an item of proposed Indebtedness or Disqualified Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) of Section 4.14(b), or is entitled to be incurred pursuant to Section 4.14(a), the Company will be permitted to classify all or a portion of such item of Indebtedness or Disqualified Stock on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness or Disqualified Stock (based on circumstances existing on the date of such reclassification), in any manner that complies with this covenant, except that Indebtedness outstanding under the Senior Credit Agreement on the Issue Date will at all times be deemed to have been incurred on such date in reliance on the exception provided by Section 4.14(b)(1). The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant, provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding anything to the contrary in this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(e) The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

(f) Notwithstanding anything to the contrary in this Indenture, the Company will not, and will not permit any of the Guarantors to, incur any secured Indebtedness to renew, refund, refinance, replace, defease or discharge any unsecured Indebtedness.

Section 4.15 Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or its Restricted Subsidiaries, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) at least 75% of the consideration received in the Asset Sale by the Company or its Restricted Subsidiaries is in the form of cash or Cash Equivalents. For purposes of this clause (2), each of the following will be deemed to be Cash Equivalents:

(i) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assumption or similar agreement;

(ii) any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are converted by the Company or any Restricted Subsidiary into cash or Cash Equivalents within 180 days of receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion; and

(iii) any Designated Noncash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed $2.5 million, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value.

(b) Within 365 days after the receipt of any Net Proceeds from any Asset Sale or a Casualty or Condemnation Event in which Net Proceeds are received in respect of the condemnation, destruction, damage or loss of any Collateral, the Company or any Restricted Subsidiary may apply those Net Proceeds at its option:

(1) to permanently repay (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect thereto) (A) Senior Lien Obligations or any Indebtedness secured by Liens permitted under this Indenture, which Liens rank higher in priority than the Note Liens or (B) to the extent that assets sold in an Asset Sale are held by a Restricted Subsidiary that is not a Guarantor and the Net Proceeds do not constitute Collateral, Indebtedness of such Restricted Subsidiary that is not a Guarantor; or

(2) to (x) make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Guarantor), or (y) acquire long-term assets or other properties (including capital expenditures), in each case (a) used or useful in a Permitted Business or (b) that replace the properties and assets that are the subject of such Asset Sale or Casualty or Condemnation Event; provided that such business, Capital Stock, assets or property shall be owned by the Company, any Guarantor or, if applicable, the Restricted Subsidiary that sold the assets in the Asset Sale; provided that a binding agreement or commitment shall be treated as a permitted application of Net Proceeds from the date of such commitment so long as the Company or other such Restricted Subsidiary enters into such agreement or commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment; provided, further, that in the event such binding commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds unless otherwise applied pursuant to this clause (b) prior to the later of 365-days after the receipt of such Net Proceeds and 30-days after the cancellation or termination of such binding agreement or commitment.

(c) Any Net Proceeds from Asset Sales or a Casualty or Condemnation Event that are not applied or invested as provided in Section 4.15(b) will constitute “Excess Proceeds”; provided, that the first $50 million of Net Proceeds received from Asset Sales during the first 270 days after the Issue Date (“Liquidity Proceeds”) shall be excluded from the definition of Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $10.0 million, within 30 days thereof, the Company will make an offer (a “Net Proceeds Offer”) to all holders of Notes and other Permitted Additional Pari Passu Obligations containing provisions similar to those set forth in this Section 4.15 with respect to asset sales, casualties or condemnations to purchase the maximum principal amount of Notes and other Permitted Additional Pari Passu Obligations (plus all accrued and unpaid interest) after deducting the amount of all fees and expenses, including premiums, incurred in connection therewith that may be purchased out of the Excess Proceeds by mailing, or delivering electronically if held by DTC, the notice required pursuant to the terms of this Section 4.15(h), with a copy to the Trustee. The offer price in any Net Proceeds Offer (the “Net Proceeds Offer Price”) will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, and will be payable in cash. Pending the application of any Net Proceeds under this Section 4.15, the Company or any of its Restricted Subsidiaries may temporarily reduce revolving credit borrowings under the Senior Credit Agreement or such Net Proceeds shall be held as Collateral.

(d) If any Excess Proceeds remain after consummation of a Net Proceeds Offer, the Company and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other Permitted Additional Pari Passu Obligations tendered in such Net Proceeds Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes, and the Company or its agent shall select the other Permitted Additional Pari Passu Obligations, as the case may be, to be purchased on a pro rata basis with such adjustments as may be needed so that only Notes in minimum amounts of $1,000 and integral multiples of $1,000 (so long as the remaining portion of each Note to be repurchased in part equals $2,000 or an integral multiple of $1,000 in excess thereof) will be purchased. Upon completion of each Net Proceeds Offer, the amount of Excess Proceeds will be reset at zero. If the Company makes a Net Proceeds Offer prior to the deadline specified in clause (b) above, with respect to any Net Proceeds, the Company’s obligations with respect to such Net Proceeds under this covenant shall be deemed satisfied after completion of such Net Proceeds Offer.

(e) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.15, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.

(f) Not later than the date upon which written notice of an Net Proceeds Offer is delivered to the Trustee as provided above, the Company shall deliver to the Trustee an Officers’ Certificate as to (i) the amount of the Excess Proceeds, (ii) the allocation of the Net Proceeds from the Asset Sales or Casualty or Condemnation Event pursuant to which such Net Proceeds Offer is being made and (iii) the compliance of such allocation with the provisions of Section 4.15(b). On such date, the Company shall also irrevocably deposit with the Trustee (or, if the Trustee is not the Paying Agent, the Paying Agent) an amount equal to the Excess Proceeds to be invested in Cash Equivalents, as directed in writing by the Company and to be held for payment in accordance with the provisions of this Section 4.15. Upon the expiration of the period for which the Net Proceeds Offer remains open (the “Offer Period”), the Company shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Company. The Trustee (or, if the Trustee is not the Paying Agent, the Paying Agent) shall, on the date of purchase, mail or deliver payment to each tendering holder in the amount of the purchase price. In the event that the Excess Proceeds delivered by the Company to the Trustee (or, if the Trustee is not the Paying Agent, the Paying Agent) are greater than the purchase price of the Notes tendered, the Trustee shall deliver the excess to the Company immediately after the expiration of the Offer Period for application in accordance with this Section 4.15.

(g) Holders electing to have a Note purchased shall be required to surrender such Note, with an appropriate form duly completed, to the Issuers at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the purchase date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note which was delivered by the holder for purchase and a statement that such holder is withdrawing his election to have such Note purchased.

(h) Notices of a Net Proceeds Offer shall be mailed by the Company by first class mail, postage prepaid, or delivered electronically if held by the Depository, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such Holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

(i) Notwithstanding anything to the contrary in this Section 4.15, the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale consisting of, in whole or in part, any Equity Interests of a Guarantor (including any debt security that is convertible into, or exchangeable for, Equity Interest of a Guarantor), other than an Asset Sale consisting of all of the Equity Interests of such Guarantor.

Section 4.16 Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”) involving aggregate payments in excess of $120,000.00, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary, taken as a whole, than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company; and

(2) the Company delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.16 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(3) the Company delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a favorable written opinion from a nationally recognized investment banking, appraisal or accounting firm (i) as to the fairness of the transaction to the Company and its Subsidiaries from a financial point of view or (ii) stating that the terms of such transaction are, taken as a whole, no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company or any Restricted Subsidiary.

(b) The following items will be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.16(a):

(1) any consulting or employment agreement or arrangements, incentive compensation plan, stock option or stock ownership plan, employee benefit plan, severance arrangements, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business for the benefit of directors, officers, employees and consultants of the Company, a Restricted Subsidiary of the Company or a direct or indirect parent of the Company and payments and transactions pursuant thereto;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person (and no other Affiliate of the Company owns any interest in such Person except through the Company);

(4) payment of reasonable fees and reimbursement of expenses of directors, officer, employees, experts and consultants;

(5) any transaction in which the only consideration paid by the Company or any Restricted Subsidiary consists of Equity Interests (other than Disqualified Stock) of the Company or any contribution of capital to the Company;

(6) Restricted Payments that do not violate the provisions of Section 4.12 of this Indenture and Permitted Investments described in clause (19) of the definition of “Permitted Investments”;

(7) transactions pursuant to agreements or arrangements as in effect on the Issue Date, or any amendment, modification, or supplement thereto or replacement thereof (so long as such agreement or arrangement, as so amended, modified or supplemented or replaced, is not materially more disadvantageous, taken as a whole, than such agreement or arrangement as in effect on the Issue Date, as determined in good faith by the Company);

(8) transactions between the Company or any Restricted Subsidiary and any Person that is an Affiliate of the Company or any Restricted Subsidiary solely because a director of such Person is also a director of the Company or any direct or indirect parent entity thereof, provided that such director abstains from voting as a director of the Company or any direct or indirect parent entity of the Company, as the case may be, on any matter involving such other Person;

(9) purchases or sales of goods and/or services in the ordinary course of business on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company;

(10) if such Affiliate Transaction is with an Affiliate in its capacity as a holder of Indebtedness of the Company or any Restricted Subsidiary, a transaction in which such Affiliate is treated no more favorably than the other holders of Indebtedness of the Company or such Restricted Subsidiary;

(11) transactions with any joint venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such joint venture are owned only by the Company, its Restricted Subsidiaries and Persons that are not Affiliates of the Company;

(12) any Investment of the Company or any of its Restricted Subsidiaries existing on the Issue Date listed on Schedule II hereto, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date;

(13) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business or transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Company or any Restricted Subsidiary and not for the purpose of circumventing any provision of this Indenture;

(14) any merger, consolidation or reorganization of the Company with an Affiliate of the Company solely for the purpose of (a) forming or collapsing a holding company structure or (b) reincorporating the Company in a new jurisdiction;

(15) entering into one or more agreements that provide registration rights to the security holders of the Company or any direct or indirect parent of the Company or amending such agreement with security holders of the Company or any direct or any indirect parent of the Company and the performance of such agreements;

(16) any (x) purchase of any class of Indebtedness from, or lending of any class of Indebtedness to, the Company or any of its Restricted Subsidiaries by an Affiliate of the Company, so long as the aggregate principal amount of such class of Indebtedness purchased or loaned by such Affiliates does not exceed the aggregate principal amount of such class of Indebtedness purchased by non-Affiliate investors; and (y) repurchases, redemptions or other retirements for value by the Company or any of its Restricted Subsidiaries of Indebtedness of any class held by any Affiliate of the Company, so long as such repurchase, redemption or other retirement for value is on the same terms as are made available to investors holding such class of Indebtedness generally, and Affiliates have an economic interest in no more than 50% of the aggregate principal amount of such class of Indebtedness; and

(17) advances to employees of the Company or any Restricted Subsidiary of the Company made in the ordinary course of business and in a manner that is consistent with past practice.

Section 4.17 Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Section 4.18 Additional Note Guarantees.

If, after the date of this Indenture, (i) the Company or any Restricted Subsidiary of the Company forms or acquires any U.S. Subsidiary that is a Wholly Owned Restricted Subsidiary of the Company (other than an Excluded Subsidiary), (ii) any Restricted Subsidiary of the Company that is not a Guarantor guarantees, is an obligor of, or provides credit support for, any Senior Lien Obligation or any Permitted Additional Pari Passu Obligation or (iii) either (x) an Excluded Subsidiary no longer constitutes an Excluded Subsidiary pursuant to the definition thereof or (y) the aggregate total assets or total revenues of one or more Immaterial Subsidiaries exceeds the thresholds set forth in the definition thereof, cause such Excluded Subsidiary (in the case of preceding clause (x)) or one or more Excluded Subsidiaries selected by the Company to the extent not otherwise an Excluded Subsidiary (other than by virtue solely of clause (b) of the definition thereof) (in the case of preceding clause (y)) to take the actions specified above in this Section 4.18 on the basis that each such Excluded Subsidiary ceased to be an Excluded Subsidiary hereunder, in each case to the extent that such Excluded Subsidiary is a U.S. Subsidiary and a Wholly Owned Subsidiary of the Company; provided, however, in the case of preceding clause (y), such actions shall only be required to the extent that, after giving effect to such actions, the aggregate total assets and total revenues of all then remaining Immaterial Subsidiaries do not exceed the thresholds set forth in the second sentence of the definition thereof), then the Company shall cause such Restricted Subsidiary, within 30 Business Days after the date of such event:

(1) execute and deliver to the Trustee a supplemental indenture in the form attached hereto as Exhibit E pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes on the terms set forth in this Indenture;

(2) execute and deliver all supplements or joinders, as applicable, to the applicable Security Documents in order to grant a Lien in the Collateral owned by such Restricted Subsidiary to the same extent as that set forth in this Indenture and the Security Documents and take all actions required by the Security Documents to perfect such Lien; and

(3) deliver to the Trustee an Opinion of Counsel that such supplemental indenture and the other documents described in clause (2) above have been duly authorized, executed and delivered by such Restricted Subsidiary and constitute a valid and legally binding and enforceable obligations of such Restricted Subsidiary, subject to customary exceptions.

Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes.

Section 4.19 Designation of Restricted and Unrestricted Subsidiaries.

As of the Issue Date, all of the Subsidiaries of the Company are Restricted Subsidiaries and all of the Immaterial Subsidiaries of the Company are listed on Schedule IV hereto. The Company may at any time after the Issue Date (a) designate any Restricted Subsidiary to be an Unrestricted Subsidiary and (b) redesignate any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that immediately before and after any such designation, no Default or Event of Default shall have occurred and be continuing. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Restricted Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments pursuant to Section 4.12 or under one or more clauses of the definition of “Permitted Investments,” as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.” The Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.12. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Unrestricted Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.14, the Company will be in default of such covenant. The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.14, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter period referred to in such Section; and (2) no Default or Event of Default would be in existence following such designation.

Section 4.20 After-Acquired Property.

Subject to Section 14.01 of this Indenture and the Security Documents, if at any time after the Issue Date the Company or any of its Subsidiaries that is a Guarantor own any property (other than Excluded Property and Excluded Real Property), the Company or such Guarantor shall, as promptly as practicable after such property is acquired or such Subsidiary becomes a Guarantor, execute and deliver such mortgages, deeds of trust, deeds to secure debt, security instruments, financing statements and certificates or such other documentation as shall be reasonably necessary to vest in the Collateral Agent, for the benefit of the Holders and the Trustee, a perfected Lien (with the priority required hereunder and under the Security Documents), subject only to Permitted Liens, in such property and to have such property added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such property to the same extent and with the same force and effect.

Section 4.21 Limitation on Issuance of Equity Interests.

No Guarantor shall issue any Equity Interest of such Guarantor (including by way of sales of treasury stock or the issuance of any debt security that is convertible into, or exchangeable for, Equity Interest of such Guarantor) to any Person other than (i) to the Company or any other Guarantor or (ii) in connection with the transfer of all of the Equity Interests of such Guarantor otherwise permitted under this Indenture.

Article 5

CONSOLIDATION, MERGER AND SALE OF ASSETS

Section 5.01 Company May Consolidate, Merge or Sell Its Assets Only on Certain Terms. The Company will not, directly or indirectly, (1) consolidate with or merge with or into, or (2) sell, convey, transfer or lease all or substantially all of its properties and assets to, any other Person (any such transaction, a “Reorganization Event”), unless:

(a) either:

(i) the Company is the surviving corporation; or

(ii) the resulting, surviving or transferee Person (if other than the Company) of such Reorganization Event (the “Reorganization Successor Corporation”):

(I) is a corporation organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia; and

(II) expressly assumes, by executing and delivering a supplemental indenture to the Trustee that is reasonably satisfactory in form to the Trustee in accordance with Section 9.03 hereof and any other agreements reasonably satisfactory to the Trustee and the Collateral Agent, all of the obligations of the Company under the Notes, this Indenture and the Security Documents;

(b) immediately after giving effect to such Reorganization Event, no Default will have occurred and be continuing;

(c) either (i) the Company or the Reorganization Successor Corporation would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test and the Total Leverage Ratio test set forth in Section 4.14(a); or (ii) the Company or the Reorganization Successor Corporation would have (x) a Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio of the Company for the four-quarter period immediately prior to such transaction and (y) a Total Leverage Ratio equal to or less than the actual Total Leverage Ratio of the Company immediately prior to such transaction; and

(d) prior to the effective date of such Reorganization Event, the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that:

(i) such Reorganization Event and such supplemental indenture and agreements entered into by the Company or the Reorganization Successor Corporation comply with Section 5.01(a) hereof; and

(ii) all conditions precedent to such Reorganization Event provided in this Indenture have been satisfied.

Section 5.02 Successor Substituted. If any Reorganization Event occurs that complies with Sections 5.01(a)(ii), 5.01(b) and 5.01(c) hereof, and the Company has complied with Section 5.01(d) hereof:

(a) from and after the date of such Reorganization Event, the Reorganization Successor Corporation for such Reorganization Event will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such Reorganization Successor Corporation had been named as the Company herein; and

(b) except in the case of a Reorganization Event that is a conveyance, transfer or lease of all or substantially all of the Company’s assets (other than a conveyance or transfer of all of the Company’s assets other than assets with a Fair Market Value of less than $2.5 million), the

Person named as the “Company” in the first paragraph of this Indenture or any successor (other than such Reorganization Successor Corporation) that will thereafter have become such in the manner prescribed in this Article 5 will be released from its obligations under this Indenture.

Article 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

(a) General. Each of the following events will be an “Event of Default”:

(i) the Company fails to pay the principal of the Notes (including any Fundamental Change Repurchase Price, the Net Proceeds Offer Price or Redemption Price) when due at maturity, upon Redemption, repurchase upon a Fundamental Change, declaration of acceleration or otherwise;

(ii) the Company fails to pay any interest when due and such failure continues for a period of 30 days after the applicable due date;

(iii) the Company fails to give any Fundamental Change Notice, Redemption Notice, notice of a Net Proceeds Offer or notice of a Fundamental Change or Make-Whole Fundamental Change, in each case, when due;

(iv) the Company fails to comply with its obligation to convert a Note in accordance with Article 10 hereof upon a Holder’s exercise of its conversion rights with respect to such Note;

(v) the Company fails to comply with its obligations under Article 5 hereof or any Guarantor fails to comply with its obligations under Section 12.04 hereof;

(vi) the Company fails to perform or observe any of its covenants or warranties in this Indenture or in the Notes (other than a covenant or agreement specifically addressed in clauses (i) through (v) above) and such failure continues for a period of 30 days after (A) the Company receives notice of such failure from the Trustee or (B) the Company and the Trustee receive notice of such failure from Holders of at least 25% of the aggregate principal amount of then outstanding Notes;

(vii) the default by the Company or any Subsidiary with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed by the Company and/or any Subsidiaries in excess of $5.0 million in the aggregate, whether such indebtedness exists as of the Issue Date or is later created, if that default:

(A) results in such indebtedness becoming or being declared due and payable (prior to its express maturity); or

(B) constitutes a failure to pay the principal of, or interest on, such indebtedness when due and payable at its Stated Maturity, upon required repurchase, upon declaration or otherwise;

(viii) a final judgment for the payment of $5.0 million or more (excluding any amounts covered by insurance) is rendered against the Company or any of its Subsidiaries, and such judgment is not discharged or stayed within 60 days after (i) the date on which all rights to appeal such judgment have expired if no appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

(ix) unless all of the Collateral has been released from the Note Liens in accordance with the provisions of the Security Documents and the Intercreditor Agreement, the default, repudiation or disaffirmation by the Company or any of the Guarantors of any of their obligations under the Security Documents (other than by reason of (a) a release of such obligation or Lien related thereto in accordance with this Indenture, the Security Documents and the Intercreditor Agreement or (b) the failure of the Collateral Agent to maintain possession of certificates, instruments or other documents actually delivered to it representing securities or other possessory collateral pledged under the Security Documents), which default, repudiation or disaffirmation results in Collateral having an aggregate Fair Market Value in excess of $2.5 million not being subject to a valid, perfected security interest in favor of the Collateral Agent under any applicable law (other than the law of any foreign jurisdiction) (to the extent required under the Security Documents and the Intercreditor Agreement), or a determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Company or any of the Guarantors for any reason with respect to Collateral having an aggregate Fair Market Value of $2.5 million or more, provided that such default, repudiation, disaffirmation or determination is not rescinded, stayed or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after the Company receives written notice thereof specifying such occurrence from the Trustee or the holders of at least 25% of the outstanding principal amount of the Notes demanding that such default be remedied;

(x) failure by the Company or any Guarantor to comply with the terms of any Security Document, after giving effect to any applicable grace periods or time periods for performance specified therein or, in the absence of any grace periods or time periods for performance specified therein, failure by the Company or any Guarantor, for 30 days after written notice (demanding that such default be remedied) from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding has been received by the Company, to comply with the terms of the applicable Security Document;

(xi) any Note Guarantee of a Guarantor ceases to be in full force and effect, other than in accordance the terms of this Indenture, or a Guarantor denies or disaffirms its obligations under its Note Guarantee;

(xii) the Company, any Guarantor or any Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a Custodian of it or for any substantial part of its property;

(D) makes a general assignment for the benefit of its creditors;

(E) takes any comparable action under any foreign laws relating to insolvency; or

(F) generally is not paying its debts as they become due; or

(xiii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company, any Guarantor or any Significant Subsidiary in an involuntary case or proceeding;

(B) appoints a Custodian of the Company, any Guarantor or any Significant Subsidiary, or for any substantial part of the property of the Company, any Guarantor or any Significant Subsidiary;

(C) orders the winding up or liquidation of the Company, any Guarantor or any Significant Subsidiary; or

(D) grants any similar relief under any foreign laws;

and, in each such case, the order or decree remains unstayed and in effect for 60 days.

(b) Cause Irrelevant. Each of the events enumerated in Section 6.01(a) hereof will constitute an Event of Default whatever the cause and regardless of whether voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Section 6.02 Acceleration.

(a) Automatic Acceleration in Certain Circumstances. If an Event of Default specified in Section 6.01(a)(xii) or 6.01(a)(xiii) hereof occurs with respect to the Company, the principal amount of, and all accrued and unpaid interest, if any, on, all of the then outstanding Notes will immediately become due and payable without any further action or notice by any party.

(b) Optional Acceleration. If any other Event of Default occurs and is continuing, the Trustee, by delivering a written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by delivering a written notice to the Company and the Trustee, may declare the principal amount of, and all accrued and unpaid interest, if any, on all then outstanding Notes immediately due and payable, and upon such declaration, the principal amount of, and all accrued and unpaid interest, if any, on all then outstanding Notes will immediately become due and payable.

(c) Rescission of Acceleration. Notwithstanding anything to the contrary in this Indenture, the Holders of a majority of the aggregate principal amount of the then outstanding Notes may, on behalf of the Holders of all of the then outstanding Notes, rescind any acceleration of the Notes and its consequences hereunder by delivering notice to the Trustee if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default (other than the nonpayment of the principal of, interest, if any, on, or the Fundamental Change Repurchase Price, the Net Proceeds Offer Price or the Redemption Price for, the Notes that has become due solely as a result of acceleration) have been cured or waived. No such rescission will affect any subsequent Default or impair any right consequent thereto.

Section 6.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, accrued and unpaid interest, if any, or payment of the Fundamental Change Repurchase Price, the Net Proceeds Offer Price or Redemption Price for, the Notes or to enforce the performance of any provision of the Notes or this Indenture regarding any other matter.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of the Notes in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default will not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

Section 6.04 [Reserved].

Section 6.05 Waiver of Past Defaults. If an Event of Default described in Sections 6.01(a)(i), 6.01(a)(ii), 6.01(a)(iii), 6.01(a)(iv) or 6.01(a)(vi) (which, in the case of Section 6.01(a)(vi) only, relates to a covenant that cannot be amended without the consent of each affected Holder) or a Default that would lead to such an Event of Default occurs and is continuing, such Event of Default or Default may be waived only with the consent of each affected Holder. Every other Event of Default or Default may be waived by the Holders of a majority of the aggregate principal amount of then outstanding Notes. Whenever any Event of Default is so waived, it will cease to exist, and whenever any Default is so waived, it will be deemed cured and any Event of Default arising therefrom will be deemed not to occur. However, no such waiver will extend to any subsequent or other Default or Event of Default or impair any consequent right.

Section 6.06 Control by Majority. At any time, the Holders of a majority of the aggregate principal amount of then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or for exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01 hereof, that the Trustee determines to be unduly prejudicial to the rights of a Holder or to the Trustee, or that would potentially involve the Trustee in personal liability unless the Trustee is offered indemnity or security satisfactory to it against any loss, liability or expense to the Trustee that may result from the Trustee’s instituting such proceeding as the Trustee. Prior to taking any action hereunder, the Trustee will be entitled to indemnification satisfactory to it against all losses, liabilities and expenses caused by taking or not taking such action.

Section 6.07 Limitation on Suits. Except to enforce (i) its rights to receive the principal of, the Fundamental Change Repurchase Price, the Net Proceeds Offer Price or the Redemption Price for, interest, if any, on, a Note, or (ii) the failure of the Company to comply with its obligations under Article 10 to convert any Note, no Holder may pursue a remedy with respect to this Indenture or the Notes unless:

(a) such Holder has previously delivered to the Trustee written notice that an Event of Default has occurred and is continuing;

(b) the Holders of at least 25% of the aggregate principal amount of then-outstanding Notes deliver to the Trustee a written request that the Trustee pursue a remedy with respect to such Event of Default;

(c) such Holder or Holders have offered and, if requested, provided, to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or other expense of compliance with such written request;

(d) the Trustee has not complied with such written request within 60 days after receipt of such written request and offer of security or indemnity; and

(e) during such 60-day period, the Holders of a majority of the aggregate principal amount of then outstanding Notes did not deliver to the Trustee a direction inconsistent with such written request.

A Holder may not use this Indenture to prejudice the rights of any other Holder or to obtain a preference or priority over any other Holder, it being understood that the Trustee does not have any affirmative duty to ascertain whether any usage of this Indenture by a Holder is unduly prejudicial to such other Holders.

Section 6.08 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of the principal of, the Fundamental Change Repurchase Price, the Net Proceeds Offer Price or the Redemption Price for, accrued and unpaid interest, if any, on, and any consideration due under Article 10 upon conversion of, its Note, on or after the respective due date, or to bring suit for the enforcement of any such payment and/or delivery on or after the respective due date, will not be impaired or affected without the consent of such Holder and will not be subject to the requirements of Section 6.07 hereof.

Section 6.09 Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a)(i), 6.01(a)(ii), 6.01(a)(iii) or 6.01(a)(iv) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, the Fundamental Change Repurchase Price, the Net Proceeds Offer Price or the Redemption Price for, interest, if any, on, and the Conversion

Consideration, if any, due upon conversion of, the Notes, and, to the extent lawful, any Default Interest on any Defaulted Amounts, and such further amount as is sufficient to cover the costs and expenses of collection provided for under Section 7.06 hereof.

Section 6.10 Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, will be entitled to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, will be denied for any reason, payment of the same will be secured by a lien on, and will be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained will be deemed to authorize the Trustee to authorize or consent to, or to accept or to adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.11 Priorities. Subject to the terms of the Intercreditor Agreement and the Security Documents, if the Trustee or the Collateral Agent, as the case may be, collects any money or property pursuant to this Article 6 (including proceeds from the exercise of any remedies on the Collateral), it will pay out the money or property in the following order:

FIRST: to the Trustee and the Collateral Agent, their agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee or the Collateral Agent and the costs and expenses of collection;

SECOND: to the Holders, for any amounts due and unpaid on the principal of, the Fundamental Change Repurchase Price, the Net Proceeds Offer Price or the Redemption Price for, accrued and unpaid interest on, and any Conversion Consideration due upon the conversion of, any Note, without preference or priority of any kind, according to such amounts due and payable on all of the Notes; and

THIRD: the balance, if any, to the Company or to such other party as a court of competent jurisdiction directs.

The Trustee or the Collateral Agent, as the case may be, may fix a record date and payment date for any payment to the Holders pursuant to this Section 6.11. If the Trustee or the

Collateral Agent, as the case may be, so fixes a record date and a payment date, at least 15 days prior to such record date, the Company will deliver to each Holder and the Trustee a written notice, which notice will state such record date, such payment date and the amount of such payment.

Section 6.12 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.12 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.08 hereof or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Article 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties, and only such duties, as are specifically set forth in this Indenture, and no implied covenants or obligations will be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of Section 7.01(b) hereof;

(ii) the Trustee will not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.06, 15.03 or 15.04 hereof.

(d) Whether herein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to Sections 7.01(a), (b) and (c) hereof.

(e) The Trustee will not be liable for interest on any money received by it or risk or expend any of its own funds.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) No provision of this Indenture will require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(h) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee will be subject to the provisions of this Article 7, and the provisions of this Article 7 will apply to the Trustee, Collateral Agent, Registrar, Paying Agent and Conversion Agent.

(i) The Trustee will not be deemed to have notice of a Default or an Event of Default unless (i) a Trust Officer of the Trustee has received written notice at its Corporate Trust Office thereof from the Company or any Holder or (ii) a Trust Officer has actual knowledge thereof.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document. The Trustee may, however, in its discretion make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee determines to make such further inquiry or investigation, it will be entitled to examine the books, records and premises of the Company, personally or by agent or attorney and at the expense of the Company, and will incur no liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through agents, attorneys or custodians and will not be responsible for the misconduct or negligence of any agent, attorney or custodian appointed with due care.

(d) So long as the Trustee’s conduct does not constitute willful misconduct or negligence, the Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) The Trustee may consult with counsel of its own selection, and the advice or Opinion of Counsel with respect to legal matters relating to this Indenture and the Notes will be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The permissive rights of the Trustee to do things enumerated in this Indenture will not be construed as a duty unless so specified herein.

(g) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and will be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder, including the Collateral Agent, Registrar, Paying Agent and Conversion Agent.

(i) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(j) In no event will the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 7.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. However, if the Trustee acquires any conflicting interest it must eliminate the conflict within 90 days or resign. Any Paying Agent, Registrar, Conversion Agent or co-registrar may do the same with like rights. However, the Trustee must comply with Section 7.09 hereof.

Section 7.04 Trustee’s Disclaimer. The Trustee will not be responsible for and makes no representation as to the validity, priority or adequacy of this Indenture or the Notes, it will not be accountable for the Company’s use of the proceeds from the Notes, and it will not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

Section 7.05 Notice of Defaults. If a Default occurs and is continuing and (i) is known to the Trustee, the Trustee will send to each Holder notice of the Default within the earlier of 90 days after such Default first occurs and 30 days after such Default is actually known to a Trust Officer or written notice of such Default is received by the Trustee, and, (ii) if it is not known to the Trustee at such time, the Trustee will send to each Holder notice of the Default as soon as practicable after it is known to the Trustee; provided, however, that except in the case of a

Default that is, or would lead to, an Event of Default described in Section 6.01(a)(i), 6.01(a)(ii), 6.01(a)(iii) or 6.01(a)(iv) hereof, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Holders.

Section 7.06 Compensation and Indemnity.

(a) The Company will pay to the Trustee, from time to time, such compensation as will be agreed upon, from time to time, in writing for its services. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee upon request for all reasonable out-of-pocket fees and expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses will include the reasonable compensation, fees and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Company will fully indemnify the Trustee against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses) incurred by it in connection with the acceptance and administration of this trust and the performance of its duties hereunder, including the costs and expenses of defending itself against any claim (whether asserted by the Company, any Holder or any other Person). The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company of any claim for which it may seek indemnity of which a Trust Officer has actually received written notice will not relieve the Company of its obligations hereunder except to the extent such failure is adjudicated by a court of competent jurisdiction to have materially prejudiced the Company. The Company will defend the claim and the Trustee will cooperate in the defense. If the Trustee is advised by counsel that it may have available to it defenses that are in conflict with the defenses available to the Company, then the Trustee may have separate counsel, and the Company will pay the reasonable fees and expenses of such counsel. The Company will pay the reasonable fees and expenses of counsel to the Trustee incurred in evaluating whether such defense and/or conflict exists. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or negligence. The Company need not pay for any settlement made by the Trustee without the Company’s consent, such consent not to be unreasonably withheld. All indemnifications and releases from liability granted hereunder to the Trustee will extend to its officers, directors, employees, agents, attorneys, custodians, successors and assigns.

(b) To secure the Company’s payment obligations under this Section 7.06, the Trustee will have a senior claim to which the Notes are hereby made subordinate on all money or property held or collected by the Trustee, other than money or property held in trust to pay the principal, accrued and unpaid interest, if any, or payment of the Fundamental Change Repurchase Price, the Net Proceeds Offer Price or Redemption Price on particular Notes.

(c) The Company’s payment obligations pursuant to this Section 7.06 will survive the resignation or removal of the Trustee and the discharge of this Indenture. If the Trustee incurs expenses after the occurrence of a Default specified in Sections 6.01(a)(xii) or 6.01(a)(xiii) hereof with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

Section 7.07 Replacement of Trustee.

(a) The Trustee or the Collateral Agent may resign at any time by notifying the Company, in writing, at least 30 days prior to the proposed resignation. The Holders of a majority in aggregate principal amount of then outstanding Notes may remove the Trustee by notifying the Trustee, in writing. The Company may remove the Trustee if:

(i) the Trustee fails to comply with Section 7.09 hereof;

(ii) the Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.

(b) If the Trustee resigns, is removed by the Company or by the Holders of a majority in aggregate principal amount of the Notes then outstanding, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company will promptly appoint a successor Trustee.

(c) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will send a notice of its succession to Holders. The retiring Trustee will, upon payment of all of its costs and the costs of its agents and counsel, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.06 hereof.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% of the aggregate principal amount of the Notes then outstanding may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) Notwithstanding the replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee.

Section 7.08 Successor Trustee by Merger.

(a) If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act will be the successor Trustee.

(b) In case at the time such successor or successors by merger, conversion or consolidation to the Trustee succeeds to the trusts created by this Indenture, any of the Notes have been authenticated, but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor Trustee, and deliver such Notes so authenticated; and, in case at that time any of the Notes have not been authenticated, any such successor to the Trustee may authenticate such Notes, either in the name of any predecessor Trustee hereunder or in the name of the successor to the Trustee.

Section 7.09 Eligibility; Disqualification. The Trustee will have (or, in the case of a corporation included in a bank holding company system, the related bank holding company will have) a combined capital and surplus of at least $100,000,000, as set forth in its (or its related bank holding company’s) most recent published annual report of condition.

Section 7.10 Trustee’s Application for Instructions from the Company. Any application by the Trustee for written instructions from the Company may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action will be taken or such omission will be effective. The Trustee will not be liable to the Company for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date will not be less than three Business Days after the date any Officer actually receives such application, unless any such Officer has consented in writing to any earlier date), unless prior to taking any such action (or the effective date in the case of any omission), the Trustee has received written instructions in response to such application specifying the action to be taken or omitted.

Article 8

SATISFACTION AND DISCHARGE

Section 8.01 Discharge of Liability on Notes. When (a)(i) the Company delivers to the Registrar all outstanding Notes (other than Notes replaced pursuant to Section 2.11 hereof) for cancellation or (ii) all outstanding Notes have become due and payable, by reason of the issuance of a Redemption Notice or otherwise, and the Company irrevocably deposits with the Trustee or delivers to the Holders, as applicable, cash and/or shares of Common Stock (or, if applicable, Reference Property) and cash (in lieu of fractional shares of Common Stock or, if applicable, Reference Property Units) (solely to satisfy amounts due and owing as a result of conversions of the Notes), sufficient to pay all amounts due and owing on all outstanding Notes (other than Notes replaced pursuant to Section 2.11 hereof), (b) the Company pays all other sums payable by it under this Indenture with respect to the then outstanding Notes and (c) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all of the applicable conditions precedent to the discharge of this Indenture described in this section have been satisfied, then, subject to Section 7.06 hereof, this Indenture will cease to be of further effect with respect to the Notes and the Holders and the Trustee will acknowledge the satisfaction and discharge of this Indenture with respect to the Notes.

Notwithstanding the satisfaction and discharge of this Indenture, (i) any obligation of the Company to any Holder under Article 10 hereof with respect to the conversion of any Note or to the Trustee under Article 7 hereof with respect to compensation or indemnity, and (ii) any obligation of the Trustee with respect to money deposited with the Trustee under this Article 8 and Section 15.02 hereof will survive.

Section 8.02 Repayment to the Company. Subject to any applicable unclaimed property law, the Trustee and the Paying Agent, upon receiving a written request from the Company, will promptly turn over to the Company any cash, securities, including shares of Common Stock, or other property held for payment on the Notes that remains unclaimed two years (unless a shorter period is provided for in this Indenture) after the date on which such payment was due. After the Trustee and the Paying Agent return such cash and securities, including shares of the Common Stock, to the Company, the Trustee and the Paying Agent will have no further liability to any Holder with respect to such cash, securities, including shares of Common Stock, or other property, and any Holder entitled to the payment of such cash, securities, including shares of Common Stock, or other property under the Notes or this Indenture must look to the Company for payment as a general creditor of the Company.

Article 9

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.01 Without Consent of Holders. The Company, the Trustee and the Collateral Agent may amend or supplement this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement or any Security Documents without the consent of any Holder:

(a) to add guarantees or additional obligors with respect to the Company’s obligations under this Indenture or the Notes;

(b) to allow any Guarantor to execute a supplemental Indenture or a Note Guarantee with respect to the Notes or to release a Guarantor as provided in this Indenture;

(c) to provide for the assumption of the Company’s or a Guarantor’s obligations under this Indenture and under the Notes or Note Guarantees, as applicable, by a Reorganization Successor Corporation as described in Article 5 or Article 12 hereof;

(d) to provide for the assumption of the Company’s obligations under this Indenture and under the Notes by a Merger Successor Corporation as described in Section 10.08 or to modify the conversion rights of the Holders in accordance with Section 10.08 hereof upon the occurrence of a Merger Event;

(e) to surrender any right or power conferred upon the Company or a Guarantor under this Indenture;

(f) to add to the Company’s or a Guarantor’s covenants for the benefit of the Holders;

(g) to cure any ambiguity or correct any inconsistency or defect in this Indenture or in the Notes that does not adversely affect Holders;

(h) to comply with any requirement of the SEC in connection with any qualification of this Indenture or a supplement hereto under the TIA;

(i) to evidence the acceptance of appointment by a successor Trustee with respect to this Indenture;

(j) to comply with the rules of any applicable depositary;

(k) to make, complete, confirm or add any grant of Collateral permitted or required by this Indenture, the Intercreditor Agreement or any of the Security Documents or any release of Collateral that is permitted under this Indenture, the Intercreditor Agreement and the Security Documents;

(l) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof;

(m) to secure any Permitted Additional Pari Passu Obligations under the Security Documents and to appropriately include the same in the Intercreditor Agreement; or

(n) to make any other change; provided that such change individually, or in the aggregate with all other such changes, does not have, and will not have, an adverse effect on the interest of the Holders.

In addition, the Trustee and the Collateral Agent will be authorized to amend the Intercreditor Agreement or the Security Documents to add additional secured parties holding Senior Lien Obligations permitted by this Indenture with the same Lien priorities and rights as provided in the Intercreditor Agreement or to enter into intercreditor arrangements with the holders of any such Indebtedness so long as the terms of such intercreditor arrangements are not less favorable to the Holders than the intercreditor provisions contained in the Security Agreement and the Intercreditor Agreement.

Section 9.02 With Consent of Holders. With the written consent of the Holders of at least a majority of the aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a repurchase of, or tender offer or exchange offer for, Notes), by Act of such Holders delivered to the Company and the Trustee, the Company and the Guarantors, when authorized by a Board Resolution, may amend or supplement this Indenture, the Notes, the Note Guarantees, the Security Documents and the Intercreditor Agreement (provided that amendments to the Intercreditor Agreement shall also comply with the requirements therefor set forth in the Intercreditor Agreement) or waive compliance with any provision of this Indenture, the Notes, the Note Guarantees, the Security Documents and the Intercreditor Agreement (provided that waivers of compliance with any provision of the Intercreditor Agreement shall also comply with the requirements therefor set forth in the Intercreditor Agreement); provided, however, that, without the consent of each affected Holder, no amendment or supplement to, or waiver of, any provision of this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement or any Security Documents, may:

(a) reduce the principal amount of, or change the Maturity Date of, any Note;

(b) reduce the rate of, or extend the stated time for payment of, interest on any Note;

(c) reduce the Fundamental Change Repurchase Price, the Net Proceeds Offer Price or the Redemption Price of any Note or change the time at which, or the circumstances under which, the Notes may, or will be, redeemed or repurchased;

(d) impair the right of any Holder to institute suit for any payment on any Note, including with respect to any consideration due upon conversion of a Note;

(e) make any Note payable in a currency other than that stated in the Note;

(f) make any change that impairs or adversely affects the conversion rights of any Holder under Article 10 hereof or otherwise reduces the number of shares of Common Stock, amount of cash or any other property receivable by a Holder upon conversion;

(g) change the ranking of the Notes;

(h) reduce any voting requirements included in this Indenture;

(i) make any change to any amendment, modification or waiver provision of this Indenture that requires the consent of each affected Holder;

(j) reduce the percentage of the aggregate principal amount of then outstanding Notes whose Holders must consent to an amendment of this Indenture or a waiver of a past default; or

(k) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture.

In addition, (x) subject to the terms of the Intercreditor Agreement, any amendment to, or waiver of, the provisions of this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Note Liens or (y) any changes in the provisions of the Intercreditor Agreement or this Indenture or any material change in the provisions in the Security Documents, in each case dealing with the application of proceeds of Collateral upon exercise of remedies with respect to such Collateral that adversely affects the Holders, shall require the consent of the Holders of at least 66 and 2/3% in aggregate principal amount of the Notes then outstanding under this Indenture (including any consents obtained in connection with a tender offer or exchange for the Notes).

It will not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, but it will be sufficient if such consent approves the substance of such proposed amendment.

Section 9.03 Execution of Supplemental Indentures. Upon the request of the Company, the Trustee will sign any supplemental indenture authorized pursuant to this Article 9 if the amendment contained therein does not affect the rights, duties, liabilities or immunities of the Trustee under this Indenture. If the supplemental indenture adversely affects the Trustee’s rights, duties, liabilities or immunities under this Indenture, then the Trustee may, but need not, sign such supplemental indenture. In executing any such supplemental indenture, the Trustee will be provided with, and, subject to the provisions of Section 7.01 hereof, will be fully protected in conclusively relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such supplemental indenture is authorized and permitted under this Indenture.

Section 9.04 Notices of Supplemental Indentures and Intercreditor Agreement.

(a) After an amendment or supplement to this Indenture or the Notes pursuant to Sections 9.01 or 9.02 hereof becomes effective, the Company will promptly deliver notice to the Trustee, which notice will briefly describe the substance of such amendment or supplement to this Indenture in reasonable detail and state the effective date of such amendment or supplement. The Company, or the Trustee, at the direction of the Company, will then promptly deliver a copy of such notice to each Holder. The failure to deliver such notice to each Holder, or any defect in such notice, will not impair or affect the validity of such amendment or supplement to this Indenture.

(b) After an amendment to the Intercreditor Agreement pursuant to Sections 9.01 or 9.02 hereof becomes effective, the Collateral Agent will promptly deliver such amendment to the Company. The failure to deliver such notice to the Company will not impair or affect the validity of such amendment to the Intercreditor Agreement.

Section 9.05 Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article 9:

(a) this Indenture will be modified in accordance therewith;

(b) such supplemental indenture will form a part of this Indenture for all purposes; and

(c) every Holder of Notes theretofore, or thereafter, authenticated and delivered hereunder will be bound thereby.

Section 9.06 Revocation and Effect of Consents, Waivers and Actions.

(a) Revocation. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder, and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder, or subsequent Holder, may revoke the consent as to its Note or portion of a Note if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective.

(b) Special Record Dates. The Company may, but is not obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required, or permitted, to be taken pursuant to this Indenture. If a record date is fixed, then those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, will be entitled to give such consent, to revoke any consent previously given or to take any such action, regardless of whether such Persons continue to be Holders after such record date. No such consent will be valid or effective for more than 120 days after such record date.

(c) Binding Effect. After an amendment, supplement or waiver becomes effective, it will bind every applicable Holder. Any amendment or supplement will become effective in accordance with the terms of the supplemental indenture relating thereto, which will become effective upon the execution thereof by the Trustee.

Section 9.07 Notation on, or Exchange of, Notes. If any amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of such Note to deliver such Note to the Trustee. The Trustee may place an appropriate notation on such Note about the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company, in exchange for the Note, will issue and the Trustee will authenticate a new Note that reflects the changed terms.

Section 9.08 Payment for Consent. Neither the Company nor any Affiliate of the Company shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or any other Note Document unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Article 10

CONVERSIONS

Section 10.01 Right To Convert.

(a) In General. Subject to, and upon compliance with, the provisions of this Article 10, at any time prior to the Close of Business on the Scheduled Trading Day immediately preceding the Maturity Date, a Holder may, at its option, convert any Note, or any portion of any Note having a principal amount equal to $1,000 or an integral multiple of $1,000 in excess thereof (so long as the remaining aggregate principal amount of such Note equals $2,000 or an integral multiple of $1,000 in excess thereof), into Conversion Consideration, as provided in this Article 10, based on the Conversion Rate. Notes may not be converted after the Close of Business on the Scheduled Trading Day immediately preceding the Maturity Date.

(b) Closed Periods. Notwithstanding anything to the contrary in this Indenture, (i) if the Company calls the Notes for redemption in accordance with Article 11 hereof, a Holder may not convert its Notes after the Close of Business on the Business Day immediately preceding the applicable Redemption Date except to the extent the Company fails to pay the Redemption Price for such Notes in accordance with Section 11.05 hereof; (ii) if a Holder tenders a Fundamental Change Repurchase Notice with respect to its Notes in accordance with Article 3 hereof, such Notes may not be converted except to the extent (A) such Notes are not subject to such Fundamental Change Repurchase Notice; (B) such Fundamental Change Repurchase Notice is withdrawn in accordance with Article 3 hereof; or (C) the Company fails to pay the Fundamental Change Repurchase Price for such Notes in accordance with Section 3.08 hereof; and (iii) if a Holder tenders a Note (or a portion thereof) for repurchase pursuant to a Net Proceeds Offer in accordance with Section 4.15(c), such Note may not be converted except the portion thereof not subject to such repurchase and except to the extent such Note is not repurchased pursuant to Section 4.15(c) or the Company fails to pay the Net Proceeds Offer Price therefor.

Section 10.02 Conversion Procedures.

(a) General. To exercise its conversion right with respect to a beneficial interest in a Global Note, the owner of such beneficial interest must (i) comply with the Applicable Procedures for converting such beneficial interest; (ii) pay any funds equal to interest payable on the next Interest Payment Date that such Holder is required to pay under clause (d) of this Section 10.02; and (iii) pay any taxes or duties that such Holder is required to pay under the proviso to clause (e) of this Section 10.02.

To exercise its conversion right with respect to a Definitive Note, the Holder of such Note must (i) complete and manually sign the conversion notice on the back of the Note, or a facsimile of such conversion notice (such notice, or such facsimile, the “Conversion Notice”); (ii) deliver such signed and completed Conversion Notice and such Note to the Conversion Agent at its office; (iii) furnish any endorsements and transfer documents that the Company, Conversion Agent, Trustee or Transfer Agent may require; (iv) pay any funds equal to interest payable on the next Interest Payment Date that such Holder is required to pay under clause (d) of this Section 10.02; and (v) pay any taxes or duties that such Holder is required to pay under the proviso to clause (e) of this Section 10.02.

The first Business Day on which a Holder satisfies the foregoing requirements with respect to a Note and on which conversion of such Note is not otherwise prohibited under this Indenture will be the “Conversion Date” for such Note.

The conversion of any Note will be deemed to occur at the Close of Business on the Conversion Date for such Note, and any converted Note or portion thereof will cease to be outstanding upon conversion.

(b) Holder of Record. If a Holder surrenders the entire principal amount of a Note for conversion, such Person will no longer be the Holder of such Note as of the Close of Business on the Conversion Date for such Note.

The person in whose name any shares of Common Stock shall be issuable upon conversion of any Note will become the holder of record of such shares as of the Close of Business on the Conversion Date for such conversion.

(c) Conversions in Part. If a Holder surrenders only a portion of the principal amount of a Definitive Note for conversion, promptly after the Conversion Date for such portion, the Company will, in accordance with Section 2.05 hereof, execute and deliver to the Trustee, and the Trustee will, upon receipt of a Company Order and the documents required by Sections 15.03 and 15.04 hereof, in accordance with Section 2.05 hereof, authenticate and deliver to such Holder a new Definitive Note in an authorized denomination, having a principal amount equal to the aggregate principal amount of the unconverted portion of the Definitive Note surrendered for conversion and bearing registration numbers not contemporaneously outstanding and any restrictive legends that such Definitive Note must bear under Section 2.10 hereof.

Upon the conversion of any beneficial interest in a Global Note, the Conversion Agent will promptly request that the Trustee make a notation on the “Schedule of Increases and Decreases of Global Note” of such Global Note to reduce the principal amount represented by such Global Note by the principal amount of the converted beneficial interest. If all of the beneficial interests in a Global Note are so converted, such Global Note will be deemed surrendered to the Trustee for cancellation, and the Trustee will cause such Global Note to be cancelled in accordance with the Applicable Procedures.

(d) Reimbursement of Interest upon Conversion. If a Holder converts a Note after the Close of Business on a Regular Record Date, but prior to the Open of Business on the Interest Payment Date corresponding to such Regular Record Date, then (x) the Holder of such Note at the Close of Business on such Regular Record Date shall be entitled, notwithstanding such conversion, to receive, on such Interest Payment Date, the unpaid interest that has accrued on such Note to, but excluding, such Interest Payment Date; and (y) the Holder of such Note must, upon surrender of such Note for conversion, accompany such Note with an amount of cash equal to the amount of interest that will be payable on such Note on such Interest Payment Date; provided, however, that a Holder need not make such payment (A) for conversions following the Regular Record Date immediately preceding the Maturity Date; (B) if the Company has specified a Fundamental Change Repurchase Date, or a date on which Notes are to be repurchased pursuant to a Net Proceeds Offer, that is after a Regular Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date and the Holder converts its Note after the Close of Business on such Regular Record Date and on or prior to the Open of Business on such Interest Payment Date; (C) if the Company has specified a Redemption Date that is after a Regular Record Date and on or prior to the Business Day immediately following the Interest Payment Date corresponding to such Regular Record Date and such Holder surrenders such Note for conversion after such Regular Record Date and prior to the Open of Business on such Interest Payment Date; or (D) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Note.

(e) Taxes and Duties. If a Holder converts a Note, the Company will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of the Common Stock upon the conversion; provided, however, that if any tax is due because the converting Holder requested that shares of Common Stock be issued in a name other than its own, such Holder will pay such tax and the Conversion Agent, until having received a sum sufficient to pay such tax, may refuse to deliver any certificates representing the shares of Common Stock being issued in a name other than that of such Holder.

(f) Notices. Whenever a Conversion Date occurs with respect to a Note, the Conversion Agent will, as promptly as possible, and in no event later than the Business Day immediately following such Conversion Date, deliver to the Company and the Trustee notice that a Conversion Date has occurred, which notice will state such Conversion Date, the principal amount of Notes converted on such Conversion Date and the names of the Holders that converted Notes on such Conversion Date.

Section 10.03 Settlement Upon Conversion.

(a) Conversion Obligation.

(i) Conversion Consideration. Subject to the terms hereof, upon conversion of any Note, the consideration (the “Conversion Consideration”) due in respect of each $1,000 principal amount of a Note to be converted shall consist of (I) a whole number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date for such conversion (which, if not a whole number, shall be rounded down to the nearest whole number); and (II) if such Conversion Rate is not a whole number, cash in lieu of the related fractional share in an amount equal to the product of (x) the Daily VWAP on such Conversion Date (or, if such Conversion Date is not a Trading Day, the immediately preceding Trading Day) and (y) the fractional portion of such Conversion Rate.

(ii) Delivery of Conversion Consideration. Except as set forth in Section 10.05, the Company shall pay or deliver, as the case may be, the Conversion Consideration due upon the conversion of any Note to the Holder thereof on the third (3rd) Business Day immediately following the Conversion Date for such conversion.

(b) Conversion of Multiple Notes by a Single Holder. If a Holder converts more than one Note on a single Conversion Date, the Conversion Consideration due in respect of such conversion will be computed based on the total principal amount of Notes converted on such Conversion Date by such Holder.

(c) Settlement of Accrued Interest and Deemed Payment of Principal. If a Holder converts a Note, the Company will not adjust the Conversion Rate to account for any accrued and unpaid interest on the Note, and the Company’s delivery of the Conversion Consideration due upon such conversion will be deemed to satisfy and discharge in full the Company’s obligation to pay the principal of such Note and accrued and unpaid interest, if any, on, such Note to, but excluding the Conversion Date; provided, however, that if a Holder converts a Note after a Regular Record Date and prior to the Open of Business on the corresponding Interest Payment Date, the Company will still be obligated to pay the interest due on such Interest Payment Date to the Holder of such Note as of the Close of Business on such Regular Record Date. As a result, except as otherwise provided in the proviso to the immediately preceding sentence, any accrued and unpaid interest, if any, with respect to a converted Note will be deemed to be paid in full rather than cancelled, extinguished or forfeited. In addition, if both cash and shares of the Common Stock are delivered upon the conversion of a Note, accrued and unpaid interest will be deemed to be paid first out of the amount of cash so delivered.

Section 10.04 Common Stock Issued Upon Conversion.

(a) Prior to issuing of any shares of Common Stock under this Article 10, and from time to time thereafter as may be necessary, the Company will reserve out of its authorized but unissued shares of Common Stock a number of shares of Common Stock sufficient to permit the conversion of all then-outstanding Notes.

(b) Any shares of Common Stock delivered upon the conversion of the Notes will be newly issued shares or treasury shares, duly and validly issued, fully paid, nonassessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of the Holder or other Person to whom such shares of Common Stock will be delivered). In addition, the Company will endeavor to comply promptly with all federal and state securities laws regulating the offer and delivery of any shares of Common Stock issuable upon conversion of the Notes, provided that the Company will not be obligated to register the offer and sale of such Common Stock under the Securities Act or any other applicable securities laws. The Company will also use commercially reasonable efforts to cause any shares of Common Stock issuable upon conversion of a Note to be listed on whatever stock exchange(s) the Common Stock is listed on the date the converting Holder becomes a record holder of such Common Stock.

(c) If any shares of the Common Stock issued upon conversion will, upon delivery as part of the conversion obligation, be “restricted securities” (within the meaning of Rule 144 or any successor provision in effect at such time), such shares of Common Stock (i) will be issued in physical, certificated form (or, at the option of the Company, through electronic, direct registration with the Transfer Agent); (ii) will not be held in book-entry form through the facilities of the Depositary; and (iii) will bear any restrictive legends the Company or the Transfer Agent deem necessary to comply with applicable law.

Section 10.05 Adjustment of Conversion Rate. The Company will adjust the Conversion Rate from time to time as described in this Section 10.05, except that the Company will not make an adjustment to the Conversion Rate if each Holder participates (other than in a share split or share combination), at the same time and upon the same terms as holders of the Common Stock, and solely as a result of holding the Notes, in the relevant transaction described in this Section 10.05 without having to convert its Notes and as if it held number of shares of the Common Stock equal to the product of (i) the Conversion Rate in effect on the applicable record date, Effective Date or expiration date, as applicable, and (ii) the aggregate principal amount (express in thousands) of Notes held by such Holder on such date.

(a) Stock Dividends and Share Splits. If the Company exclusively issues to all or substantially all holders of the Common Stock shares of Common Stock as a dividend or distribution on shares of the outstanding Common Stock, or if the Company effects a share split of the Common Stock or a share combination of the Common Stock, the Conversion Rate will be adjusted based on the following formula:

    where

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the Open of Business on the Effective Date of such share split or share combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date or the Open of Business on such Effective Date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Open of Business on such Ex-Dividend Date or Effective Date; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

If any dividend, distribution, share split or share combination of the type described in this Section 10.05(a) is declared, but not so paid or made, the Conversion Rate will be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such share split or share combination, to the Conversion Rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

(b) Rights, Options and Warrants. If the Company issues, to all or substantially all holders of its outstanding Common Stock, rights, options or warrants entitling such holders, for a period of not more than 60 calendar days after the record date of such issuance, to subscribe for, or purchase, shares of Common Stock, at a price per share less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate will be increased based on the following formula:

    where

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such issuance;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Open of Business on such Ex-Dividend Date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the quotient of (i) the aggregate price payable to exercise such rights, options or warrants, over (ii) the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, including because the issued rights, options or warrants were not exercised, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect if the Ex-Dividend Date for such issuance had not occurred.

For purposes of this Section 10.05(b), in determining whether any rights, options or warrants entitle holders of the Common Stock to subscribe for, or purchase, shares of Common Stock at a price per share less than the average of the Last Reported Sale Prices of Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for an issuance, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(c) Spin-Offs and Other Distributed Property.

(i) If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets or property of the Company, or rights, options or warrants to acquire Capital Stock of the Company or other securities, to all or substantially all holders of the Common Stock, excluding:

(A) dividends, distributions, rights, options or warrants for which an adjustment was effected pursuant to Section 10.05(a) hereof or Section 10.05(b) hereof, as applicable;

(B) dividends or distributions paid exclusively in cash for which an adjustment was effected pursuant to Section 10.05(d) hereof; and

(C) Spin-Offs for which the provisions set forth in Section 10.05(c)(ii) hereof will apply,

then the Conversion Rate will be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP0	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Company’s Board of Directors) of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of Common Stock on the Ex-Dividend Date for such distribution.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each Holder will receive, for each $1,000 principal amount of Notes held on the record date for the distribution, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets or property, rights, options or warrants or other securities that such Holder would have received if such Holder had owned a number of shares of Common Stock equal to the Conversion Rate in effect on the record date for such distribution.

If such distribution is not so paid or made, or if any rights, options or warrants are not exercised before their expiration date, the Conversion Rate will be readjusted to be the Conversion Rate that would then be in effect if such distribution had not been declared.

(ii) With respect to an adjustment pursuant to this Section 10.05(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to an Affiliate, a Subsidiary or other business unit of the Company, and such Capital Stock or similar equity interest is listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a national securities exchange or a reasonably comparable non-U.S. equivalent (a “Spin-Off”), the Conversion Rate will be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such Spin-Off;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock (determined for purposes of the definition of “Last Reported Sale Price” as if such Capital Stock or similar equity interest were the Common Stock) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

The adjustment to the Conversion Rate under this Section 10.05(c)(ii) will be calculated as of the Close of Business on the last Trading Day of the Valuation Period but will be given effect as of immediately after the Open of Business on the Ex-Dividend Date of the Spin-Off, with retroactive effect. The Company shall delay the settlement of any conversion of Notes where the Conversion Date occurs during the Valuation Period until the third Business Day after the last day of the Valuation Period. If any distribution of the type described in this Section 10.05(c)(ii) is declared but not so made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to make such distribution, to the Conversion Rate that would then be in effect if such distribution had not been declared.

For the purposes of this Section 10.05(c) and subsections (a) and (b) of this Section 10.05, any dividend or distribution to which this Section 10.05(c) applies and which dividend or distribution also includes one or both of:

(A) a dividend or distribution of shares of Common Stock to which Section 10.05(a) hereof applies (a “Clause A Distribution”); or

(B) a dividend or distribution of rights, options or warrants to which Section 10.05(b) hereof applies (a “Clause B Distribution”)

(any such distribution, a “Multi-Clause Distribution”), then (i) the portion of such Multi-Clause Distribution that is not a Clause A Distribution or a Clause B Distribution will be deemed to be a dividend or distribution to which this Section 10.05(c) applies (a “Clause C Distribution”), and any Conversion Rate adjustment required by this Section 10.05(c) with respect to such Clause C Distribution will be made without considering any shares of Common Stock issuable as part of the portion of such Multi-Clause Distribution that is a Clause A Distribution or a Clause B Distribution, as applicable, (ii) the portion of such Multi-Clause Distribution that is a Clause B Distribution, if any, will be deemed to be distributed immediately following the Clause C Distribution, and any Conversion Rate adjustment required by Section 10.05(b) hereof with respect to such Clause B Distribution will be made, with any shares of Common Stock issuable as part of the portion of such Multi-Clause Distribution that is a Clause C Distribution deemed to be “outstanding immediately prior to the Open of Business on such Ex-Dividend Date” for the purposes of making such adjustment and (iii) the portion of such Multi-Clause Distribution that is a Clause A Distribution, if any, will be deemed to be distributed immediately following the Clause B Distribution or Clause C Distribution, as the case may be, and any Conversion Rate adjustment required by Section 10.05(a) hereof with respect to such Clause A Distribution will be made, with any shares of Common Stock issuable as part of the portion of such Multi-Clause Distribution that is either a Clause C Distribution or a Clause B Distribution deemed to be “outstanding immediately prior to the Open of Business on such Ex-Dividend Date or Effective Date” for the purposes of making such adjustment.

(d) Cash Dividends or Distributions. If any cash dividend or distribution (other than a distribution as to which an adjustment to the Conversion Rate was effected pursuant to Section

10.05(e)) is made to all or substantially all holders of the Common Stock, the Conversion Rate will be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution;

SP0	=	the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share the Company distributes to holders of Common Stock.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder will receive, for each $1,000 principal amount of Notes held on the record date for such cash dividend or distribution, at the same time and upon the same terms as holders of the Common Stock, the amount of cash that such Holder would have received if such Holder had owned a number of shares of Common Stock equal to the Conversion Rate in effect on such record date. If any such dividend or distribution is declared but not so paid or made, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(e) Tender Offers or Exchange Offers. If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Last Reported Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (as it may be amended), the Conversion Rate will be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Expiration Time;

CR1	=	the Conversion Rate in effect immediately after the Expiration Time;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the time (the “Expiration Time”) on the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the Expiration Time (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period (the “Averaging Period”) commencing on the Trading Day next succeeding the date such tender or exchange offer expires.

The adjustment to the Conversion Rate pursuant to this Section 10.05(e) will be calculated as of the Close of Business on the last Trading Day of the Averaging Period but will be given effect as of immediately after the Expiration Time, with retroactive effect. The Company shall delay the settlement of any conversion of Notes where the Conversion Date occurs during the Averaging Period until the third (3rd) Business Day after the last day of the Averaging Period.

(f) Successive Adjustments. After an adjustment to the Conversion Rate under this Article 10, any subsequent event requiring an adjustment under this Article 10 will cause an adjustment to the Conversion Rate as so adjusted, without duplication.

(g) Adjustments Not Yet Effective. If a Holder converts a Note and, as of the Conversion Date for such Note, any distribution or transaction that requires an adjustment to the Conversion Rate pursuant to Sections 10.05(a) through (e) hereof has occurred but has not yet resulted in an adjustment to the Conversion Rate and the shares of Common Stock, if any, that such Holder will receive upon settlement of its converted Note are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then the Company will adjust the number of shares of Common Stock that it delivers to such Holder to reflect the relevant distribution or transaction.

(h) Conversion Rate Adjustments where Converting Holders Participate in the Relevant Dividend, Distribution or other Transaction. Notwithstanding anything to the contrary herein or in the Notes, if a Conversion Rate adjustment becomes effective on any Ex-Dividend Date pursuant to Section 10.05, and a Holder that has converted its Notes on or after such Ex-Dividend Date and on or prior to the related record date would be treated, on such record date, as the record holder of the shares of Common Stock issuable upon such conversion based on an adjusted Conversion Rate for such Ex-Dividend Date, then the Conversion Rate adjustment relating to such Ex-Dividend Date will not be made for such converting holder. Instead, such Holder will be treated as if such Holder were, as of such record date, the record owner of such shares of Common Stock on an unadjusted basis and will participate in the related dividend, distribution or other event giving rise to such adjustment.

(i) Stockholder Rights Plans. If the Company adopts a rights plan and such rights plan is in effect when a Holder converts a Note, the Company will deliver to such Holder, in addition to any shares of Common Stock otherwise issuable to such Holder upon conversion of such Note, any rights that, under the rights plan, would be applicable to a share of Common Stock, unless prior to the Conversion Date for such Note, the rights have separated from the Common Stock, in which case, and only in such case, the Conversion Rate will be adjusted pursuant to Section 10.05(c)(i) as if, at the time of such separation, the Company had distributed to all holders of the Common Stock shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(j) Other Adjustments. Whenever any provision of this Indenture requires the calculation of the Last Reported Sale Price or a function thereof over a period of multiple days (including the Stock Price for purposes of a Make-Whole Fundamental Change), the Company will make appropriate adjustments to the Last Reported Sale Price or such function thereof to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend date, Effective Date or expiration date of the event occurs, at any time during such period.

(k) Restrictions on Adjustments. Except as a result of a reverse share split, share combination subject to Section 10.05(a), and except for readjustments pursuant to the last paragraph of Section 10.05(a), readjustments pursuant to the penultimate paragraph of Section 10.05(b), readjustments pursuant to the last paragraph of Section 10.05(c)(i), readjustments pursuant to the penultimate paragraph of Section 10.05(c)(ii) and readjustments pursuant to the last paragraph of Section 10.05(d), in no event will the Conversion Rate be adjusted downward pursuant to Sections 10.05(a), (b), (c), (d) or (e) hereof.

In addition, notwithstanding anything to the contrary elsewhere in this Indenture, the Conversion Rate will not be adjusted:

(i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries;

(iii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding clause and outstanding as of the date of the Issue Date;

(iv) for a change in the par value of the Common Stock; or

(v) for accrued and unpaid interest.

(l) Deferral of Adjustments. The Company may defer any adjustment to the Conversion Rate unless such adjustment would increase or decrease the Conversion Rate by at least 1% of the Conversion Rate in effect at the time the Company would otherwise be required to make such adjustment; provided, however, that if the Company defers an adjustment pursuant to this Section 10.05(l), then the Company must carry forward such adjustment and take it into account in any future adjustment. Notwithstanding the foregoing, (i) on each Conversion Date, (ii) on the occurrence of any Fundamental Change or Make-Whole Fundamental Change and (iii) on every one-year anniversary of the Issue Date, the Company will give effect to all Conversion Rate adjustments that have otherwise been deferred pursuant to this Section 10.05(l), and such adjustments will no longer be carried forward and taken into account in any future adjustment.

(m) Miscellaneous.

(i) Certain Definitions.

(I) For purposes of this Section 10.05, (1) the number of shares outstanding at any time will include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock, but, (2) so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, will not include shares of Common Stock held in the treasury of the Company.

(II) For purposes of this Section 10.05, the term “Effective Date” will mean the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

(III) For purposes of this Article 10, the term “Ex-Dividend Date” will mean the first date on which the shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

(ii) Notices. Upon the public announcement of any event that will require the Company to make an adjustment to the Conversion Rate pursuant to this Section 10.05, the Company will deliver to each Holder a written notice, which notice will include (i) a brief description of such event, (ii) the date on which the Company anticipates that such event will occur, (iii) the date on which the Company anticipates that the adjustment to the Conversion Rate will become effective, and (iv) if any record date, expiration date, Ex-Dividend Date or Effective Date is applicable to such event, such record date, expiration date, Ex-Dividend Date or Effective Date. Neither the failure to give such notice, nor any defect therein, will affect the legality or validity of such action by the Company.

Whenever the Company adjusts the Conversion Rate pursuant to this Section 10.05, the Company will promptly deliver to each Holder a written notice, which notice will include (i) a brief description of the event requiring adjustment to the Conversion Rate pursuant to this Section 10.05, (ii) the effective time of such adjustment, (iii) the Conversion Rate in effect immediately after such adjustment is made and (iv) a schedule explaining, in reasonable detail, how the Company calculated such adjustment. On the same day the Company delivers such notice to each Holder, the Company will deliver to the Trustee, the Paying Agent and the Conversion Agent an Officers’ Certificate that includes all of the information contained in such notice, which Officers’ Certificate each of the Trustee, the Paying Agent and the Conversion Agent may treat as conclusive evidence that the adjustment specified in such Officers’ Certificate is correct and will be in effect as of the effective time specified in such Officers’ Certificate. The failure to deliver such notice will not affect the legality or validity of any such adjustment.

Section 10.06 Voluntary Adjustments.

(a) Best Interest Increases. Subject to the limitations of Section 10.10 hereof, the Company may, from time to time, to the extent permitted by law, increase the Conversion Rate by any amount if (i) the Board of Directors determines that such increase is in the best interest of the Company, (ii) such increase is in effect for a period of at least 20 Business Days, and (iii) during such period, such increase is irrevocable.

(b) Tax-Related Increases. Subject to the limitations of Section 10.10 hereof, the Company may (but is not required to) increase the Conversion Rate if the Board of Directors determines that such increase is advisable to avoid, or diminish, any income tax imposed on holders of the Common Stock or rights to purchase the Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) or similar event treated as such for U.S. federal income tax purposes.

(c) Notices. Whenever the Board of Directors determines that the Company will increase the Conversion Rate pursuant to this Section 10.06, the Company will mail to each Holder notice of such increase at least 15 Business Days before such increase will take effect, which notice will state the increase to be made and the period during which such increase will be in effect.

Section 10.07 Adjustments Upon Certain Fundamental Changes.

(a) General. If (i) a Fundamental Change (determined after giving effect to the paragraph immediately following clause (iv) of the definition thereof, but without regard to the exclusion in clause (ii)(II) of the definition thereof) occurs or (ii) the Company calls the Notes for redemption pursuant to Article 11 (either such event, a “Make-Whole Fundamental Change”), and a Holder elects to convert its Notes in connection with such Make-Whole Fundamental Change, the Company will, in the circumstances described in this Section 10.07, and subject to Section 10.10, increase the Conversion Rate for such Notes by the number of additional shares of Common Stock (the “Additional Shares”) set forth in this Section 10.07. For purposes of this Section 10.07, a conversion of Notes will be deemed to be “in connection with”:

(i) a Make-Whole Fundamental Change described in clause (i) of the definition of “Make-Whole Fundamental Change” if the applicable Conversion Date occurs during the period from, and including, the effective date of the Make-Whole Fundamental Change up to, and including, the Business Day immediately prior to the related Fundamental

Change Repurchase Date (or, in the case of a Make-Whole Fundamental Change that would have been a Fundamental Change but for the exclusion in clause (ii)(II) of the definition thereof, the 35th Trading Day immediately following the effective date of such Make-Whole Fundamental Change).

(ii) a Make-Whole Fundamental Change described in clause (ii) of the definition of “Make-Whole Fundamental Change” if the Conversion Notice for such Notes is received by the Conversion Agent during the period beginning on, and including, the Redemption Notice Date and ending on the Close of Business on the Business Day immediately preceding the Redemption Date.

No later than one Business Day immediately after the effective date of a Make-Whole Fundamental Change described in clause (i) of the definition of “Make-Whole Fundamental Change” contained in this Section 10.07, the Company will notify the Holders of such effective date and issue a press release announcing such effective date.

(b) Determination of Additional Shares. The number of Additional Shares by which the Conversion Rate will be increased if a Holder converts a Note in connection with a Make-Whole Fundamental Change will be determined by reference to the table below, and will be based on the Make-Whole Fundamental Change Effective Date and the Stock Price for such Make-Whole Fundamental Change. For any Make-Whole Fundamental Change, the “Make-Whole Fundamental Change Effective Date” will mean, (i) if such Make-Whole Fundamental Change is of the type described in clause (i) of the definition of “Make-Whole Fundamental Change” contained in Section 10.07(a) hereof, the date on which such Make-Whole Fundamental Change occurs or becomes effective, and (ii) if such Make-Whole Fundamental Change is of the type described in clause (ii) of the definition of “Make-Whole Fundamental Change” contained in Section 10.07(a) hereof, the applicable Redemption Notice Date.

(c) Adjustment of Stock Prices and Additional Shares. The Stock Prices set forth in the first row (i.e., the column headers) of the table below will be adjusted on each date on which the Conversion Rate must be adjusted pursuant to Section 10.05. The adjusted Stock Prices will equal the Stock Prices in effect immediately prior to such adjustment, multiplied by a fraction, (i) the numerator of which is the Conversion Rate in effect immediately prior to the adjustment giving rise to the share price adjustment, and (ii) the denominator of which is the Conversion Rate in effect immediately after the adjustment. The numbers of Additional Shares set forth in the table below will be adjusted in the same manner, at the same time and for the same events for which the Conversion Rate is adjusted pursuant to Section 10.05 hereof.

(d) Additional Shares Table. The following table sets forth hypothetical Make-Whole Fundamental Change Effective Dates, Stock Prices and the number of Additional Shares by which the Conversion Rate will be increased per $1,000 principal amount of Notes for a Holder that converts a Note in connection with a Make-Whole Fundamental Change having such Make-Whole Fundamental Change Effective Date and Stock Price.

	Stock Price
Effective Date	$8.36	$10.50	$11.70	$14.00	$16.38	$20.00	$30.00	$40.00	$50.00	$75.00
March 2, 2015	34.1471	34.1471	34.1471	25.8448	20.3391	15.1569	9.4000	6.7549	5.2996	3.4943
May 1, 2015	34.1471	34.1471	34.1471	24.5957	19.2663	14.4164	8.7902	6.3185	4.9640	3.2770
May 1, 2016	34.1471	34.1471	33.3196	19.5104	14.7656	11.9693	7.7540	5.6154	4.4546	2.9558
May 1, 2017	34.1471	34.1471	28.2212	13.3534	9.8023	7.5550	4.8841	3.3717	2.5571	1.5154
May 1, 2018	34.1471	25.6779	21.0012	6.7418	4.9041	3.9783	2.5925	1.8792	1.4753	0.9449
May 1, 2019	34.1471	9.7680	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

(e) Use of Additional Shares Table. If the Stock Price and/or Make-Whole Fundamental Change Effective Date for a Make-Whole Fundamental Change are not set forth in the table above, then:

(1) if the Stock Price is between two Stock Prices in the table or the Make-Whole Fundamental Change Effective Date is between two Make-Whole Fundamental Change Effective Dates in the table, the number of Additional Shares by which the Conversion Rate will be increased for a Holder that converts a Note in connection with such Make-Whole Fundamental Change will be determined by a straight-line interpolation between the numbers of Additional Shares set forth for the higher and lower Stock Prices listed in the table and the earlier and the later Make-Whole Fundamental Change Effective Dates listed in the table, as applicable, based on a 365- or 366-day year, as applicable;

(2) if the Stock Price is greater than $75.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table), no Additional Shares will be added to the Conversion Rate; and

(3) if the Stock Price is less than $8.36 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table), no Additional Shares will be added to the Conversion Rate.

Notwithstanding the foregoing, in no event will the Conversion Rate be increased as a result of this Section 10.07 to exceed the Conversion Rate Cap.

(f) Settlement or Conversion. If a Holder converts a Note in connection with a Make-Whole Fundamental Change, the Company will settle such conversion by delivering Conversion Consideration in accordance with Section 10.03 hereof; provided, however, that notwithstanding anything to the contrary in Section 10.03 hereof, if a Holder converts a Note in connection with a Make-Whole Fundamental Change described in clause (ii) of the definition of “Fundamental Change” in which the holders of the Common Stock receive only cash in consideration for their shares of Common Stock, the Company will settle such conversion by delivering to such Holder an amount of cash, for each $1,000 principal amount of such Note converted, equal to the product of (i) the Conversion Rate on the Conversion Date applicable to such Note (including any Additional Shares added to such Conversion Rate pursuant to this Section 10.07) and (ii) the Stock Price for such Make-Whole Fundamental Change.

Section 10.08 Effect of Recapitalization, Reclassification, Consolidation, Merger or Sale.

(a) General. If any of the following events occur:

(1) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination or change only in par value or from par value to no par value or no par value to par value);

(2) any consolidation, merger or combination involving the Company;

(3) any sale, lease or other transfer to a third party of the consolidated assets of the Company and its Subsidiaries substantially as an entirety; or

(4) any statutory share exchange,

and, in each case, as a result of which the Common Stock would be converted into, or exchanged for, or represent solely the right to receive, stock, other securities, other property or assets (including cash or any combination thereof) (such stock, other securities, other property or assets, the “Reference Property,” and the amount and kind of Reference Property that a holder of one share of Common Stock would be entitled to receive on account of such transaction, a “Reference Property Unit”), then, notwithstanding anything to the contrary herein or in the Notes, at the effective time of such transaction, the Conversion Consideration due upon conversion of any Notes, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of Common Stock in this Article 10 were instead a reference to the same number of Reference Property Units. For these purposes, the Daily VWAP or Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof). An event requiring a change to the Conversion Consideration as provided in the immediately preceding sentence is herein referred to as a “Merger Event,” and the resulting, surviving or transferee Person (if other than the Company) of such Merger Event is herein referred to as the “Merger Successor Corporation.” At or before the effective date of such Merger Event, the Company and such Merger Successor Corporation will execute and deliver to the Trustee a supplemental indenture pursuant to Section 9.03 hereof, which supplemental indenture will (i) comply with the TIA as in force on the date such supplemental indenture is executed (if this Indenture is then qualified under the TIA and such supplemental indenture is required by law to so comply); (ii) provide for subsequent conversions of Notes in the manner set forth in the first sentence of this Section 10.08(a); and (iii) provide for subsequent adjustments to the Conversion Rate pursuant to Section 10.05 in a manner that would have an economic effect on the Holders as nearly equivalent as practicable to the economic effect the adjustments provided by Section 10.05 hereof would have had on the Holders but for such Merger Event.

If the Reference Property consists of more than a single type of consideration (determined based in part upon any form of stockholder election), then the composition of the Reference Property Unit will be deemed to be the weighted average, per share of Common Stock, of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election. The Company shall notify Holders of the weighted average as soon as practicable after such determination is made.

If the Reference Property Unit for a Merger Event includes shares of stock or other securities or assets of a Person other than the Merger Successor Corporation for such Merger Event, then such other company will also execute such supplemental indenture and such supplemental indenture will contain whatever additional provisions the Board of Directors considers to be reasonably necessary to protect the Holders and to calculate the value of a Reference Property Unit.

(b) Notices.

(i) As soon as practicable upon learning the anticipated or actual effective date of any Merger Event, the Company will deliver written notice of such Merger Event to each Holder and the Trustee. Such Notice will include:

(A) a brief description of such Merger Event;

(B) the Conversion Rate in effect on the date the Company delivers such notice;

(C) the anticipated effective date for the Merger Event;

(D) that, on and after the effective date for the Merger Event, the Notes will be convertible into Reference Property Units and cash in lieu of fractional Reference Property Units; and

(E) the composition of the Reference Property Unit for such Merger Event.

(ii) As promptly as practicable after executing a supplemental indenture in accordance with Section 10.08(a) hereof, the Company will:

(A) file with the Trustee an Officers’ Certificate briefly describing the reasons therefor, the composition of the Reference Property Unit for such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent under this Indenture to such Merger Event have been complied with; and

(B) cause to be sent to each Holder a notice of the execution of such supplemental indenture and the composition of the Reference Property Unit for such Merger Event; provided that the failure to deliver such notice to any Holder will not affect the validity or legality of such supplemental indenture.

(c) Successive Merger Events. If more than one Merger Event occurs, this Section 10.08 will apply successively to each Merger Event.

(d) Compliance Covenant. The Company will not become a party to any Merger Event unless its terms are consistent with this Section 10.08.

Section 10.09 No Responsibility of Trustee or Conversion Agent. The Trustee and the Conversion Agent will not have any duty or responsibility to any Holder to determine whether any facts exist that require an adjustment of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. Neither the Trustee nor the Conversion Agent will be responsible for any failure of the Company to deliver the Conversion Consideration due upon the surrender of any Notes for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article 10. Without limiting the generality of the foregoing, neither the Trustee nor the Conversion Agent will be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 10.08 hereof, including with respect to the calculation of the amount of Conversion Consideration receivable by Holders upon the conversion of their Notes after any Merger Event, and each, subject to the provisions of Article 7, may accept as conclusive evidence of the correctness of any such provisions, and will be protected in relying upon, the Officers’ Certificate (which the Company will be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto.

Section 10.10 NASDAQ Compliance. Notwithstanding anything to the contrary herein or in the Notes, the Company will not increase the Conversion Rate pursuant to Section 10.06 or Section 10.07 or engage in any transaction, or take any voluntary action, which would result in an increase to the Conversion Rate pursuant to Section 10.05 or Section 10.07 without complying with the applicable stockholder approval rules of The NASDAQ Global Select Market; provided that, in connection with any inaction or non-voluntary action by the Company where the increase to the Conversion Rate pursuant to Section 10.06 or Section 10.07 is not permitted pursuant to this Section 10.10, the Company will (i) increase the Conversion Rate to the extent such increase does not violate the applicable stockholder approval rules of The NASDAQ Global Select Market and (ii) use commercially reasonable efforts (including by calling a vote of the Company’s stockholders) to cause any additional shares which would have been issued pursuant to Section 10.06 or 10.07 but for this Section 10.10 to be issued, as soon as commercially reasonable, in a manner that complies with the applicable stockholder approval rules of The NASDAQ Global Select Market. At any time when the entire increase in the Conversion Rate pursuant to Section 10.07 is not permitted under this Section 10.10, the Company will not call the Notes for redemption pursuant to Article 11. The restrictions set forth in this Section 10.10 will apply at any time when the Notes are outstanding, regardless of whether the Company then has a class of securities listed on The NASDAQ Global Select Market.

Section 10.11 Ownership Limit. Notwithstanding anything to the contrary herein or in the Notes, no Holder shall be entitled to convert the Notes into shares of Common Stock that, when added to Common Stock Beneficially Owned by such Holder immediately prior to the proposed conversion of such Notes, would cause such Holder to Beneficially Own an aggregate number of shares of Common Stock in excess of nine and nine-tenths percent (9.9%) of the Common Stock then outstanding after giving effect to such proposed conversion (the “Ownership Limit”). Any purported conversion of Notes by a Holder shall be void and have no effect to the extent (but only to the extent) that such conversion would cause such Holder to Beneficially Own an aggregate number of shares of Common Stock in excess of the Ownership Limit.

Article 11

REDEMPTION AT THE OPTION OF THE COMPANY

Section 11.01 No Sinking Fund. No sinking fund is provided for the Notes.

Section 11.02 Right To Redeem the Notes.

(a) General. At any time and from time to time prior to the Maturity Date, the Company may redeem (a “Redemption”) all, but not less than all, of the Notes on the Redemption Date for an amount equal to the Redemption Price for such Redemption Date; provided, however, that no such Redemption shall be permitted for a Redemption Date that will not occur during an Open Redemption Period unless the Last Reported Sale Price of the Common Stock equals or exceeds 140% of the Conversion Price in effect on each of at least 20 Trading Days during the 30 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date on which the Company delivers the Redemption Notice for such redemption pursuant to Section 11.03 hereof.

(b) The “Redemption Price” means, for any Notes to be redeemed on a Redemption Date, (x) if such Redemption Date is not during an Open Redemption Period, a price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, on such Notes to, but excluding, such Redemption Date; or (y) if such Redemption Date is during an Open Redemption Period, a price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, on such Notes to, but excluding, such Redemption Date, plus the Applicable Premium; provided, however, that, in each case, if the Redemption Date occurs after a Regular Record Date, but on or prior to the Interest Payment Date corresponding to such Regular Record Date, then the Redemption Price for any Notes to be redeemed will not include accrued and unpaid interest on such Notes to, but excluding, such Redemption Date, and accrued and unpaid interest on such Notes to, but excluding, such Interest Payment Date will instead be payable, on such Interest Payment Date, to the Holder of such Notes at the Close of Business on such Regular Record Date.

(c) The “Redemption Date” means, for any redemption, the date specified as such on the Redemption Notice for such redemption, which date must be a Business Day and must be not less than 30 calendar days, nor more than 45 calendar days, immediately following the date on which the Company delivers such Redemption Notice.

(d) The “Applicable Premium” means, for any Note to be redeemed on a Redemption Date that occurs during an Open Redemption Period, an amount equal to the present value, as of such Redemption Date, of the following: (i) in the case of the Open Redemption Period ending on August 14, 2018, all regularly scheduled interest payments due on such Note on each Interest Payment Date occurring after such Redemption Date and on or before August 15, 2018 (assuming, solely for purposes of this clause (i), that August 15, 2018 were an Interest Payment Date); and (ii) in the case of the Open Redemption Period ending on April 30, 2019, all regularly scheduled interest payments due on such Note on each Interest Payment Date occurring after such Redemption Date and on or before May 1, 2019, in each case computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus fifty (50) basis points.

(e) “Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to August 15, 2018 (in the case of the Open Redemption Period ending on August 14, 2018) or May 1, 2019 (in the case of the Open Redemption Period ending on April 30, 2019); provided, however, that if such period is less than one (1) year, then the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

(f) “Open Redemption Period” means each of the periods (i) commencing on February 15, 2018 and ending on (and including) August 14, 2018 and (ii) commencing on November 1, 2018 and ending on April 30, 2019.

Section 11.03 Redemption Notice. At least 30 calendar days but not more than 45 calendar days prior to any Redemption Date, the Company will send to each Holder (and to any beneficial owner of a Global Note, as required by applicable law) a written notice of redemption (the “Redemption Notice,” and the date of such sending, the “Redemption Notice Date”) and, substantially contemporaneously therewith, the Company will issue a press release announcing such redemption.

For any redemption, the Redemption Notice corresponding to such redemption will specify:

(1) briefly, a description of the Company’s redemption right under this Indenture;

(2) the Redemption Price for such Redemption Date (for each $1,000 principal amount of Notes);

(3) the Redemption Date for such redemption;

(4) the name and address of the Paying Agent and of the Conversion Agent;

(5) that Notes called for redemption may be converted at any time before the Close of Business on the Business Day immediately preceding the Redemption Date;

(6) the Conversion Rate in effect on the Redemption Notice Date for such redemption and the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Redemption Notice Date;

(7) any Additional Shares by which the Conversion Rate will be increased pursuant to Section 10.07 hereof for a Holder that converts a Note “in connection with” the Company’s election to redeem the Notes;

(8) that Notes must be surrendered to the Paying Agent on or before the Redemption Date to collect the Redemption Price;

(9) that, unless the Company defaults in paying the Redemption Price on the Redemption Date, interest, if any, on a Note will cease to accrue on and after the Redemption Date; and

(10) the CUSIP and ISIN number(s) of the Notes.

On any Redemption Notice Date, the Company will also furnish to the Trustee an Officers’ Certificate, which Officers’ Certificate will set forth the aggregate principal amount of Notes then outstanding and include a copy of the Redemption Notice delivered by the Company on such Redemption Notice Date.

Section 11.04 Effect of Redemption Notice. After the Company has delivered a Redemption Notice, each Holder will have the right to receive payment of the Redemption Price for its Notes on the later of (i) the Redemption Date and (ii)(a) if the Notes are Definitive Notes, delivery of its Notes to the Paying Agent or (b) if the Notes are Global Notes, compliance with the Applicable Procedures relating to the redemption and delivery of the beneficial interests to be redeemed to the Paying Agent; provided, however, that, until the Close of Business on the Business Day immediately preceding such Redemption Date, Holders may convert their Notes, regardless of whether they have been delivered to the Paying Agent for redemption, by complying with the requirements for conversion set forth in Article 10.

Section 11.05 Deposit of Redemption Price. Prior to 10:00 a.m., New York City time, on the Redemption Date, the Company will deposit with the Paying Agent (or, if the Company or a Subsidiary or an Affiliate of either of them is acting as the Paying Agent, will segregate and hold in trust as provided in Section 2.07 hereof) an amount of immediately available funds sufficient to pay the Redemption Price of all of the then-outstanding Notes (excluding, for the avoidance of doubt, any Notes tendered for conversion pursuant to Article 10 hereof).

Section 11.06 Effect of Deposit. If, as of 10:00 a.m., New York City time, on any Redemption Date, the Company, in accordance with Section 11.05 hereof, has deposited with the Paying Agent money sufficient to pay the Redemption Price for every Note validly delivered in accordance with Section 11.04 hereof (and not converted before such Redemption Date), then, at the Close of Business on such Redemption Date:

(1) every Note outstanding immediately prior to the Close of Business on such Redemption Date will cease to be outstanding and interest, if any, on such Notes will cease to accrue (regardless of whether such Notes were delivered to the Paying Agent or book-entry transfer has been made, as applicable), except to the extent provided in the proviso to Section 11.02(b); and

(2) all other rights of the Holders of such Notes with respect to such Notes (other than the right to receive payment of the Redemption Price or, in the case of Notes surrendered for conversion in accordance with Article 10 hereof, the right to receive the Conversion Consideration due upon conversion of such Notes, and other than as provided in the proviso to Section 11.02(b)) and the Security Documents will terminate.

Section 11.07 Covenant Not to Redeem Notes Upon Certain Events of Default.

(a) General. Notwithstanding anything to the contrary in this Article 11, the Company will not redeem any Notes under this Article 11 if the principal amount of the Notes has been accelerated and such acceleration has not been rescinded on, or prior to, the Redemption Date (except in the case of an acceleration resulting from a default by the Company that would be cured by the Company’s payment of the Redemption Price for such Notes).

(b) Return of Notes. If a Holder delivers a Note for redemption pursuant to Section 11.04 and, on the Redemption Date, pursuant to this Section 11.07, the Company is not permitted to redeem such Note, the Paying Agent will (i) if such Note is a Definitive Note, return such Note to such Holder, and (ii) if such Note is held in book-entry form, in compliance with the Applicable Procedures, deem to be cancelled any instructions for book-entry transfer of such Note.

Section 11.08 Repayment to the Company. Subject to any applicable property laws, if, six months after the Redemption Date, any cash held by the Paying Agent remains unclaimed, the Paying Agent will promptly return such cash to the Company; provided, however, that, to the extent that the aggregate amount of cash deposited by the Company pursuant to Section 11.05 exceeds the aggregate Redemption Price of every Note outstanding (excluding, for the avoidance of doubt, any Notes tendered for conversion pursuant to Article 10 hereof), then as soon as practicable following the Redemption Date, the Trustee will return such excess to the Company.

Article 12

NOTE GUARANTEES

Section 12.01 Note Guarantees.

(a) Subject to this Article 12, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1) the principal of, premium, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof, and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by any of them to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.

(e) All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Indenture. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under its guarantee of the Notes such that its Aggregate Payments exceed its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors, multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under its guarantee of the Notes in respect of the obligations guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under its guarantee of the Notes that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law, provided that solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 12.01, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of its guarantee of the Notes (including in respect of this Section 12.01), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 12.01. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 12.01.

Section 12.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of applicable Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 12, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 12.03 Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 12.01, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit D hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers (but the failure to execute such notation shall not affect the validity of any Note Guarantee).

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 12.01 will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will be deemed to constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 12.04 Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 12.05, a Guarantor may not, directly or indirectly, (1) consolidate with or merge with or into, or (2) sell, convey, transfer or lease all or substantially all of its properties and assets to (whether or not such Guarantor is the surviving Person), any other Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Company or another Guarantor) expressly assumes, by executing and delivering a supplemental indenture to the Trustee that is satisfactory in form to the Trustee in accordance with Section 9.03 hereof and any other agreements reasonably satisfactory to the Trustee and the Collateral Agent, all of the obligations of that Guarantor under its Note Guarantee, this Indenture, the Intercreditor Agreement and all appropriate Security Documents; or

(b) such transaction is permitted by Section 4.15.

In case of any such consolidation, merger, sale, conveyance, transfer or lease and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee of such Guarantor and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by such Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; provided, however, that the Note Guarantee of such successor Person will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution.

Except as set forth in Article 4 and Article 5, and notwithstanding clauses (1) and (2)(a) and (b) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation, amalgamation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 12.05 Releases.

The Note Guarantee of any Guarantor, and the Collateral Agent’s Lien on the Collateral of such Guarantor, will be released:

(1) in connection with any sale or other disposition of all, of the assets of a Guarantor (including by way of merger or consolidation) to such Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary if the sale or other disposition does not violate Section 4.15 (for the avoidance of doubt, it is understood that the acquiror of such assets only shall be released from the Note Gaurantee and not the seller or other transferor of such assets);

(2) in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary, if the sale or other disposition does not violate Section 4.15 and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition;

(3) if the Guarantor becomes an Excluded Subsidiary;

(4) with respect to a Guarantor that is a Foreign Subsidiary, if such Foreign Subsidiary ceases to, directly or indirectly be liable, contingently or otherwise, for any Indebtedness with, or guarantee any Indebtedness of, the Company or any of the Company’s U.S. Subsidiaries; or

(5) upon the liquidation or dissolution of such Guarantor following the transfer of all of its assets to the Company or another Guarantor.

Notwithstanding the foregoing, no Guarantor shall be released from its Guarantee for so long as such Guarantor guarantees, is an obligor of, or provides credit support for, any Senior Lien Obligation or any Permitted Additional Pari Passu Obligation. If the Note Guarantee of any Guarantor is released, the Company shall deliver to the Trustee an Officers’ Certificate stating the identity of the released Guarantor, the basis for release in reasonable detail and that such release complies with this Indenture. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that the conditions of any of clauses (1) through (6) of this Section 12.05 have been met with respect to a Guarantor in accordance with the provisions of this Indenture, including without limitation, in the case Section 12.05(1) hereof, Section 4.15 hereof, the Trustee will execute any documents reasonably required in order to evidence the release of such Guarantor from its obligations under its Note Guarantee. Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 12.05 will remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 12.

Article 13

INTERCREDITOR AGREEMENT

Each Holder, by accepting a Note, agrees that the Note Liens and the Senior Liens are subject to the terms of the Intercreditor Agreement. Each Holder, by accepting a Note, hereby authorizes and directs the Trustee to enter into the Intercreditor Agreement on behalf of the

Holder and agrees that such Holder shall comply with the provisions of the Intercreditor Agreement applicable to it in its capacity as such to the same extent as if such Holder were a party thereto. The Intercreditor Agreement will define the relative rights of holders of Liens securing Note Obligations and Senior Lien Obligations. Nothing in this Indenture or the Intercreditor Agreement will:

(a) impair, as between the Company and Holders, the obligation of the Company, which is absolute and unconditional, to pay principal of, and interest on, Notes in accordance with their terms or to perform any other obligation of the Company or any other obligor under this Indenture, the Notes, the Note Guarantees and the Security Documents;

(b) prevent the Trustee, the Collateral Agent or any Holder from exercising against the Company or any other obligor any of its other available remedies upon a Default or Event of Default (other than its rights or remedies as a secured party as provided in the Intercreditor Agreement or otherwise in a manner inconsistent with, or that would result in a violation of, the terms of the Intercreditor Agreement); or

(c) restrict the right of the Trustee, the Collateral Agent or any Holder (in each case except as provided in the Intercreditor Agreement):

(i) to make, support or oppose any request for an order for dismissal, abstention or conversion in any Insolvency Proceeding (as defined in the Intercreditor Agreement);

(ii) to make, support or oppose, in any Insolvency Proceeding (as defined in the Intercreditor Agreement), any request for an order extending or terminating any period during which the debtor (or any other Person) has the exclusive right to propose a plan of reorganization or other dispositive restructuring or liquidation plan therein;

(iii) to seek the creation of, or appointment to, any official committee representing creditors (or certain of the creditors) in any Insolvency Proceeding (as defined in the Intercreditor Agreement) and, if appointed, to serve and act as a member of such committee;

(iv) to seek or object to the appointment of any professional person to serve in any capacity in any Insolvency Proceeding (as defined in the Intercreditor Agreement)or to support or object to any request for compensation made by any professional person or others therein;

(v) to make, support or oppose any request for an order appointing a trustee or examiner in any Insolvency Proceeding (as defined in the Intercreditor Agreement); or

(vi) otherwise file in any Insolvency Proceeding (as defined in the Intercreditor Agreement) any pleadings, objections, motions or agreements that assert rights available to unsecured creditors of an obligor arising under bankruptcy law or applicable non-bankruptcy law, to the extent consistent with the terms and provisions of the Intercreditor Agreement, including filings in respect of any disclosure statement, plan of reorganization or liquidation or other matters relating to the administration of an Insolvency Proceeding (as defined in the Intercreditor Agreement).

Article 14

COLLATERAL

Section 14.01 Security Documents.

(a) The payment of the principal of, and accrued and unpaid interest, if any, on the Notes when due, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by the Company pursuant to the Notes or by a Guarantor pursuant to its Note Guarantee, the payment of all other Obligations and the performance of all other obligations of the Company and the Guarantors under the Note Documents and any Permitted Additional Pari Passu Obligations will be secured as provided in the Security Documents (subject to the terms of the Intercreditor Agreement) to be entered into by the Company, the Guarantors and the Collateral Agent (and, to the extent applicable, the Trustee and the representatives of the holders of Permitted Additional Pari Passu Obligations) as required or permitted by this Indenture.

(b) The Company shall, and shall cause each Guarantor to, and each Guarantor shall execute the Security Agreement and each other Security Document necessary to create a Lien in all the assets of the Company and each Guarantor securing the Senior Lien Obligations on the Issue Date (other than Excluded Property) and make all filings and take all other actions as are necessary or required by the Security Documents to establish and maintain (at the sole cost and expense of the Company and the Guarantors) the security interest created by the Security Documents in the Collateral (other than with respect to any Collateral the security interest in which is not required to be perfected under the Security Documents) as a perfected security interest. In the case of real property owned by the Company or a Guarantor on the Issue Date that is subject to a mortgage that secures the Senior Lien Obligations, the Company or such Guarantor, as applicable, shall also deliver the following within 120 days of closing (collectively, “Mortgage Deliverables”), but, if Senior Lien Obligations are in effect when mortgages were put in place to secure Senior Lien Obligations, only to the extent such deliverables were provided to the holders of the Senior Lien Obligations in connection with their mortgage on such property: (i) a fully paid policy or policies or marked-up unconditional binder having the same effect of lender’s title insurance, paid for by the Company and the Guarantors, in an amount equal to the amount of title insurance obtained pursuant to the Senior Lien Obligations, issued by a nationally recognized title insurance company, insuring the Lien of each mortgage as a valid Lien on the mortgaged property described therein, free of any title exceptions and other Liens except Permitted Liens, (ii) an as-is survey of the property subject to any such mortgage certified to the Company, Collateral Agent and the title company, meeting minimum standard detail requirements for ALTA/ACSM Land Title Surveys and dated (or redated) not earlier than six months prior to the date of delivery thereof under such Senior Lien Obligations, (iii) a customary opinion of counsel addressing such matters as were addressed in the comparable opinion provided to the holders of Senior Lien Obligations, (iv) evidence of insurance required to be maintained pursuant to the mortgages and this Indenture and (v) if required by applicable law, flood hazard determination certificates and, if required, notices to the record owner of any improvements in a special flood hazard area, together with evidence of acceptable flood insurance coverage.

(c) If the Company or any Guarantor acquires any property that is required to be Collateral pursuant to this Indenture or the Security Documents, or any Restricted Subsidiary becomes a Guarantor that is required to pledge its assets as Collateral pursuant to this Indenture or the Security Documents, the Company or such Guarantor shall execute a joinder to an existing Security Document or enter into a new Security Document (in each case, to the extent necessary to cause such asset be so pledged), and take all steps necessary to validly perfect such Lien (to the extent required by the Security Documents), subject to no prior Liens other than Permitted Liens (including the Senior Liens on such assets). To the extent that the Company or such Guarantor is entering into a joinder, entering into a new Security Document, providing Mortgage Deliverables (in the case of real property) or taking other steps to perfect such Lien in order to secure Senior Lien Obligations, the Company or such Guarantor may take the same steps in connection with this Indenture (with such changes as are appropriate to reflect the applicable priority of the Lien, or the applicable perfection requirements, consistent with the terms of the Security Documents, the Intercreditor Agreement and the Liens being created on the Issue Date), which shall satisfy the obligations hereunder, and the Trustee and the Collateral Agent, as applicable, are authorized and directed to execute any documentation consistent therewith.

(d) The Company and each Guarantor shall execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements or amendments or continuation statements in respect thereof), that may be required under any applicable law, to ensure that the Liens of the Security Documents on the Collateral remain perfected (to the extent required by the Security Documents) with the priority required by the Security Documents and the Intercreditor Agreement, all at the expense of the Company and Guarantors and provide to the Collateral Agent and the Trustee, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent and the Trustee as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(e) With respect to all Commercial Motor Vehicles covered by a certificate of title or ownership, in each case with an individual Fair Market Value of $25,000.00 or more per Commercial Motor Vehicle (it being understood and agreed that, for the avoidance of doubt, in determining the Fair Market Value of any such Commercial Motor Vehicle, the Fair Market Value of any equipment installed thereon shall be included in any such determination), use commercially reasonable efforts to:

(i) within 120 days after the Issue Date, cause to be delivered to the applicable governmental authority a duly completed application, pay any applicable fees and take any other actions within its control necessary in order to cause the certificate of title for such Commercial Motor Vehicle at all times to be registered with the applicable governmental authority showing “U.S. Bank National Association, as Collateral Agent” as lienholder, other than those Commercial Motor Vehicles registered in a state that prohibits a second lien being noted on the certificate of title or ownership with respect to such Commercial Vehicle,

(ii) if necessary to perfect in any jurisdiction, cause the Liens of the Collateral Agent to be identified on a notice of lien or other filing made in the appropriate filing office in the applicable jurisdiction and pay all applicable fees in connection therewith, and

(iii) deliver the original certificates of title for such Commercial Motor Vehicles and any document evidencing official notification from the applicable governmental authority of the perfection of the Security Interest in any Commercial Motor Vehicles to the Collateral Agent or its agent, including any service company for purposes of effecting the requirements of this clause (e).

(f) Within the time period provided in Section 3.4(b) of the Security Agreement, with respect to each Deposit Account (as defined in the Security Agreement) listed on Schedule 15(a) to the Perfection Certificate (as defined in the Security Agreement), enter into and deliver a Deposit Account Control Agreement (as defined in the Security Agreement) to the extent possible after using commercially reasonable efforts.

Section 14.02 Collateral Agent.

(a) The Collateral Agent shall have all the rights and protections provided in the Security Documents and, additionally, shall have all the rights and protections in its dealings under the Security Documents as are provided to the Trustee under Article 7.

(b) Subject to Section 7.01, none of the Collateral Agent, Trustee, Paying Agent, Conversion Agent, Registrar or transfer agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, validity, perfection, priority, sufficiency, protection or enforcement of any Note Liens or any other security interest in the Collateral, or any defect or deficiency as to any such matters.

(c) Except as required or permitted by the Security Documents and the Intercreditor Agreement, the Holders, by accepting a Note, acknowledge that the Collateral Agent will not be obligated:

(1) to act upon directions purported to be delivered to it by any Person, except in accordance with the Security Documents and the Intercreditor Agreement;

(2) to foreclose upon or otherwise enforce any Note Lien; or

(3) to take any other action whatsoever with regard to any or all of the Note Liens, Security Documents or Collateral.

(d) The Collateral Agent is authorized and empowered to appoint one or more sub-agents as it deems necessary or appropriate.

(e) If the Company (i) incurs Senior Lien Obligations at any time when no Intercreditor Agreement is in effect or at any time when Indebtedness constituting Senior Lien Obligations entitled to the benefit of an existing Intercreditor Agreement is concurrently retired, and (ii) delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an Intercreditor Agreement in favor of a designated agent or representative for the holders of the Senior Lien Obligations so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such Intercreditor Agreement and bind the Holders on the terms set forth therein and perform and observe its obligations thereunder; provided that such Intercreditor Agreement (x) is entered into within 90 days after such Intercreditor Agreement referred to in clause (i) ceased to be in effect or was retired and (y) contains terms no less favorable to the Holders than such Intercreditor Agreement referred to in clause (i).

Section 14.03 Authorization of Actions to Be Taken.

(a) Each Holder of Notes, by its acceptance thereof, (i) consents and agrees to the terms of each Security Document and the Intercreditor Agreement, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, (ii) authorizes and directs the Trustee and the Collateral Agent to enter into the Security Documents to which it is a party, (iii) authorizes and empowers the Trustee and the Collateral Agent to execute and deliver the Intercreditor Agreement and (iv) authorizes and empowers the Trustee and the Collateral Agent to bind the Holders of Notes as set forth in the Security Documents to which it is a party and the Intercreditor Agreement and to perform its obligations and exercise its rights and powers thereunder.

(b) The Trustee is authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed to the Collateral Agent under the Security Documents and the Intercreditor Agreement to which the Trustee is a party and, subject to the terms of the Security Documents and the Intercreditor Agreement, to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture, the Security Documents and the Intercreditor Agreement.

(c) Subject to the provisions of Section 7.01 and Section 7.02, the Security Documents and the Intercreditor Agreement, the Trustee may (but shall not be obligated to), in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(1) foreclose upon or otherwise enforce any or all of the Note Liens;

(2) enforce any of the terms of the Security Documents to which the Collateral Agent or the Trustee is a party (subject to the terms of the Intercreditor Agreement); or

(3) collect and receive payment of any and all Obligations hereunder.

Subject to the Intercreditor Agreement and at the Company’s sole cost and expense, the Trustee is hereby authorized and empowered by each Holder of Notes (by its acceptance thereof) to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as it may deem reasonably expedient to protect or enforce the Note Liens or the Security Documents to which the Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem reasonably expedient, at the Company’s sole cost and expense, to preserve or protect its interests and the interests of the Holders in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Note Liens or be prejudicial to the interests of Holders or the Trustee.

Section 14.04 Release of Collateral.

(a) Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents and in accordance with Article 9. In addition, the Company and the Guarantors will be entitled to the release of assets included in the Collateral from the Note Liens, and the Trustee shall (or, if the Trustee is not then the Collateral Agent, shall direct the Collateral Agent to) release the same from such Liens at the Company’s sole cost and expense, under any one or more of the following circumstances without the need for any further action (other than as provided for by this Section 14.04) by any Person:

(i) pursuant to an amendment or waiver in accordance with Article 9;

(ii) in whole or in part, as applicable, as to all or any portion of property subject to such Note Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(iii) in part, as to any property that (1) is sold, transferred or otherwise disposed of by the Company or any Guarantor (other than to the Company or another Guarantor) in a transaction not prohibited by this Indenture at the time of such sale, transfer or disposition, (2) is owned or at any time acquired by a Guarantor that has been released from its guarantee pursuant to Section 12.05, concurrently with the release of such guarantee or (3) is or becomes Excluded Property; and

(iv) as to property that constitutes less than all or substantially all of the Collateral securing the Notes, with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class (which consent may be obtained in connection with an exchange offer or tender offer and associated consent solicitation); and

(v) upon the release of all Liens on such property or assets securing Senior Lien Obligations in accordance with Section 3(b)(2) of the Intercreditor Agreement; provided, however, that (i) in the case of a sale or Disposition (as defined in the Intercreditor Agreement) pursuant to clause (A) of such Section 3(b)(2), if the proceeds thereof are not applied in accordance with Section 9(c) of the Intercreditor Agreement to repay the Senior Lien Obligations or Note Obligations, such sale or Disposition (as defined in the Intercreditor Agreement) is permitted pursuant to the terms of the Note Documents, and (ii) in the case of a release pursuant to clause (A) of such Section 3(b)(2) (other than in connection with a sale or Disposition (as defined in the Intercreditor Agreement) pursuant to, and in accordance with, clause (v)(i) above), if such release is of property or assets that has a value, together with the aggregate value of all prior releases of property or assets pursuant to this clause (v), that is in excess of $15.0 million (excluding, for purposes of the $15.0 million cap, any Environmental Sensitive Real Property (as defined in the Intercreditor Agreement)) such release is permitted pursuant to the terms of the Note Documents.

With respect to any release of Collateral requiring the Trustee’s consent or other release hereunder, upon receipt of an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture, the Security Documents and the Intercreditor Agreement to such release have been met and that it is proper for the Trustee or Collateral Agent to execute and deliver the documents requested by the Company in connection with such release, and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Trustee shall, or shall cause the Collateral Agent to, execute, deliver or acknowledge (at the Company’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or the Intercreditor Agreement. Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officers’ Certificate and Opinion of Counsel, and the Trustee and the Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officers’ Certificate and Opinion of Counsel.

Notwithstanding the foregoing, (i) at any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and, if the Trustee is not then the Collateral Agent, the Trustee has delivered a notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of this Indenture or the Security Documents will be effective as against the Holders, except as otherwise provided in the Intercreditor Agreement or, subject to the terms of the Intercreditor Agreement, in connection with the exercise of remedies by the Collateral Agent and (ii) if any asset of the Company or any Restricted Subsidiary that was released from the Note Liens pursuant to this Indenture, the Intercreditor Agreement or the Security Documents is subsequently subject to any Lien to secure Senior Lien Obligations, such Company or Restricted Subsidiary shall concurrently grant a Lien on such asset to secure the Note Obligations.

Section 14.05 Use of Collateral; Compliance with Section 314(d) of the TIA.

(a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have commenced enforcement of remedies under the Security Documents, except to the extent otherwise provided in the Security Documents, this Indenture or the Senior Credit Agreement or other Senior Facility Documents, the Company and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral to alter or repair the Collateral, to freely operate the Collateral and to collect, invest and dispose of any income thereon.

(b) The release of any Collateral from the terms of this Indenture will not be deemed to impair the security under this Indenture in contravention of provisions hereof if and to the extent the Collateral is released pursuant to the terms hereof. To the extent applicable, the Company will comply with Section 314(d) of the TIA relating to the release of property or securities subject to the Lien of the Security Documents. Any certificate or opinion required by Section 314(d) of the TIA may be made by an Officer of the Company except in cases where Section 314(d) of the TIA requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by the

Company. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of Section 314(d) of the TIA if it determines, in good faith based on advice of counsel, that under the terms of Section 314(d) of the TIA and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to the released Collateral.

Section 14.06 Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 14 upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any officer or officers thereof required by the provisions of this Article 14; and if the Trustee or the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Collateral Agent, as the case may be.

Section 14.07 Voting.

In connection with any matter under the Security Agreement requiring a vote of holders of Secured Obligations (as defined in the Security Agreement), the holders of such Secured Obligations shall be treated as a single class and the Holders shall cast their votes in accordance with this Indenture. The amount of the Notes to be voted by the Holders will equal the aggregate outstanding principal amount of the Notes. Following and in accordance with the outcome of the applicable vote under this Indenture, the Trustee shall vote the total amount of the Notes as a block in respect of any vote under the Security Agreement.

Section 14.08 Appointment and Authorization of U.S. Bank National Association as Collateral Agent.

(a) U.S. Bank National Association is hereby designated and appointed as the Collateral Agent of the Holders under the Security Documents and the Intercreditor Agreement, and is authorized as the Collateral Agent for such Holders to execute and enter into each of the Security Documents, the Intercreditor Agreement and all other instruments relating to the Security Documents and the Intercreditor Agreement and (i) to take action and exercise such powers and remedies as are expressly required or permitted hereunder and under the Security Documents and the Intercreditor Agreement and all instruments relating hereto and thereto and (ii) to exercise such powers and perform such duties as are, in each case, expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental hereto and thereto.

(b) Notwithstanding any provision to the contrary elsewhere in this Indenture, the Intercreditor Agreement or the Security Documents, the Collateral Agent shall not have (i) any duties or responsibilities except those expressly set forth herein or therein or (ii) any fiduciary relationship with any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Intercreditor Agreement or any Security Document or otherwise exist against the Collateral Agent.

The Collateral Agent may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Intercreditor Agreement or the Security Documents in good faith and in accordance with the advice or opinion of such counsel.

Section 14.09 Recordings and Opinions.

(a) The Company and the Guarantors shall furnish to the Collateral Agent and the Trustee on January 31 of each year, commencing January 31, 2016, an Opinion of Counsel, dated as of such date, stating that:

(1) in the opinion of such counsel, (A) no further action was necessary to maintain the perfection of the security interest in the Collateral described in both the applicable UCC-1 financing statement and the Security Agreement and for which perfection under the UCC of the Company’s or applicable Guarantor’s jurisdiction of organization may occur by the filing of a UCC-1 financing statement with the appropriate filing office of the applicable party’s jurisdiction of organization, and (B) based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding 12 months fully to preserve and perfect the Note Liens, to the extent the Note Liens can be perfected by such; and

(2) in the opinions of such counsel, no further action is necessary to maintain such Liens as effective and perfected.

Section 14.10 Release Upon Termination of the Company’s Obligations.

In the event that (i) the Company delivers to the Trustee, in form and substance acceptable to it, an Officers’ Certificate and Opinion of Counsel certifying that all the obligations under this Indenture, the Notes and the Security Documents have been satisfied and discharged by the payment in full of the Company’s Obligations under the Notes, this Indenture and the Security Documents, and all such obligations have been so satisfied, the Trustee shall deliver to the Company and the Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral, and any rights it has under the Security Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done all acts reasonably necessary to release such Lien as soon as is reasonably practicable.

Section 14.11 Bonded Contracts.

(a) Notwithstanding anything to the contrary contained herein or in the Security Documents, if, pursuant to the terms of any Surety Bond, the Surety issuing such Surety Bond is required or has elected to complete the performance of the related Bonded Contract on behalf of the Company or any Subsidiary of the Company (a “Bonded Contract Default”), any Lien in favor of such Surety, whether existing on the Issue Date or thereafter created, in any Surety Priority Collateral securing such Surety Bond shall be senior to the Liens under the Security Documents in such Surety Priority Collateral.

(b) In the event of a Bonded Contract Default:

(1) neither the Trustee nor the Collateral Agent shall take any action to foreclose or otherwise realize upon, or take any other enforcement action with respect to the Surety Priority Collateral related to such Bonded Contract until the earliest to occur of:

(A) completion of the projects under such Bonded Contract and reimbursement to the Surety of all reimbursement obligations of the Company or any of its Subsidiaries relating to such projects under such Bonded Contract, and

(B) if the Surety is released from any obligations with respect to such Bonded Contract or the related project (because of the termination or cancellation of the project or Bonded Contract or any release or settlement of any obligations the Surety may have with respect to such project or otherwise), reimbursement to such Surety of all reimbursement obligations of the Company or any Subsidiary of the Company relating to such projects.

(2) the Surety shall be entitled to use, solely for the purpose of completing such Bonded Contract, any inventory of the Company or any of its Subsidiaries that was purchased specifically for the completion of such Bonded Contract.

(c) If no Senior Credit Agreement is then in effect, the Collateral Agent shall, upon the request of any Surety that has issued a Surety Bond for the account of the Company or a Subsidiary of the Company, to enter into an Equipment Utilization Agreement with such Surety.

(d) Each Surety issuing a Surety Bond for the account of the Company or a Subsidiary of the Company for any Bonded Contract secured by Surety Priority Collateral shall be a third party beneficiary of this Section 14.11.

Article 15

MISCELLANEOUS

Section 15.01 Trust Indenture Act Controls. Except as expressly provided for herein, if any provision of this Indenture limits, qualifies, or conflicts with another provision that is required to be included in this Indenture by the TIA, the required provision will control.

Section 15.02 Notices. Any request, demand, authorization, notice, waiver, consent or communication will be in writing and delivered in Person or mailed by first-class mail, postage prepaid, addressed as follows or transmitted by facsimile transmission, electronic mail or other similar means of unsecured electronic methods to the following:

if to the Company or a Guarantor:

Layne Christensen Company

1800 Hughes Landing Boulevard

Suite 700

The Woodlands, TX, 77380

Facsimile: (281) 475-2733

Attention: Chief Financial Officer

with a copy to:

Layne Christensen Company

1800 Hughes Landing Boulevard

Suite 700

The Woodlands, TX, 77380

Facsimile: (281) 475-2758

Attention: General Counsel

if to the Trustee, Collateral Agent, Registrar, Paying Agent or Conversion Agent:

U.S. Bank National Association

333 Commerce Street, Suite 800

Nashville, TN 37201

Facsimile: (615) 251-0737

Attn: Global Corporate Trust Services

The Company, the Guarantors or the Trustee, by notice given to the other in the manner provided above, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication given to a Holder will be mailed to the Holder, by first class mail, postage prepaid, at the Holder’s address as it appears on the registration books of the Registrar and will be deemed given on the date of such mailing; provided, however, that with respect to any Global Note, such notice or communication will be sent to the Holder thereof pursuant to the Applicable Procedures.

Failure to mail or send a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders. If a notice or communication is mailed or sent in the manner provided above, it is duly given, whether or not received by the addressee.

If the Company or any Guarantor mails or sends a notice or communication to the Holders, it will, at the same time, mail a copy to the Trustee and each of the Registrar, Paying Agent and Conversion Agent.

If the Company or any Guarantor is required under this Indenture to give a notice to the Holders, in lieu of delivering such notice to the Holders, the Company or such Guarantor may deliver such notice to the Trustee and cause the Trustee, at the Company’s or Guarantor’s expense, as applicable, to have delivered such notice to the Holders on or prior to the date on which the Company or such Guarantor would otherwise have been required to deliver such notice to the Holders. In such a case, the Company or such Guarantor will also cause the Trustee to mail a copy of the notice to each of the Registrar, Paying Agent and Conversion Agent (if other than the Trustee) at the same time it sends the notice to the Holders.

Section 15.03 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take any action under this Indenture other than the authentication of the initial Global Note on the Issue Date, the Company will furnish to the Trustee:

(a) an Officers’ Certificate stating that, in the judgment or opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel stating that, in the judgment or opinion of such counsel, all such conditions precedent relating to the proposed action (to the extent of legal conclusions and subject to reasonable assumptions and exclusions) have been complied with.

Section 15.04 Statements Required in Certificate or Opinion. Each Officers’ Certificate or Opinion of Counsel with respect to compliance with a covenant or condition (except for such Officers’ Certificate required to be delivered pursuant to Section 4.05 hereof) provided for in this Indenture will include:

(a) a statement that each Person making such Officers’ Certificate or Opinion of Counsel has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements, judgments or opinions contained in such Officers’ Certificate or Opinion of Counsel are based;

(c) a statement that, in the judgment or opinion of each such Person, he has made such examination or investigation as is necessary to enable such Person to express an informed judgment or opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement that, in the judgment or opinion of such Person, such covenant or condition has been complied with.

Section 15.05 Separability Clause. In case any provision in this Indenture or in the Notes will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 15.06 Rules by Trustee. The Trustee may make reasonable rules for action by, or a meeting of, Holders.

Section 15.07 Governing Law and Waiver of Jury Trial. THE INDENTURE AND EACH NOTE AND NOTE GUARANTEE WILL BE GOVERNED BY, AND CONSTRUED

IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 15.08 No Recourse Against Others. A director, officer, employee, member, manager or stockholder, as such, of the Company or any Guarantor will not have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees, the Intercreditor Agreement or the Security Documents or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes and the Note Guarantees.

Section 15.09 Calculations. Except as otherwise provided in this Indenture, the Company will be responsible for making all calculations called for under the Notes and this Indenture. These calculations include, but are not limited to, determinations of the Last Reported Sale Price of the Common Stock or any other security, the amount and type of Conversion Consideration due upon the conversion of any Note, accrued interest payable on the Notes and the Conversion Rate in effect on any Conversion Date.

The Company will make all calculations in good faith and, absent manifest error, its calculations will be final and binding on all Holders. The Company will provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. If any Holder requests from the Trustee a copy of such schedule, the Trustee will promptly forward a copy of such schedule to such Holder.

All calculations will be made to the nearest cent (with 0.5 of a cent rounded upward) or to the nearest 1/10,000th of a share (with 5/100,000ths rounded upward), as the case may be.

Section 15.10 Successors. All agreements of the Company, the Guarantors, the Trustee, the Collateral Agent, the Registrar, the Paying Agent and the Conversion Agent in this Indenture and the Notes will bind their respective successors.

Section 15.11 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission will constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF will be deemed to be their original signatures for all purposes.

Section 15.12 Table of Contents; Headings. The table of contents and headings of the articles and sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof, and will not modify or restrict any of the terms or provisions hereof.

Section 15.13 Force Majeure. The Trustee, Registrar, Paying Agent and Conversion Agent will not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of such Person (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

Section 15.14 Submission to Jurisdiction. Each of the Company and Guarantors: (a) agrees that any suit, action or proceeding against it arising out of or relating to this Indenture or the Notes, as the case may be, may be instituted in any U.S. federal court with applicable subject matter jurisdiction sitting in The City of New York; (b) waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum; and (c) submits to the nonexclusive jurisdiction of such courts in any suit, action or proceeding.

Section 15.15 Legal Holidays. If the Maturity Date or any Interest Payment Date, Fundamental Change Repurchase Date, date upon which any Notes are to be repurchased pursuant to a Net Proceeds Offer, Redemption Date or Conversion Date is not a Business Day, then any action to be taken on such date need not be taken on such date, but may be taken on the immediately following Business Day with the same force and effect as if taken on such date, and no interest will accrue for the period from and after such date.

Section 15.16 Benefits of Indenture. Except as provided in Section 14.11, nothing in this Indenture or in the Notes or the Note Guarantees, expressed or implied, will give to any Person, other than the parties hereto, any Paying Agent, Conversion Agent, Registrar, and their successors hereunder, and the Holders any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 15.17 U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions, in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 15.18 Tax Withholding. Nothing herein shall preclude any tax withholding required by law or regulation. In addition, if the Company or other applicable withholding agent pays withholding taxes on behalf of a Holder or beneficial owner of a Note as a result of an adjustment to the Conversion Rate, the Company or other applicable withholding agent may, at its option, set off such payments against payments of cash and shares of Common Stock on the Note.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as a deed the day and year first before written.

LAYNE CHRISTENSEN COMPANY, as Issuer

By:	/s/ Andrew T. Atchison
Name:	Andrew T. Atchison
Title:	Chief Financial Officer

BENCOR CORPORATION OF AMERICA - FOUNDATION SPECIALIST

BOYLES BROS. DRILLING COMPANY

CHRISTENSEN BOYLES CORPORATION

COLLECTOR WELLS INTERNATIONAL, INC.

FENIX SUPPLY, LLC

INLINER TECHNOLOGIES, LLC

INTERNATIONAL DIRECTIONAL SERVICES, L.L.C.

LAYNE HEAVY CIVIL, INC.

LAYNE INLINER, LLC

LAYNE INTERNATIONAL, LLC

LAYNE SOUTHWEST, INC.

LAYNE TRANSPORT CO.

LINER PRODUCTS, LLC

MEADORS CONSTRUCTION CO., INC.

MID-CONTINENT DRILLING COMPANY

REYNOLDS WATER ISLAMORADA, LLC

VIBRATION TECHNOLOGY, INC.

W.L. HAILEY & COMPANY, INC.,

as Guarantors

By:	/s/ Andrew T. Atchison
Name:	Andrew T. Atchison
Title:	Senior Vice President and Chief Financial Officer

Signature Page

8.00% Senior Secured Second Lien Convertible Notes Indenture

IN WITNESS WHEREOF, the undersigned, being duly authorized, has executed this Indenture as of the day and year first before written.

U.S. BANK NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Wally Jones
Name:	Wally Jones
Title:	Vice President

Signature Page

8.00% Senior Secured Second Lien Convertible Notes Indenture

EXHIBIT A

FORM OF NOTE

[FORM OF FACE OF NOTE]

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY MAY PURCHASE OR OTHERWISE ACQUIRE THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN.

[Include the following legend for Global Notes only (the “Global Notes Legend”):]

THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE WILL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY, OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE WILL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN ARTICLE 2 OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Include the following legend on all Notes that are Restricted Notes (the “Restricted Notes Legend”):]

THE SALE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, PRIOR TO THE RESALE RESTRICTION TERMINATION DATE (AS DEFINED BELOW), THIS NOTE (AND ANY BENEFICIAL INTEREST HEREIN) MAY NOT BE OFFERED, RESOLD OR OTHERWISE TRANSFERRED, EXCEPT:

(A)	TO THE COMPANY OR ANY SUBSIDIARY THEREOF;

(B)	PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT;

(C)	TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER AND IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT; OR

(D)	UNDER ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (INCLUDING, IF AVAILABLE, THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT).

THE “RESALE RESTRICTION TERMINATION DATE” MEANS THE DATE: (A) THAT IS AT LEAST ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE OF THE COMPANY’S 8.00% SENIOR SECURED SECOND LIEN CONVERTIBLE NOTES; AND (B) ON WHICH THE COMPANY HAS INSTRUCTED THE TRUSTEE THAT THIS LEGEND WILL NO LONGER APPLY, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE INDENTURE FOR THE NOTES.

PRIOR TO ANY TRANSFER PURSUANT TO THE FOREGOING CLAUSE (D), THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE AND MAY RELY UPON TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

No.: [                 ]

CUSIP:              [                 ]*

ISIN:                  [                 ]*

Principal Amount $[        ]

[as revised by the Schedule of Increases

and Decreases of Global Note attached hereto]1

Layne Christensen Company

8.00% Senior Secured Second Lien Convertible Notes

Layne Christensen Company, a Delaware corporation (the “Company”), promises to pay to [                ],2 or registered assigns, the principal amount of $[        ] [(as revised by the Schedule of Increases and Decreases of Global Note attached hereto)]3 on the Maturity Date (as defined in the within-mentioned Indenture).

Interest Payment Dates: May 1 and November 1, beginning [May 1, 2015].

Regular Record Dates: April 15 and October 15 of each year, beginning [April 15, 2015].

Additional provisions of this Note are set forth on the other side of this Note.

*	Upon the removal of the Restricted Notes Legend in accordance with the within-mentioned Indenture, these CUSIP and ISIN numbers will be deemed removed and replaced with CUSIP number [ ] and ISIN number [ ].

[1]	Include for Global Notes only.
[2]	Insert Cede & Co. for Global Notes.
[3]	Include for Global Notes only.

LAYNE CHRISTENSEN COMPANY

By:
Name:
Title:
Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. BANK NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Notes referred to in the within-mentioned Indenture.

By:
Authorized Signatory
Dated:

[FORM OF REVERSE OF NOTE]

Layne Christensen Company

8.00% Senior Secured Second Lien Convertible Notes

This Note is one of a duly authorized issue of notes of Layne Christensen Company (the “Company”), designated as its 8.00% Senior Secured Second Lien Convertible Notes (the “Notes”), all issued or to be issued under and pursuant to an indenture dated as of the Issue Date (the “Indenture”), among the Company, the guarantors party thereto (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Collateral Agent, the Company, the Guarantors and the Holders. Capitalized terms used herein and not defined herein have the meanings ascribed to them in the Indenture, and the terms of the Notes include those stated in the Indenture and those incorporated into the Indenture. Notwithstanding anything herein to the contrary, to the extent that any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture will govern and control. The Notes and the related Note Guarantees are secured obligations of the Company and the relevant Guarantors. The Notes and the related Note Guarantees are secured by the Collateral pursuant to the Security Documents referred to in the Indenture, subject to the terms of the Intercreditor Agreement. The Note Liens, which secure the Notes and the related Note Guarantees, and the Senior Liens are subject to the terms of the Intercreditor Agreement. Each Holder, by accepting a Note agrees that the Note Liens and the Senior Liens are subject to the terms of the Intercreditor Agreement. The Holders, by accepting a Note, hereby authorize and direct the Trustee and the Collateral Agent to enter into the Intercreditor Agreement on behalf of the Holders and agree that the Holders shall comply with the provisions of the Intercreditor Agreement applicable to them in their capacities as such to the same extent as if the Holders were parties thereto.

1.	Interest.

This Note will bear interest at a rate equal to 8.00% per annum. Interest on this Note will accrue from the most recent date to which interest has been paid or provided for, or, if no interest has been paid or provided for, [February 26, 2015]. Interest will be payable semiannually in arrears on May 1 and November 1 of each year, beginning on [May 1, 2015]. Each payment of cash interest on this Note will include interest accrued for the period commencing on and including the immediately preceding Interest Payment Date (or, if none, [February 26, 2015]) through, and including, the day before the applicable Interest Payment Date.

Pursuant to Section 4.04 of the Indenture, in certain circumstances, the Company will pay Additional Interest on this Note.

Pursuant to Section 2.04 of the Indenture, in certain circumstances, the Company will pay Default Interest on Defaulted Amounts with respect to this Note.

2.	Method of Payment.

The Company will promptly make all payments on this Note on the dates and in the manner provided herein and in the Indenture. Payments on Notes represented by a Global Note (including principal and interest) will be made by wire transfer of immediately available funds to the accounts specified by Depositary. The Company will pay principal of, and any Fundamental Change Repurchase Price, Net Proceeds Offer Price or Redemption Price for, Definitive Notes at the office or agency designated by the Company for such purpose. Interest on Definitive Notes will be made by check or by wire transfer, as described in Section 2.04, except that any payment of Interest due on the Maturity Date will be made at the office or agency designated by the Company for such purpose. All payments on this Note will be made in money of the United States that at the time of payment is legal tender for payment of public and private debts.

3.	Paying Agent, Conversion Agent and Registrar.

Initially, U.S. Bank National Association will act as the Trustee, Paying Agent, Conversion Agent and Registrar. The Company may appoint and change any Paying Agent, Conversion Agent or Registrar, provided that the Company will maintain at least one Paying Agent, Conversion Agent and Registrar in the continental United States. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent or Registrar.

4.	Repurchase By the Company at the Option of the Holder.

At the option of the Holder, and subject to the terms and conditions of the Indenture, upon the occurrence of a Fundamental Change, each Holder will have the right, at its option, to require the Company to repurchase for cash all of its Notes, or any portion of its Notes having a principal amount equal to $1,000 or an integral multiple of $1,000 in excess thereof (so long as the remaining portion of any such Notes equals $2,000 or an integral multiple of $1,000 in excess thereof), at a Fundamental Change Repurchase Price equal to 100% of the principal amount of Notes to be purchased plus accrued and unpaid interest, if any, to but excluding, the Fundamental Change Repurchase Date, unless the Fundamental Change Repurchase Date occurs after a Regular Record Date and on or prior to the Interest Payment Date corresponding to such Regular Record Date, in which case the Company will pay the accrued and unpaid interest on such Notes, on such Interest Payment Date, to the Holder of such Notes as of the Close of Business on such Regular Record Date, and the Fundamental Change Repurchase Price shall not include such accrued and unpaid interest. To exercise its purchase right, a Holder must comply with the procedures set forth in Article 3 of the Indenture.

Upon the occurrence of an Asset Sale or Casualty or Condemnation Event, the Company may be obligated to make an offer to purchase the Notes from the Holders with Excess Proceeds of such Asset Sale or Casualty or Condemnation Event at a purchase price equal to 100% of the principal amount of such Notes plus accrued interest on such principal amount to the date of purchase, as provided in, and subject to the terms of, the Indenture.

5.	Redemption at the Option of the Company.

At any time and from time to time prior to the Maturity Date, the Company may redeem all, but not less than all, of the Notes; provided, however, that no such redemption shall be permitted for a Redemption Date that will not occur during an Open Redemption Period unless the Last Reported Sale Price of the Common Stock equals or exceeds 140% of the Conversion Price in effect on each of at least 20 Trading Days during the 30 consecutive Trading Day period ending on, and including, the Trading Day immediately prior to the date the Company delivers the Redemption Notice for such redemption. Any Redemption Date must be at least 30, but not more than 45, calendar days after the date on which the Company delivers the applicable Redemption Notice. The Redemption Price that the Company will pay for any Notes that it redeems will equal to 100% of the principal amount of Notes to be purchased plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (plus, in the case of a Redemption Date that is during an Open Redemption Period, the Applicable Premium); provided, however, that if the Redemption Date occurs after a Regular Record Date and on or before the Interest Payment Date corresponding to such Regular Record Date, then the Redemption Price for any Notes to be redeemed on such Redemption Date will not include accrued and unpaid interest to, but excluding, such Redemption Date, and accrued and unpaid interest on such notes to, but excluding, such Interest Payment Date will be paid, on such Interest Payment Date, to the Holder of such Notes at the Close of Business on such Regular Record Date.

6.	Conversion.

Subject to, and upon compliance with, the provisions of Article 10 of the Indenture, a Holder may, at its option, convert all of its Notes, or any portion of its Notes having a principal amount equal to $1,000 or an integral multiple of $1,000 in excess thereof (so long as the remaining portion of any such Notes equals $2,000 or an integral multiple of $1,000 in excess thereof), into Conversion Consideration, as provided in Article 10 of the Indenture, based on the Conversion Rate. Notes may not be converted after the Close of Business on the Scheduled Trading Day immediately preceding the Maturity Date.

7.	Ranking and Collateral.

The Notes and the Note Guarantees are general senior secured obligations of the Company and the Guarantors, respectively, and are pari passu in right of payment with all existing and future Indebtedness of the Company and the Guarantors that is not, by its terms, expressly subordinated in right of payment to the Notes or Note Guarantees. The security interests securing the Notes and the Note Guarantees will be, pursuant to the Intercreditor Agreement, second in priority to any and all security interests at any time granted to secure the Senior Lien Obligations.

8.	Denominations; Transfer; Exchange.

The Notes are in fully registered form, without coupons, in minimum denominations of $2,000 of principal amount and in integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Notes (i) in respect of which a Fundamental Change Repurchase Notice has been given and not withdrawn (except, in the case of a Note to be repurchased in part, the portion of the Note not to be repurchased), (ii) that is to be repurchased pursuant to a Net Proceeds Offer (except, in the case of a Note to be repurchased in part, the portion of the Note not to be repurchased), (iii) after the Company has delivered a Notice of Redemption (except to the extent that Notes are converted or the Company fails to pay the Redemption Price in accordance with Article 11 of the Indenture) or (iv) in respect of which a Conversion Notice has been given (except, in the case of a Note to be converted in part, the portion of the Note not to be converted).

9.	Amendment, Supplement and Waiver.

Subject to certain exceptions, the Indenture permits the Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement and any Security Documents to be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes. In certain circumstances, the Company and the Trustee may also amend or supplement the Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement or any Security Documents without the consent of any Holder. Subject to certain exceptions, the Indenture permits the waiver of certain Events of Default or the noncompliance with certain provisions of the Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement and any Security Documents with the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes.

In addition, (x) subject to the terms of the Intercreditor Agreement, any amendment to, or waiver of, the provisions of the Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Note Liens or (y) any changes in the provisions of the Intercreditor Agreement or the Indenture or any material change in the provisions in the Security Documents, in each case dealing with the application of proceeds of Collateral upon exercise of remedies with respect to such Collateral that adversely affects the Holders, shall require the consent of the Holders of at least 66 and 2/3% in aggregate principal amount of the Notes then outstanding under the Indenture (including any consents obtained in connection with a tender offer or exchange for the Notes).

10.	Defaults and Remedies.

Subject to the immediately following paragraph, if an Event of Default specified in the Indenture occurs and is continuing, the Trustee, by delivering a written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by delivering a written notice to the Company and the Trustee, may declare all the Notes to be due and payable immediately by delivering notice to the Company. In addition, certain specified Events of Default will cause the Notes to become immediately due and payable without the Trustee or Holders taking any action.

Holders may not enforce the Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement and any Security Documents except as provided in the Indenture. The Trustee may refuse to enforce the Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement and any Security Documents unless it receives indemnity or security satisfactory to it. Holders of a majority of the principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power, subject to certain limitations set forth in the Indenture. Subject to certain exceptions, the Trustee may withhold from Holders notice of any continuing Event of Default or Default if it determines that withholding notice is in their interest.

11.	Persons Deemed Owners.

The Holder of this Note will be treated as the owner of this Note for all purposes.

12.	Unclaimed Money or Notes.

The Trustee and the Paying Agent will return to the Company upon written request any money or securities held by them for the payment of any amount with respect to the Notes that remain unclaimed for two years, subject to applicable unclaimed property law. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors, unless an applicable abandoned property law designates another Person.

13.	Trustee Dealings with the Company.

The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not the Trustee.

14.	Calculations in Respect of Notes.

Except as otherwise provided in the Indenture, the Company will be responsible for making all calculations called for under the Notes and the Indenture. These calculations include, but are not limited to, determinations of the Last Reported Sale Price of the Common Stock or any other security, the amount and type of Conversion Consideration due upon the conversion of any Note, accrued interest payable on the Notes and the Conversion Rate in effect on any Conversion Date.

The Company will make all these calculations in good faith and, absent manifest error, its calculations will be final and binding on all Holders.

15.	No Recourse Against Others.

A director, officer, employee or stockholder, as such, of the Company or any Guarantor will not have any liability for any obligations of the Company or the Guarantors under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes

16.	Authentication.

This Note will not be valid until an authorized signatory of the Trustee manually signs the Trustee’s certificate of authentication on the other side of this Note.

17.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gift to Minors Act).

18.	GOVERNING LAW.

THE INDENTURE AND THE NOTES WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

19.	CUSIP and ISIN Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures and the International Securities Identification Numbers Organisation, the Company has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in any notices as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice, and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder, upon written request and without charge, a copy of the Indenture which has in it the text of this Note. Requests may be made to:

Layne Christensen Company

1800 Hughes Landing Boulevard

Suite 700

The Woodlands, TX, 77380

Attention: Chief Financial Officer

CONVERSION NOTICE

LAYNE CHRISTENSEN COMPANY

8.00% SENIOR SECURED SECOND LIEN CONVERTIBLE NOTES

To convert this Note, check the box  ☐

To convert the entire principal amount of this Note, check the box  ☐

To convert only a portion of the principal amount of this Note, check the box  ☐ and here specify the principal amount to be converted, which principal amount must equal $1,000 or an integral multiple of $1,000 in excess thereof (so long as the remaining portion of this Note equals $2,000 or an integral multiple of $1,000 in excess thereof):

$
Signature Guaranteed

Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

OPTION OF HOLDER TO ELECT PURCHASE

U.S. Bank National Association

333 Commerce Street, Suite 800

Nashville, TN 37201

Attention: Global Corporate Trust Services

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Layne Christensen Company (the “Company”) as to the occurrence of a Fundamental Change or Asset Sale or Casualty or Condemnation Event with respect to the Company and specifying the Fundamental Change Repurchase Date or the date (the “Net Proceeds Offer Settlement Date”) that Notes will be purchased pursuant to the Net Proceeds Offer, as applicable, and requests and instructs the Company to pay to the Holder hereof in accordance with the applicable provisions of the Indenture referred to in this Note (1) the entire principal amount of this Note, or the portion thereof (that is equal to $1,000 principal amount or an integral multiple of $1,000 in excess thereof (so long as the remaining portion of this Note equals $2,000 or an integral multiple of $1,000 in excess thereof)) below designated, and (2) if such Fundamental Change Repurchase Date or the Net Proceeds Offer Settlement Date, as applicable, does not occur during the period after a Regular Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Repurchase Date or Net Proceeds Offer Settlement Date, as applicable. The amount the Company is required to repurchase in the case of a Net Proceeds Offer is subject to reduction as and to the extent provided in Section 4.15 of the Indenture.

Principal amount to be repaid (if less than all): $        ,000

Signature Guaranteed

Participant in a Recognized Signature

Guarantee Medallion Program

By:
Authorized Signatory

[Include for Global Note]

SCHEDULE OF INCREASES AND DECREASES OF GLOBAL NOTE

Initial Principal Amount of Global Note: $[        ]

Date	Amount of Increase in Principal Amount of Global Note	Amount of Decrease in Principal Amount of Global Note	Principal Amount of Global Note After Increase or Decrease	Notation by Registrar or Note Custodian

EXHIBIT B

FORM OF TRANSFER CERTIFICATE

LAYNE CHRISTENSEN COMPANY

8.00% SENIOR SECURED SECOND LIEN CONVERTIBLE NOTES

Transfer Certificate

In connection with any transfer of any of this Note, the undersigned registered owner of this Note hereby certifies, with respect to $         principal amount of the above-captioned Notes presented or surrendered on the date hereof (the “Surrendered Note”) for registration of transfer, or for exchange or conversion where the securities issuable upon such exchange or conversion are to be registered in a name other than that of the undersigned registered owner (each such transaction being a “Transfer”), that such Transfer complies with the restrictive legend set forth on the face of the Surrendered Note for the reason checked below:

☐ The Transfer of the Surrendered Note is being made to the Company or a Subsidiary thereof; or

☐ The Transfer of the Surrendered Note complies with Rule 144A under the Securities Act; or

☐ The Transfer of the Surrendered Note is being made pursuant to an effective registration statement under the Securities Act; or

☐ The Transfer of the Surrendered Note is being made pursuant to another available exemption from the registration requirement of the Securities Act.

Date:

By:

(If the registered owner is a corporation, partnership or fiduciary, the title of the Person signing on behalf of such registered owner must be stated.)

Signature Guaranteed

Participant in a Recognized Signature

Guarantee Medallion Program

By:
Authorized Signatory

B-1

EXHIBIT C

[FORM OF RESTRICTED STOCK LEGEND]

THE SALE OF THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS, AND, ACCORDINGLY, PRIOR TO THE RESALE RESTRICTION TERMINATION DATE (AS DEFINED BELOW), THIS SECURITY (AND ANY BENEFICIAL INTEREST HEREIN) MAY NOT BE OFFERED, RESOLD OR OTHERWISE TRANSFERRED, EXCEPT:

(A)	TO THE COMPANY OR ANY SUBSIDIARY THEREOF;

(B)	PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT;

(C)	TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER AND IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT; OR

(D)	UNDER ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (INCLUDING, IF AVAILABLE, THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT).

THE “RESALE RESTRICTION TERMINATION DATE” MEANS THE DATE: (A) THAT IS AT LEAST ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE OF THE COMPANY’S 8.00% SENIOR SECURED SECOND LIEN CONVERTIBLE NOTES; AND (B) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW.

PRIOR TO ANY TRANSFER PURSUANT TO THE FOREGOING CLAUSE (D), THE COMPANY AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE AND MAY RELY UPON TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

C-1

EXHIBIT D

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of March 2, 2015 (the “Indenture”) among Layne Christensen Company (the “Company”), the Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”), (a) the due and punctual payment of the principal of, premium, if any, and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee or Collateral Agent all in accordance with the terms of the Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement and any Security Documents and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders and to the Trustee and Collateral Agent pursuant to the Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement and any Security Documents are expressly set forth in Article 12 of the Indenture, and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[GUARANTORS]

By:
Name:
Title:

D-1

EXHIBIT E

[FORM OF SUPPLEMENTAL INDENTURE]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [                    ], among [NEW GUARANTOR] (the “New Guarantor”), a subsidiary of LAYNE CHRISTENSEN COMPANY (or its successor), a Delaware corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”) and collateral agent under the indenture referred to below.

WHEREAS the Company (or its successor) has heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of March 2, 2015, providing for the issuance of the Company’s 8.00% Senior Secured Second Lien Convertible Notes (the “Notes”), initially in an aggregate principal amount of ninety-nine million eight hundred ninety-eight thousand dollars ($99,898,000);

WHEREAS Section 4.18 of the Indenture provides that, under certain circumstances, the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the obligations of the Company under the Notes and the Indenture pursuant to a Note Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01(b) of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders (as defined in the Indenture) as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to unconditionally guarantee the Obligations of the Company under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 12 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a guarantor under the Indenture.

3. Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 15.02 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

LAYNE CHRISTENSEN COMPANY

By:
Name:
Title:

[NEW GUARANTOR]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee and collateral agent

By:
Name:
Title:

EXHIBIT F

[FORM OF EQUIPMENT UTILIZATION AGREEMENT]

I.	Parties:

1.01	Contractor (as defined in Section 2.01);

1.02	Collateral Agent (as defined in Section 2.01); and

1.03	[INSERT NAME OF SURETY COMPANY], any co-surety, any successor surety, any of their present or future direct or indirect parent companies, any of the respective present or future direct or indirect affiliates or subsidiaries of such companies and parent companies, and/or any of the aforementioned entities’ successors or assigns (hereinafter collectively referred to as “Surety”).

II.	Definitions:

2.01 In addition to the capitalized terms defined elsewhere in this agreement, the following terms when utilized in this agreement, unless the context otherwise requires, shall have the meanings indicated in this section, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“Bond” shall mean any surety agreements, undertakings, or instruments of guarantee signed by Surety on behalf of Contractor, whether executed before or after the execution of this agreement.

“Bonded Contract” shall mean any contract referred to or described in any Bond issued by Surety on behalf of Contractor.

“Collateral Agent” means U.S. Bank National Association, as Collateral Agent under the Indenture.

“Commercial Rate” shall mean that rate established in the most recent edition and applicable volume(s) , as may be modified over time in subsequent editions and volume(s), of the U.S. Army Corps of Engineers Civil Works Engineer Pamphlets, EP 1110-1-8, for any piece of Equipment (“Corps Manual”). If there is no rate specified in the Corps Manual for any piece of Equipment, then the rate shall be that rate specified in the most recently edition of the AGC Manual known as the Contractors’ Equipment Cost Guide for that piece of Equipment (“CECG”). If there is no rate specified in the CECG for a piece of Equipment, then the rate shall that rate specified in the most recent edition of Equipment Watch’s Rental Rate Blue Book (“Blue Book”). If there is no rate specified in the Corps Manual, the CECG or the Blue Book for any given piece of Equipment, then the rate shall be determined using one or more of the following methods: (i) use a rate most similar (relying on such characteristics as manufacturer, capacity, horsepower, and fuel type) to the model found in the applicable Blue Book, (ii) the prevailing rental rate for that piece of Equipment in the geographic area where the Surety will use it, or (iii) a rate agreed upon by the parties. Even if Collateral Agent and Surety are unable to agree upon a rate in accordance with (ii) or (iii) for any given piece of Equipment, Surety shall nonetheless be entitled to use that Equipment as provided herein.

“Contractor” means, Layne Christensen Company and/or its affiliates and subsidiaries, and the Guarantors named in the Indenture. The term “Contractor” shall also include any joint venture entered into by Layne Christensen Company and/or its affiliates and subsidiaries.

“Default” shall mean: (a) any event of default and/or termination of any Bonded Contract which results in Surety being required, or electing, to remedy such default by completing the Bonded Contract(s), or otherwise arranging for the completion of the Bonded Contract(s) whether through Contractor or another entity; or (b) an acknowledgement by Contractor that it is in default of any Bonded Contract.

“Equipment” shall mean the following equipment owned by the Contractor and utilized in connection with a Bonded Contract, generally described as follows, and as more specifically identified in the schedules attached here as Exhibit A, as updated by Contractor on a monthly basis, and incorporated herein: [            ]1

“Indenture” shall mean that certain Indenture dated as of March 2, 2015 among Layne Christensen Company, as issuer, the Guarantors party thereto, and U.S. Bank National Association, as trustee and collateral agent, relating to the Company’s 8.00% Senior Secured Second Lien Convertible Notes, as amended, supplemented or modified, from time to time.

“Indenture Default” means a default by Contractor or a Subsidiary or affiliate of Contractor under the Indenture that results in Collateral Agent taking affirmative actions to foreclose on or exercise other remedies with respect to, its lien on the Equipment.

III.	Recital:

3.01 Contractor has obtained Bonds from Surety and may from time to time in the future request that Surety execute Bonds on its or another’s behalf.

3.02 Contractor has issued its 8.00% Senior Secured Second Lien Convertible Notes under the Indenture, which notes are secured by liens on, among other things, Contractor’s Equipment.

3.03 Surety has conditioned its willingness to consider providing future Bonds for Contractor upon Contractor’s and Collateral Agent’s agreement that the Equipment can be utilized by Surety to complete Bonded Contracts in the event that Contractor Defaults on any Bonded Contract.

3.04 Contractor and Collateral Agent desire Surety to furnish Bonds as requested by Contractor and as an inducement therefor enter into the following agreement.

IV.	Covenants:

4.01 Equipment Use. In the event of Default under any Bonded Contract, Contractor agrees and does hereby grant to Surety the option to use Contractor’s Equipment to complete the work remaining to be performed under the Bonded Contract(s); provided, however, that such option must be exercised within forty-five (45) days following each event

[1]	To be completed by parties for each Equipment Utilization Agreement, as appropriate.

of Default, and shall be exercisable only to the extent that Equipment is needed (as determined by Surety in its sole discretion) to complete the work to be performed as a result of Contractor’s Default under any Bonded Contract. Surety shall give written notice to Contractor and Collateral Agent of its election to use Contractor’s Equipment. Surety shall be entitled to use the Equipment until it no longer needs the Equipment to discharge its obligations under the Bond(s).

4.02 Equipment Use/Indenture Default. Should there be an Indenture Default, Collateral Agent shall notify Contractor and Surety of that default. Surety shall have forty-five (45) days from the date it receives notification from Collateral Agent to notify Collateral Agent and Contractor of its intent to exercise its option to use Contractor’s Equipment. In the event that Surety elects to use Contractor’s Equipment after being notified of an Indenture Default, Surety agrees to lease the Equipment needed (as determined by Surety in its sole discretion) to complete the work to be performed as a result of Contractor’s Default and to pay Collateral Agent (a) the Commercial Rate for each piece of Equipment leased on a periodic basis acceptable to the Collateral Agent and the Surety. The lease term shall commence on the date the Indenture Default notification is received by Surety, or on the date Surety notifies Collateral Agent and Contractor that it is exercising its option to use the Equipment, whichever occurs later. The lease of Equipment shall be on a month-to-month basis until Surety is released from liability under all Bonds or until Surety no longer needs the Equipment. Surety may return individual items of Equipment to Collateral Agent or Contractor. Surety is under no obligation to return all of the Equipment at the same time but will return all equipment when it is released from its liability under all Bonds. For the avoidance of doubt, the provisions of this paragraph 4.02 shall apply to any Equipment being used by or held by Surety pursuant to paragraph 4.01 at the time of an Indenture Default.

4.03 Insurance Coverage. While using any of Contractor’s Equipment as provided herein, Surety shall, at the Surety’s cost, preserve and maintain the Equipment in good repair, and shall return the Equipment to Collateral Agent or Contractor in as good a condition as when received by Surety, ordinary wear and tear excepted. In addition, Surety, or its designee, shall maintain insurance coverage relative to the Equipment during the time frame within which it is using that Equipment with the proceeds payable to Collateral Agent, Surety and Contractor as their respective interests may appear.

4.04 Continuing Right To Use Equipment. Surety’s option to use Contractor’s Equipment as provided herein shall continue in full force and effect until Surety has been released from liability under all Bonds.

4.05 Intent of Parties. This agreement is intended to grant Surety the limited right, at its sole option, to use the Equipment needed to perform its obligations under Bond(s) in the event of Default by Contractor, and is not intended to limit the disposition or use of Equipment by Contractor or Collateral Agent that is not needed by Surety to discharge its obligations under the Bond(s).

4.06 Foreclosure by Collateral Agent. The Collateral Agent shall have sole discretion to determine the timing, manner and amount that may be received from the sale or other disposition of the Equipment in connection with the enforcement of Collateral Agent security interest in the Equipment; provided that any person acquiring title to the Equipment shall assume the Collateral Agent’s obligations under this agreement. The Collateral Agent shall have no duty to sell the Equipment, provide Contractor with notice of its intent to sell the Equipment or provide Contractor with notice of its intent to release its lien on any of the Equipment.

4.07 Surety Bonds. Contractor is not obligated to obtain new Bonds from Surety and may replace or cancel those Bonds written by Surety on which the liability of Surety can be terminated. Surety may become surety on new Bonds, extend, renew, increase or modify Bonds at Contractor’s request and may at any time for any reason decline to do so without notice to Collateral Agent.

4.08 Termination. Contractor and Collateral Agent may terminate this agreement as a continuing inducement to Surety for the furnishing of Bonds upon providing notice to Surety of not less than thirty (30) days, whereupon this agreement will remain in effect until Surety’s obligations under the following Bonds have been discharged as a matter of law: (a) Bonds executed or Bonds authorized before the effective date of the notice and any Modifications to such Bonds; (b) Bonds executed pursuant to bid or proposal Bonds executed or authorized prior to the effective date of the notice and any Modifications to such Bonds; (c) Bonds Surety is obligated to write pursuant to a written letter executed prior to the effective date of the notice wherein Surety agrees, subject to certain conditions, to write Bonds if a contract is awarded to Contractor; and (d) any maintenance or guarantee Bonds thereafter executed incidental to any other Bond which is executed prior to the effective date of the notice, and any Modifications to such Bonds. For the purpose of this agreement, the term “effective date of the notice” shall mean thirty (30) days after the date that Surety receives the notice from each of Contractor and Collateral Agent, and the term “Modification” shall include, but not be limited to, renewals, substitutions, riders, endorsements, reinstatements, increases or decreases in penal sum, continuations, and extensions.

4.09 Notice. All notices required or permitted to be given under this agreement shall be in writing and may be given by any method of delivery that provides evidence or confirmation of receipt, including personal delivery, express courier (such as Federal Express), facsimile, and prepaid certified or registered mail with return receipt requested. Notices shall be deemed to have been given and received on the date of actual receipt or, if any of the following dates is applicable and is earlier, then on such earlier date: on the business day actually sent if sent by facsimile; one (1) business day after sending if send via express courier; or three (3) business days after deposit in the U.S. mail, if sent by certified or registered mail. Notices shall be given or addressed to the respective parties at the following addresses:

SURETY:	[INSERT NAME OF SURETY COMPANY]
____________________________
____________________________
Attention: ____________________________
Phone Number: _______________________
Fax Number: ____________________________

CONTRACTOR:	Layne Christensen Company
1800 Hughes Landing Boulevard
Suite 700
The Woodlands, TX 77380
Attention: General Counsel
Phone Number: 281/475-2626
Fax Number: 281/475-2739

COLLATERAL AGENT:	U.S. Bank National Association

____________________________
____________________________
____________________________
Attention: ____________________________
Phone Number: ____________________________
Fax Number: ____________________________

Any party may change the address to which notices regarding this agreement are to be sent by giving the other parties to this agreement written notice of his/her/its new address in the manner notice is to be provided herein. Unless notified in writing of a change of address, any notice sent to any party to this agreement at the addresses set forth above shall be deemed received by the person to whom the notice is addressed within the applicable time frame set forth above.

4.10 Interpretation. No provision of this agreement shall be interpreted for or against a party because that party or party’s legal representative drafted such provision, and this agreement shall be interpreted as if jointly prepared by all of the parties.

4.11 Additional Rights. The rights afforded Surety under this agreement are in addition to, and not in substitution of, any and all other rights which Surety has or acquires against Contractor under the terms of any other agreement(s), by operation of law or otherwise. All rights of Surety, including the rights acquired under this agreement, shall extend to the benefit of Surety’s co-sureties and reinsurers, and their respective successor and assigns.

Dated this      day of                 , 201    .

LAYNE CHRISTENSEN COMPANY

By:

Its:

[INSERT NAME OF SURETY COMPANY]

By:

Its:

U.S. BANK NATIONAL ASSOCIATION

By:

Its:

SCHEDULE I

SCHEDULE OF EXISTING INDEBTEDNESS

1.	Layne Christensen Company/Layne Heavy Civil, Inc.[1]

a.	Capital leases with GE Capital with an outstanding balance of approximately US$188,917.

b.	Capital leases with Key Equipment Finance and Avamar with an outstanding balance of approximately US$60,808.

c.	Capital leases with Capital Finance Australia with an outstanding balance of approximately US$45,559.

d.	Capital leases with Hyster Capital with an outstanding balance of approximately US$8,012.

[1]	Amounts as of 12/31/2014.

SI-1

SCHEDULE II

SCHEDULE OF EXISTING INVESTMENTS

1. The following Affiliates and Joint Ventures:

NAME OF AFFILIATE	JURISDICTION OF INCORPORATION	PERCENTAGE OF VOTING STOCK OWNED BY COMPANY
Bencor Case Joint Venture	N/A (general partnership)	Managed jointly by general partner
Bencor-Recon Joint Venture	N/A (general partnership)	Managed jointly by general partner
Boyles Bros., Diamantina S.A.	Peru	35.375%
Boytec Panama S.A.	Panama	50%
Boytec S.A. (a/k/a Boyles Bros. Servicios Tecnicos Geologicos S.A.)	Panama	50%
Boytec Sondajes de Mexico, S.A. de C.V.	Mexico	50%
Camken-Reynolds, LLC	Delaware	51%
Case – Bencor Joint Venture	N/A (general partnership)	Managed jointly by general partner
Centro Internacional de Formacion S.A.	Chile	50%
Christensen Chile S.A.	Chile	50%
Christensen Comercial S.A.	Chile	50%
Christensen Comercial S.A.	Peru	35.375%
Diamantina Christensen Trading, Inc.	Panama	42.687%
Geo Estrella S.A.	Chile	25%
Geotec Boyles Bros. S.A.	Chile	50%

SII-1

NAME OF AFFILIATE	JURISDICTION OF INCORPORATION	PERCENTAGE OF VOTING STOCK OWNED BY COMPANY
Geotec S.A.	Peru	35.375%
I.F.M.T.	Panama	50%
Layne-Bowen, LLC	Delaware	51%
Layne Geo Chile S.A.	Chile	50%
Layne T & J Joint Venture, LLC	Georgia	80%
MDF Columbia S.A.S.	Columbia	12.5%
MDF S.A.	Chile	12.5%
Mining Drilling Fluids Inc.	Panama	25%
Mining Drilling Fluids Mexico S.A. de C.V.	Mexico	12.5%
Mining Drilling Fluids Peru S.A.	Peru	10.6%
Pan Asia-Layne Joint Venture, LLC	South Korea	51%
Plantel Industrial Ltda.	Chile	50%
Sondajes Colombia S.A.	Colombia	50%

2. The following Subsidiaries:

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OF VOTING STOCK OWNED BY ADMINISTRATIVE BORROWER[1]
Cherryvale Pipeline, LLC	Kansas	100%
Discretionary Trust	Zimbabwe	100%
ESEMES (Mauritius) Limited	Mauritius	100%
Fursol Informatica S.r.l.	Italy	100%

[1]	Directly or indirectly through its subsidiaries, nominees or trustees. Unless otherwise noted in this Schedule II, all companies have only a single class of equity interests.

SII -2

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OF VOTING STOCK OWNED BY ADMINISTRATIVE BORROWER[1]
G & K Properties Pty Ltd	Australia	100%
Inliner American, Inc.	Delaware	100%
International Directional Services de Mexico, Ltd.	Mexico	100%
International Directional Services of Canada, Ltd.	Ontario, Canada	100%
International Mining Services Pty Ltd	Australia	100%
International Water Consultants, Inc.	Ohio	100%
Inversiones Christensen SpA	Chile	100%
Inversiones Layne Chile Cinco Ltda.	Chile	100%
Inversiones Layne Chile Cuatro Ltda.	Chile	100%
Inversiones Layne Chile Dos Ltda.	Chile	100%
Inversiones Layne Chile Tres Ltda.	Chile	100%
Inversiones Layne Chile Uno Ltda.	Chile	100%
Inversiones Layne Energy Limitada	Chile	100%
Inversiones Layne SpA	Chile	100%
Layne Christensen Australia Pty Limited	Australia	100%
Layne Christensen Canada Limited	Alberta, Canada	100%
Layne de Bolivia S.R.L.	Bolivia	100%
Layne de Mexico, S.A. de C.V.	Hermosillo, Sonora, Mexico	100%
Layne do Brasil Sondagens Ltda.	Brazil	100%
Layne Drilling (RDC) SPRL	DRC	100%
Layne Drilling Burkina Faso SARL	Burkina Faso	100%
Layne Drilling Guinee SARL	Guinea	100%
Layne Drilling Mali SARL	Mali	100%

SII-3

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OF VOTING STOCK OWNED BY ADMINISTRATIVE BORROWER[1]
Layne Drilling Mauritania Sarl	Mauritania	100%
Layne Drilling Pty Ltd	Australia	100%
Layne Drilling Tanzania Limited	Tanzania	100%
Layne Energia Chile S.A.	Chile	85%
Layne Energy Cherryvale Pipeline, LLC	Delaware	100%
Layne Energy Cherryvale, LLC	Delaware	100%
Layne Energy Holding, LLC	Delaware	100%
Layne Energy Operating, LLC	Delaware	100%
Layne Energy Osage, LLC	Delaware	100%
Layne Energy Pipeline, LLC	Delaware	100%
Layne Energy Production, LLC	Delaware	100%
Layne Energy Resources, Inc.	Delaware	100%
Layne Energy Sycamore Pipeline, LLC	Delaware	100%
Layne Energy Sycamore, LLC	Delaware	100%
Layne Energy, Inc.	Delaware	100%
Layne New Zealand, Inc.	New Zealand	100%
Layne Puerto Rico, Inc.	Puerto Rico	100%
Layne Texas, Incorporated	Delaware	100%
Layne Water Development and Storage, L.L.C.	Delaware	100%
Lenity Investments (Pty) Ltd	Zimbabwe	100%
Mag Con, Inc.	Louisiana	100%
PT Layne Christensen Indonesia	Indonesia	100%
Shawnee Oil & Gas, L.L.C.	Delaware	100%

SII-4

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OF VOTING STOCK OWNED BY ADMINISTRATIVE BORROWER[1]
SMS Holdings Pty Ltd	Australia	100%
SMS Offshore Pty Ltd	Australia	100%
Stamm-Scheele Incorporated	Louisiana	100%
Stanley Mining Services (Botswana) (Pty) Ltd	Botswana	100%
Stanley Mining Services (Uganda) Ltd	Uganda	100%
Stanley Mining Services Pty Ltd	Australia	100%
Stanley Mining Services Zimbabwe (Pty) Ltd	Zimbabwe	100%
West Africa Holdings Pty Ltd	Australia	100%
West African Drilling Services (No. 2) Pty Ltd	Australia	100%
West African Drilling Services Pty Ltd	Australia	100%
Windsor Resources Pipeline, LLC	Delaware	100%
Windsor Resources, LLC	Delaware	100%

SII-5

3.	A promissory note in the principal amount of $4,423,759.00, due on July 31, 2024, plus interest on the unpaid balance of the purchase price at the rate of 2.50% per annum, payable to Layne Christensen Company by Aldo Corda, Holub Sociedad Anonima, Diberil Sociedad Anonima, Costa Fortuna S.A., Costa Fortuna Fundacoes Construcoes Ltda. and GeoBrasil Equipamento de Fundacoes Ltda. The promissory note represents the purchase price for Holub S.A.

4.	A promissory note in the principal amount of $1,276,241.00, due on July 31, 2024, plus interest on the unpaid balance of the purchase price at the rate of 2.50% per annum, payable to Layne Christensen Company by Aldo Corda, Holub Sociedad Anonima, Diberil Sociedad Anonima, Costa Fortuna S.A., Costa Fortuna Fundacoes Construcoes Ltda. and GeoBrasil Equipamento de Fundacoes Ltda. The promissory note represents an intercompany receivable owed by Costa Fortuna.

SII-6

SCHEDULE III

SCHEDULE OF EXISTING LIENS

1.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 20888432 filed with the Secretary of State of Delaware on March 22, 2002 by Gelco Corporation DBA GE Capital Fleet Services.

2.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 21369234 filed with the Secretary of State of Delaware on May 10, 2002 by Gelco Corporation DBA GE Capital Fleet Services.

3.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 51085670 filed with the Secretary of State of Delaware on April 8, 2005 by Gelco Corporation DBA GE Capital Fleet Services.

4.	A lien on certain products and goods owned by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 51113829 filed with the Secretary of State of Delaware on April 12, 2005 by Les Schwab Tire Centers of Utah, Inc.

5.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 51704387 filed with the Secretary of State of Delaware on June 3, 2005 by Gelco Corporation DBA GE Capital Fleet Services.

6.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 51826537 filed with the Secretary of State of Delaware on June 14, 2005 by Gelco Corporation DBA GE Capital Fleet Services.

7.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 53620318 filed with the Secretary of State of Delaware on November 15, 2005 by General Electric Capital Corporation.

8.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 60306035 filed with the Secretary of State of Delaware on January 19, 2006 by General Electric Capital Corporation.

9.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 61040732 filed with the Secretary of State of Delaware on March 28, 2006 by General Electric Capital Corporation.

10.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 62619674 filed with the Secretary of State of Delaware on July 28, 2006 by Gelco Corporation DBA GE Capital Fleet Services.

11.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 63215746 filed with the Secretary of State of Delaware on September 18, 2006 by Gelco Corporation DBA GE Capital Fleet Services.

SIII-1

12.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 63234473 filed with the Secretary of State of Delaware on September 19, 2006 by Gelco Corporation DBA GE Capital Fleet Services.

13.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 63556008 filed with the Secretary of State of Delaware on October 13, 2006 by Gelco Corporation DBA GE Capital Fleet Services.

14.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 63901360 filed with the Secretary of State of Delaware on November 8, 2006 by General Electric Capital Corporation.

15.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 63972320 filed with the Secretary of State of Delaware on November 14, 2006 by Gelco Corporation DBA GE Capital Fleet Services.

16.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 64223327 filed with the Secretary of State of Delaware on December 5, 2006 by Gelco Corporation DBA GE Capital Fleet Services.

17.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 70488089 filed with the Secretary of State of Delaware on February 7, 2007 by Gelco Corporation DBA GE Capital Fleet Services.

18.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 70550326 filed with the Secretary of State of Delaware on February 12, 2007 by Gelco Corporation DBA GE Capital Fleet Services.

19.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 71052785 filed with the Secretary of State of Delaware on March 21, 2007 by Gelco Corporation DBA GE Capital Fleet Services.

20.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 71172088 filed with the Secretary of State of Delaware on March 29, 2007 by Gelco Corporation DBA GE Capital Fleet Services.

21.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 71234219 filed with the Secretary of State of Delaware on April 3, 2007 by Gelco Corporation DBA GE Capital Fleet Services.

22.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 71718989 filed with the Secretary of State of Delaware on May 7, 2007 by Gelco Corporation DBA GE Capital Fleet Services.

23.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 72124864 filed with the Secretary of State of Delaware on June 6, 2007 by Gelco Corporation DBA GE Capital Fleet Services.

SIII-2

24.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 72600384 filed with the Secretary of State of Delaware on July 10, 2007 by Gelco Corporation DBA GE Capital Fleet Services.

25.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 72600418 filed with the Secretary of State of Delaware on July 10, 2007 by Gelco Corporation DBA GE Capital Fleet Services.

26.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 73107652 filed with the Secretary of State of Delaware on August 15, 2007 by Gelco Corporation DBA GE Capital Fleet Services.

27.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 73297693 filed with the Secretary of State of Delaware on August 29, 2007 by Gelco Corporation DBA GE Capital Fleet Services.

28.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 73365425 filed with the Secretary of State of Delaware on September 5, 2007 by Gelco Corporation DBA GE Capital Fleet Services.

29.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 73579801 filed with the Secretary of State of Delaware on September 21, 2007 by Gelco Corporation DBA GE Capital Fleet Services.

30.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 73677134 filed with the Secretary of State of Delaware on September 28, 2007 by General Electric Capital Corporation.

31.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 74744792 filed with the Secretary of State of Delaware on December 17, 2007 by Gelco Corporation DBA GE Capital Fleet Services.

32.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 80042075 filed with the Secretary of State of Delaware on January 4, 2008 by Gelco Corporation DBA GE Capital Fleet Services.

33.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 80609469 filed with the Secretary of State of Delaware on February 20, 2008 by Gelco Corporation DBA GE Capital Fleet Services.

34.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 80760536 filed with the Secretary of State of Delaware on March 3, 2008 by Gelco Corporation DBA GE Capital Fleet Services.

35.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 81130283 filed with the Secretary of State of Delaware on April 1, 2008 by Gelco Corporation DBA GE Capital Fleet Services.

SIII-3

36.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 82180071 filed with the Secretary of State of Delaware on June 25, 2008 by Gelco Corporation DBA GE Capital Fleet Services.

37.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 82676326 filed with the Secretary of State of Delaware on August 5, 2008 by Gelco Corporation DBA GE Capital Fleet Services.

38.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 82979936 filed with the Secretary of State of Delaware on September 3, 2008 by Gelco Corporation DBA GE Capital Fleet Services.

39.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 83224076 filed with the Secretary of State of Delaware on September 23, 2008 by Gelco Corporation DBA GE Capital Fleet Services.

40.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 83569694 filed with the Secretary of State of Delaware on October 23, 2008 by Gelco Corporation DBA GE Capital Fleet Services.

41.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 83898267 filed with the Secretary of State of Delaware on November 21, 2008 by Gelco Corporation DBA GE Capital Fleet Services.

42.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 93230395 filed with the Secretary of State of Delaware on September 29, 2009 by Atlas Copco Constructions Mining Technique USA Inc.

43.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 94191604 filed with the Secretary of State of Delaware on December 31, 2009 by IBM Credit LLC.

44.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 02843757 filed with the Secretary of State of Delaware on August 13, 2010 by Tennessee Commerce Bank.

45.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 02843823 filed with the Secretary of State of Delaware on August 13, 2010 by Tennessee Commerce Bank.

46.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 02843856 filed with the Secretary of State of Delaware on August 13, 2010 by Tennessee Commerce Bank.

47.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 04214650 filed with the Secretary of State of Delaware on December 1, 2010 by Toyota Motor Credit Corp.

SIII-4

48.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 10089899 filed with the Secretary of State of Delaware on January 10, 2011 by Lead Bank.

49.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 12589508 filed with the Secretary of State of Delaware on July 6, 2011 by Key Equipment Finance Inc.

50.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 13049445 filed with the Secretary of State of Delaware on August 8, 2011 by United Rentals (North America).

51.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 13049452 filed with the Secretary of State of Delaware on on August 8, 2011 by United Rentals (North America).

52.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 13049478 filed with the Secretary of State of Delaware on August 8, 2011 by United Rentals (North America).

53.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 14203108 filed with the Secretary of State of Delaware on October 31, 2011 by U.S. Bancorp Equipment Finance, Inc.

54.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 14437375 filed with the Secretary of State of Delaware on November 17, 2011 by Vermeer Pacific.

55.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 14500297 filed with the Secretary of State of Delaware on November 23, 2011 by RDO Equipment Company.

56.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 22220301 filed with the Secretary of State of Delaware on June 8, 2012 by Wagner Equipment Company.

57.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 23307040 filed with the Secretary of State of Delaware on August 27, 2012 by NMHG Financial Services, Inc.

58.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 25100179 filed with the Secretary of State of Delaware on December 31, 2012 by U.S. Bank Equipment Finance, a division of U.S. Bank National Association.

59.	A lien on certain equipment and fixtures leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 32804350 filed with the Secretary of State of Delaware on July 20, 2013 by Lease Finance Partners, Inc.

SIII-5

60.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 33158061 filed with the Secretary of State of Delaware on August 13, 2013 by Wells Fargo Financial Leasing, Inc.

61.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 40288431 filed with the Secretary of State of Delaware on January 23, 2014 by Wagner Equipment.

62.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 40442822 filed with the Secretary of State of Delaware on February 3, 2014 by U.S. Bank Equipment Finance.

63.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 40933333 filed with the Secretary of State of Delaware on March 11, 2014 by Teck Alaska Incorporated.

64.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 43394616 filed with the Secretary of State of Delaware on August 25, 2014 by Caterpillar Financial Services Corporation.

65.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 43394624 filed with the Secretary of State of Delaware on August 25, 2014 by Caterpillar Financial Services Corporation.

66.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 44036463 filed with the Secretary of State of Delaware on October 7, 2014 by U.S. Bank Equipment Finance.

67.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 44202792 filed with the Secretary of State of Delaware on October 9, 2014 by Toyota Motor Credit Corporation and Hugg and Hall Equipment Company.

68.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 20150330513 filed with the Secretary of State of Delaware on January 26, 2015 by Wagner Equipment Company.

69.	A lien on certain equipment leased by Layne Christensen Company as evidenced by UCC-1 Financing Statement File No. 20150462746 filed with the Secretary of State of Delaware on February 3, 2015 by Deere Credit, Inc.

70.	A lien on certain equipment leased by Layne Heavy Civil, Inc. (f/k/a Reynolds, Inc.), as evidenced by that certain UCC-1 Financing Statement File No. 201000000759559 filed with the Secretary of State of Indiana on January 25, 2010 by R.W. Moore Equipment Company, Inc.

SIII-6

71.	A lien on certain equipment leased by Layne Heavy Civil, Inc. (f/k/a Reynolds, Inc.), as evidenced by that certain UCC-1 Financing Statement File No. 201200001053105 filed with the Secretary of State of Indiana on February 2, 2012 by Whayne Supply Company

72.	A lien on certain equipment leased by Layne Heavy Civil, Inc. (f/k/a Reynolds, Inc.), as evidenced by that certain UCC-1 Financing Statement File No. 201200001143993 filed with the Secretary of State of Indiana on February 6, 2012 by Whayne Supply Company

73.	A lien on certain equipment leased by Layne Heavy Civil, Inc. (f/k/a Reynolds, Inc.), as evidenced by that certain UCC-1 Financing Statement File No. 201200001461047 filed with the Secretary of State of Indiana on February 15, 2012 by Whayne Supply Company

74.	A lien on certain equipment leased by Layne Heavy Civil, Inc. (f/k/a Reynolds, Inc.), as evidenced by that certain UCC-1 Financing Statement File No. 201200001796694 filed with the Secretary of State of Indiana on February 27, 2012 by Whayne Supply Company

75.	A lien on certain equipment leased by Layne Heavy Civil, Inc. (f/k/a Reynolds, Inc.), as evidenced by that certain UCC-1 Financing Statement File No. 201200002107277 filed with the Secretary of State of Indiana on March 7, 2012 by Whayne Supply Company

76.	A lien on certain equipment leased by Layne Heavy Civil, Inc. (f/k/a Reynolds, Inc.), as evidenced by that certain UCC-1 Financing Statement File No. 201200002295467 filed with the Secretary of State of Indiana on March 13, 2012 by Whayne Supply Company

77.	A lien on certain equipment leased by Layne Heavy Civil, Inc. (f/k/a Reynolds, Inc.), as evidenced by that certain UCC-1 Financing Statement File No. 201300007572188 filed with the Secretary of State of Indiana on August 16, 2013 by VFS Leasing Company

78.	A lien on certain equipment leased by Layne Heavy Civil, Inc. (f/k/a Reynolds, Inc.), as evidenced by that certain UCC-1 Financing Statement File No. 201300009584153 filed with the Secretary of State of Indiana on October 25, 2013 by Wagner Equipment Company

79.	A lien on certain equipment leased by Layne Heavy Civil, Inc. (f/k/a Reynolds, Inc.), as evidenced by that certain UCC-1 Financing Statement File No. 201400005541911 filed with the Secretary of State of Indiana on July 9, 2014 by Wagner Equipment Company

80.	A lien on certain equipment leased by Layne Heavy Civil, Inc. (f/k/a Reynolds, Inc.), as evidenced by that certain UCC-1 Financing Statement File No. 201400008800831 filed with the Secretary of State of Indiana on November 6, 2014 by Whayne Supply Company

81.	A lien on certain equipment leased by W.L. Hailey & Company, Inc., as evidenced by that certain UCC-1 Financing Statement File No. 309-021825 filed with the Secretary of State of Tennessee on April 29, 2009 by Reliable Tractor Inc. d/b/a Stafford

82.	A lien on certain equipment leased by W.L. Hailey & Company, Inc., as evidenced by that certain UCC-1 Financing Statement File No. 310-004947 filed with the Secretary of State of Tennessee on January 26, 2010 by De Lage Landen Financial Services Inc.

SIII-7

83.	A lien on certain equipment leased by W.L. Hailey & Company, Inc., as evidenced by that certain UCC-1 Financing Statement File No. 310-011342 filed with the Secretary of State of Tennessee on March 1, 2010 by United Rentals (North America) Inc.

84.	A lien on certain equipment leased by W.L. Hailey & Company, Inc., as evidenced by that certain UCC-1 Financing Statement File No. 212-008406 filed with the Secretary of State of Tennessee on February 15, 2012 by United Rentals Northwest Inc.

85.	Lien on the assets subject to the Capital Leases listed on Schedule I

SIII-8

SCHEDULE IV

SCHEDULE OF IMMATERIAL SUBSIDIARIES

1.	Cherryvale Pipeline, LLC, a Kansas limited liability company

2.	Inliner American, Inc., a Delaware corporation

3.	International Water Consultants, Inc., an Ohio corporation

4.	Layne Energy Cherryvale Pipeline, LLC, a Delaware limited liability company

5.	Layne Energy Cherryvale, LLC, a Delaware limited liability company

6.	Layne Energy Holding, LLC, a Delaware limited liability company

7.	Layne Energy Operating, LLC, a Delaware limited liability company

8.	Layne Energy Osage, LLC, a Delaware limited liability company

9.	Layne Energy Pipeline, LLC, a Delaware limited liability company

10.	Layne Energy Production, LLC, a Delaware limited liability company

11.	Layne Energy Resources, Inc., a Delaware corporation

12.	Layne Energy Sycamore Pipeline, LLC, a Delaware limited liability company

13.	Layne Energy Sycamore, LLC, a Delaware limited liability company

14.	Layne Energy, Inc., a Delaware corporation

15.	Layne Puerto Rico, Inc., a Puerto Rico corporation

16.	Layne Texas, Incorporated, a Delaware corporation

17.	Layne Water Development and Storage, LLC, a Delaware limited liability company

18.	Mag Con, Inc., a Louisiana corporation

19.	Shawnee Oil & Gas, L.L.C., a Delaware limited liability company

20.	Windsor Resources Pipeline, LLC, a Delaware limited liability company

21.	Windsor Resources, LLC, a Delaware limited liability company

22.	Stamm-Scheele Incorporated

SIV-1